As filed with the Securities and Exchange Commission on May 28, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	58-1807304 (I.R.S. Employer Identification Number)
200 East Camperdown Way
Greenville, South Carolina 29601
(800) 822-2651
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Melinda Davis Lux
General Counsel and Corporate Secretary
United Community Banks, Inc.
200 East Camperdown Way
Greenville, South Carolina 29601
Telephone: (864) 241-8736
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Brandon C. Price, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1367	Ronald G. Quinn Peach State Bancshares, Inc. 121 E.E. Butler Parkway Gainesville, Georgia 30501 Telephone: (770) 531-2767	Mark Kanaly Alston & Bird LLP 1201 West Peachtree St NE, Suite 4900 Atlanta, Georgia 30309 Telephone: (404) 881-7975
Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION — DATED MAY 28, 2026

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Peach State Bancshares, Inc.:
On April 20, 2026, United Community Banks, Inc., which we refer to as United, and Peach State Bancshares, Inc., which we refer to as Peach State, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, that provides for the acquisition of Peach State by United. Under the merger agreement, Peach State will merge with and into United, with United as the surviving corporation, in a transaction we refer to as the merger. Immediately following completion of the merger, Peach State Bank & Trust, a wholly-owned subsidiary of Peach State, which we refer to as Peach State Bank, will merge with and into United Community Bank, a wholly-owned subsidiary of United, with United Community Bank as the surviving bank, in a transaction we refer to as the bank merger. The transaction will strengthen United’s presence in the greater Gainesville market.
Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger (referred as the effective time), each outstanding share of Peach State common stock (except for treasury stock or shares owned by Peach State or United, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by shareholders who properly exercise appraisal rights) will be converted into the right to receive, at such shareholder’s election and subject to proration, (i) $31.75 in cash (subject to applicable withholding tax), without interest (referred to as the cash consideration), or (ii) 0.8978 shares of common stock, par value $1.00 per share, which we referred to as the exchange ratio, of United (referred to as the stock consideration and together with the cash consideration, the merger consideration). No fractional shares of United common stock will be issued in the merger, and holders of Peach State common stock will be entitled to receive cash in lieu of fractional shares. Additionally, at the effective time, each outstanding option to purchase shares of Peach State common stock granted under a Peach State equity plan, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of (i) the excess of (x) $31.75 over (y) the exercise price per share of Peach State common stock subject to such Peach State stock option and (ii) the number of Peach State common shares subject to such Peach State stock option immediately prior to the effective time, without interest and less applicable withholding taxes. Any Peach State stock option that has an exercise price per share that is greater than or equal to $31.75, whether vested or unvested, will be cancelled at the effective time for no consideration or payment in respect thereof. Although the number of shares of United common stock that each Peach State shareholder will receive is fixed, the market value of the stock consideration will fluctuate with the market price of United common stock and will not be known at the time Peach State shareholders vote on the merger agreement. Based on the exchange ratio, and on the closing stock price of United common stock of $[      ] as of [      ], the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share stock consideration payable to holders of Peach State common stock was approximately $[      ] as of such date.
We urge you to obtain current market quotations for United (currently traded on The New York Stock Exchange under the trading symbol “UCB”). Peach State’s common stock is not listed or quoted on any exchange.
Based on the current number of shares of Peach State common stock outstanding as of the date of the merger agreement, United expects to issue approximately 1.3 million shares of United common stock to Peach State shareholders upon completion of the merger, which will result in current Peach State shareholders owning approximately 1% of United common stock. However, any increase or decrease in the number of outstanding shares of Peach State common stock that occurs for any reason before the completion of the merger will cause the actual number of shares of United common stock issued upon completion of the merger to change.
The merger cannot be completed unless the merger agreement is adopted and approved by the affirmative vote of a majority of all the votes entitled to be cast thereon by the holders of outstanding shares of Peach State common stock.

The merger agreement will be voted on at a special meeting of Peach State shareholders, which will be held on [      ], 2026 at [      ], Eastern Time, at Peach State’s main office, located at 121 E.E. Butler Parkway, Gainesville, Georgia 30501. At the special meeting, holders of Peach State common stock as of the close of business on June 1, 2026, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting to adopt and approve the merger agreement as described in this proxy statement/prospectus. Peach State shareholders as of the record date will also be asked to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement, as described in this proxy statement/prospectus. The directors and executive officers of Peach State have entered into a voting and support agreement with United pursuant to which they have agreed to vote “FOR” the adoption and approval of the merger agreement, subject to the terms of the voting and support agreement. Additional information regarding the voting agreements and the voting process for the Peach State special meeting is included in this proxy statement/prospectus.
Peach State’s board of directors has determined and declared that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and in the best interests of Peach State and its shareholders, has unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement, and unanimously recommends that Peach State shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the Peach State special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement.
This document, which serves as a proxy statement for the special meeting of Peach State shareholders and as a prospectus for the shares of United common stock to be issued in the merger to Peach State shareholders, describes the special meeting of Peach State shareholders, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including the “RISK FACTORS” section, beginning on page 20, for a discussion of the risks relating to the proposed merger. You can also obtain information about United from documents that United has filed with the Securities and Exchange Commission.
If you have any questions concerning the merger, you should contact Charles Blair, Executive Vice President and Chief Financial Officer of Peach State, 121 E.E. Butler Parkway, Gainesville, Georgia 30501 at (770) 531-2771.

Stewart L. Teaver
Chairman
Peach State Bancshares, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either United or Peach State, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is [           ], 2026, and it is first being mailed or otherwise delivered to Peach State shareholders on or about [           ], 2026.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [      ], 2026
To the Shareholders of Peach State Bancshares, Inc.:
Notice is hereby given that Peach State Bancshares, Inc., which we refer to as Peach State, will hold a special meeting of its shareholders at [      ], Eastern Time, on [      ], 2026, at Peach State’s main office, located at 121 E.E. Butler Parkway, Gainesville, Georgia 30501, for the following purposes:
1.
to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of April 20, 2026, by and between United Community Banks, Inc., which we refer to as United, and Peach State, pursuant to which Peach State will merge with and into United, with United continuing as the surviving corporation, which we refer to as the merger proposal; and

2.
to consider and vote upon a proposal of the Peach State board of directors to adjourn the Peach State special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

No other business will be conducted at the special meeting.
Our board of directors has fixed the close of business on June 1, 2026 as the record date for the Peach State special meeting. Only holders of record of Peach State common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Peach State special meeting, or any adjournment or postponement thereof. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Peach State common stock entitled to vote thereon. The special meeting may be adjourned from time to time upon approval of the holders of Peach State common stock, without notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned meeting. The directors and executive officers of Peach State have entered into a voting and support agreement with United pursuant to which they have agreed to vote “FOR” the adoption and approval of the merger agreement, subject to the terms of the voting and support agreement.
Peach State shareholders have appraisal rights under Georgia law entitling them to obtain payment in cash for the fair value of their shares of Peach State common stock, provided they comply with each of the requirements under Georgia law, including not voting in favor of the merger proposal and providing timely notice to Peach State. For more information regarding dissenters’ rights, please see “Summary —  Dissenters’ Rights in the Merger” beginning on page 12.
Your vote is very important.   We cannot complete the merger unless Peach State shareholders approve the merger proposal.
Whether or not you plan to attend the special meeting in person or by proxy, we urge you to vote now to make sure there will be a quorum for the special meeting. Please vote as soon as possible. If you hold shares in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card. The giving of an appointment of proxy will not affect your right to revoke it or attend the special meeting and vote in person. If you hold your shares in “street name” through a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger (including the merger agreement) and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes and exhibits carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, or need help voting your shares of Peach State common stock, please contact Charles Blair, Executive Vice President and Chief Financial Officer of Peach State, 121 E.E. Butler Parkway, Gainesville, Georgia 30501, at (770) 531-2771.
Peach State’s board of directors has determined and declared that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and in the best interests of Peach State and its shareholders, has unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement, and unanimously recommends that Peach State shareholders vote “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to adjourn the Peach State special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal.
By Order of the Board of Directors,
Stewart Teaver
Chairman
Peach State Bancshares, Inc.
Gainesville, Georgia
[      ], 2026

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about United from documents filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by United at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting United at the following address:
United Community Banks, Inc.
200 East Camperdown Way
Greenville, South Carolina 29601
Attention: Jefferson Harralson
Telephone: (864) 240-6208
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, Peach State shareholders must request them no later than five business days before the date of the Peach State special meeting. This means that Peach State shareholders requesting documents must do so by [           ], 2026.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [           ], 2026, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference to another document into this proxy statement/prospectus is accurate as of the date of such document. Neither the mailing of this proxy statement/prospectus to Peach State shareholders, nor the issuance by United of shares of United common stock in connection with the merger, will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding United has been provided by United and information contained in this proxy statement/prospectus regarding Peach State has been provided by Peach State.
See “Where You Can Find More Information” for more details.

i

ii

Page
Annex D — Georgia Business Corporation Code, Title 14. Corporations, Partnerships, and Associations, Chapter 2. Business Corporations, Article 13. Dissenters’ Rights	D-1
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following are some questions that you may have about the merger and the Peach State special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger or the Peach State special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
Q:
What is the merger?

A:
United and Peach State have entered into an Agreement and Plan of Merger, dated as of April 20, 2026, which we refer to as the merger agreement. Under the merger agreement, Peach State will merge with and into United, with United continuing as the surviving corporation, in a transaction we refer to as the merger. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

Immediately following completion of the merger, Peach State Bank & Trust, a wholly-owned subsidiary of Peach State, which we refer to as Peach State Bank, will merge with and into United Community Bank, a wholly-owned subsidiary of United, with United Community Bank as the surviving bank, in a transaction we refer to as the bank merger.
Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger (referred as the effective time), each outstanding share of Peach State common stock (except for treasury stock or shares owned by Peach State or United, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by shareholders who properly exercise appraisal rights) will be converted into the right to receive, at such shareholder’s election and subject to proration, (i) $31.75 in cash (subject to applicable withholding tax), without interest (referred to as the cash consideration), or (ii) 0.8978 shares of common stock, par value $1.00 per share, which we referred to as the exchange ratio, of United (referred to as the stock consideration and together with the cash consideration, the merger consideration). No fractional shares of United common stock will be issued in the merger, and holders of Peach State common stock will be entitled to receive cash in lieu of fractional shares.
Additionally, at the effective time, each outstanding option to purchase shares of Peach State common stock granted under a Peach State equity plan, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of (i) the excess of (x) $31.75 over (y) the exercise price per share of Peach State common stock subject to such Peach State stock option and (ii) the number of Peach State common shares subject to such Peach State stock option immediately prior to the effective time, without interest and less applicable withholding taxes. Any Peach State stock option that has an exercise price per share that is greater than or equal to $31.75, whether vested or unvested, will be cancelled at the effective time for no consideration or payment in respect thereof.
The merger consideration is subject to proration so that 50% of Peach State common stock issued and outstanding immediately prior to the effective time will be converted into cash consideration and 50% of Peach State common stock will be converted into stock consideration. You may elect to receive either the stock consideration or the cash consideration. However, the ability to receive the merger consideration of your choice will depend on the election of other Peach State shareholders. The proration of the merger consideration payable to Peach State shareholders in the merger will not be known until the results of the elections made by Peach State shareholders have been tallied. Holders of Peach State common stock who do not make an election will be treated as having elected to receive cash consideration or stock consideration in accordance with the proration methodology in the merger agreement.
Based on the exchange ratio of 0.8978, and on the closing stock price of United common stock of $[      ] as of [      ], the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share stock consideration payable to holders of Peach State common stock was approximately $[      ] as of such date.

As a result of the foregoing, based on the number of shares of United common stock and Peach State common stock outstanding as of April 20, 2026, the date of the merger agreement, it is expected that Peach State shareholders will hold approximately 1% of the shares of the combined company outstanding immediately after the effective time of the merger, which we refer to as the effective time.
The merger will not be completed unless, among other things, Peach State shareholders approve the merger proposal.
Q:
Why am I receiving this proxy statement/prospectus?

A:
We are delivering this document to you because it is a proxy statement being used by the Peach State board of directors to solicit proxies of Peach State shareholders in connection with approval and adoption of the merger agreement and related matters.

The merger proposal is being included as part of Peach State’s special meeting of its shareholders. This document serves as the proxy statement for the Peach State special meeting and describes the proposals to be presented at the Peach State special meeting.
This document is also a prospectus that is being delivered to Peach State shareholders because, in connection with the merger, United will be issuing shares of its common stock in exchange for certain shares of Peach State common stock in the merger if the merger is completed.
This proxy statement/prospectus contains important information about the merger agreement, the merger and the other proposals being voted on at the Peach State special meeting, and important information to consider in connection with an investment in United common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of Peach State common stock voted by proxy without attending the Peach State special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible, whether or not you intend to attend the Peach State special meeting.
Q:
What are Peach State shareholders being asked to vote on at the Peach State special meeting?

A:
Peach State is soliciting proxies from its shareholders with respect to the following proposals:

•
a proposal to adopt and approve the merger agreement, which we refer to as the merger proposal; and

•
a proposal to adjourn the Peach State special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

Q:
What will Peach State shareholders receive in the merger?

A:
Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, Peach State shareholders will be entitled to receive, such shareholder’s election and subject to proration, for each share of Peach State common stock that such shareholder holds, merger consideration equal to (i) $31.75 in cash (subject to applicable withholding tax), without interest (referred to as the cash consideration), or (ii) 0.8978 shares of common stock (which we refer to as the exchange ratio), par value $1.00 per share, of United common stock (referred to in this proxy statement/prospectus as the stock consideration and together with the cash consideration, the merger consideration).

United will not issue any fractional shares of United common stock in the merger. Peach State shareholders who would otherwise be entitled to a fraction of a share of United common stock upon the completion of the merger will instead receive, for such fraction of a share, an amount in cash (rounded to the nearest cent) equal to the product of (i) the average closing sale price of United common stock on the twenty consecutive full trading days immediately preceding the closing date of the merger as reported on The New York Stock Exchange, or NYSE, multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of United common stock which such Peach State shareholder would otherwise be entitled to receive pursuant to the merger agreement.

The merger consideration is subject to proration so that 50% of Peach State common stock issued and outstanding immediately prior to the effective time will be converted into cash consideration and 50% of Peach State common stock will be converted into stock consideration. You may elect to receive either the stock consideration or the cash consideration. However, the ability to receive the merger consideration of your choice will depend on the election of other Peach State shareholders. The proration of the merger consideration payable to Peach State shareholders in the merger will not be known until the results of the elections made by Peach State shareholders have been tallied. Holders of Peach State common stock who do not make an election will be treated as having elected to receive cash consideration or stock consideration in accordance with the proration methodology in the merger agreement.
Based on the exchange ratio, and on the closing stock price of United common stock of $[      ] as of [      ], the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share stock consideration payable to holders of Peach State common stock was approximately $[      ] as of such date.
The trading price of United common stock will continue to fluctuate until the date the merger is consummated. For further information, see “The Merger — Terms of the Merger” beginning on page 35.
It is intended that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, as described below. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 78.
Q:
Will the value of the stock consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. Although the exchange ratio is fixed, the value of the stock consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of United common stock. Any fluctuation in the market price of United common stock after the date of this proxy statement/prospectus will change the value of the shares of United common stock that Peach State shareholders will receive.

Based on the closing price per share of United common stock on NYSE as of April 20, 2026, the last trading day before the date of public announcement of the merger, and the exchange ratio of 0.8978, the value of the per share stock consideration payable to holders of Peach State common stock was approximately $30.80 per share as of such date. Based on the exchange ratio of 0.8978, and on the closing stock price of United common stock of $[      ] as of [      ], the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of Peach State common stock was approximately $[      ] as of such date. We urge you to obtain current market quotations for United (currently traded on The New York Stock Exchange under the trading symbol “UCB”). Peach State’s common stock is not listed or quoted on any exchange.
Q:
Does United pay regular dividends on its shares of common stock?

A:
Yes, United pays quarterly cash dividends on its shares of common stock. During 2025, 2024, and 2023, United Community Bank paid dividends to United of $356 million, $153 million and $198 million, respectively. United declared quarterly cash dividends on its common stock in 2025, 2024, and 2023 totaling $0.98, $0.94 and $0.92 per share, respectively. The amount of quarterly cash dividends paid on shares of United common stock is subject to change based on the quarterly dividend amounts approved by the United board of directors. For illustrative purposes only, a holder of 0.8978 shares of United common stock would have received approximately $0.88 in dividend payments in 2025.

Q:
What are the U.S. federal income tax consequences of the merger to Peach State shareholders?

A:
It is intended that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of Peach State and United to complete the merger that each of Peach State and United receives a written opinion from its respective tax counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger so qualifies, the U.S. federal income tax consequences to Peach State shareholders who are U.S. holders (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) and receive stock consideration and/or cash consideration in exchange for their shares of Peach State common stock pursuant to the merger agreement generally will be as follows:
•
if a Peach State shareholder receives solely cash consideration in exchange for such shareholder’s shares of Peach State common stock, such shareholder generally will recognize gain or loss equal to the difference between the amount of cash consideration received and the shareholder’s adjusted tax basis in the shares of Peach State common stock surrendered;

•
if a Peach State shareholder receives solely stock consideration in exchange for such shareholder’s shares of Peach State common stock, such shareholder generally will not recognize any gain or loss, except in respect of cash in lieu of a fractional share of United common stock; and

•
if a Peach State shareholder receives a combination of stock consideration and cash consideration (other than cash in lieu of a fractional share of United common stock) pursuant to the merger, such shareholder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the sum of the amount of cash consideration and the fair market value of the stock consideration received, minus such shareholder’s adjusted tax basis in its shares of Peach State common stock surrendered and (2) the amount of cash consideration received.

For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 78.
The U.S. federal income tax consequences described above may not apply to all holders of Peach State common stock. The tax consequences to a holder of Peach State common stock will depend on his or her individual situation. Accordingly, Peach State shareholders should consult their own tax advisors for a full understanding of the particular tax consequences of the merger to them.
Q:
How will Peach State shareholders make their election to receive either the cash consideration or the stock consideration in the merger?

A:
An election form will be mailed to each holder of record of Peach State common stock as of the business day immediately preceding the mailing. The mailing will occur at least 20 business days prior to the anticipated election deadline, which is expected to be 5:00 p.m. local time (in the city in which the principal office of the exchange agent is located) on the last business day prior to the Peach State special meeting. Peach State will also make an election form available to each Peach State shareholder who requests such form before the election deadline. Each Peach State shareholder should complete and return the election form, along with Peach State stock certificate(s) (or a properly completed notice of guaranteed delivery, as set forth in the election form), according to the instructions included with the form. The election form will be provided to Peach State shareholders under separate cover and is not being provided with this document.

If you do not send in the election form with your stock certificate(s) by the election deadline, your shares will be treated as non-election shares and you will receive cash consideration and/or stock consideration determined in accordance with the proration provisions of the merger agreement.
Q:
What happens if a Peach State shareholder does not make a valid election to receive either the cash consideration or the stock consideration?

A:
If a Peach State shareholder does not return a properly completed election form by the election deadline specified in the election form, such shareholder’s shares of Peach State common stock will be considered “non-election” shares and will be converted into the right to receive the stock consideration or the cash consideration according to the allocation procedures specified in the merger agreement. Generally, in the event one form of merger consideration (i.e., cash or shares of United common stock) is undersubscribed, shares of Peach State common stock for which no election was validly made will be allocated to that form of merger consideration before shares of Peach State common stock electing the oversubscribed form of merger consideration will be allocated to the undersubscribed form of merger consideration pursuant to the proration and adjustment procedures. Accordingly, although electing one form of merger consideration will not guarantee you will receive that form of merger consideration for all of your shares of Peach State common stock, in the event proration is necessary, electing shares will be allocated the undersubscribed form of consideration only after such consideration is allocated to “non-election” shares.
Q: What will happen to my stock options in the merger?
A:
At the effective time, each outstanding option to purchase shares of Peach State common stock granted under a Peach State equity plan, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of (i) the excess of (x) $31.75 over (y) the exercise price per share of Peach State common stock subject to such Peach State stock option and (ii) the number of Peach State common shares subject to such Peach State stock option immediately prior to the effective time, without interest and less applicable withholding taxes. Any Peach State stock option that has an exercise price per share that is greater than or equal to $31.75, whether vested or unvested, will be cancelled at the effective time for no consideration or payment in respect thereof.

Q: How will I receive the merger consideration to which I am entitled?
A:
After receiving the proper documentation from you, following completion of the merger, the exchange agent for the merger (referred to in this proxy statement/prospectus as the exchange agent) will forward to you the stock consideration and/or cash consideration to which you are entitled. Following the effective time, you will be mailed a letter of transmittal and instructions for surrendering your Peach State stock certificate(s) in exchange for the merger consideration. More information on the documentation you are required to deliver to the exchange agent may be found in the section titled “The Merger Agreement — Exchange and Payment Procedures” beginning on page 63.

Q:
How does the Peach State board of directors recommend that I vote at the Peach State special meeting?

A:
The Peach State board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:
When and where is the Peach State special meeting?

A:
The Peach State special meeting will be held on [      ], 2026, at [      ], Eastern Time, at Peach State’s main office, located at 121 E.E. Butler Parkway, Gainesville, Georgia 30501.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares of Peach State common stock, please vote your shares promptly so that your shares are represented and voted at the Peach State special meeting. If you hold your shares in your name as a stockholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the voting instruction card.

Q:
What constitutes a quorum for the Peach State special meeting?

A:
The presence at the Peach State special meeting, in person or by proxy, of a majority of the outstanding shares of Peach State common stock that are entitled to vote shall constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What is the vote required to approve each proposal at the Peach State special meeting?

A:
Merger proposal

•
Standard: Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Peach State common stock entitled to vote thereon.

•
Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Adjournment proposal
•
Standard: Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Peach State common stock represented at the meeting (meaning the number of shares of Peach State common stock represented at the meeting and voted “FOR” the adjournment proposal must constitute a majority of the shares represented at the meeting).

•
Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, your shares of Peach State common stock will be counted as shares represented at the meeting and therefore will have the same effect as a vote “AGAINST.”

Q:
Are there any Peach State shareholders already committed to voting in favor of the merger proposal?

A:
The directors and executive officers of Peach State have entered into a voting and support agreement with United pursuant to which they have agreed to vote all of their shares in favor of the approval and adoption of the merger agreement, subject to the terms of the voting and support agreement. As of the record date for the Peach State special meeting, the directors and executive officers collectively and beneficially owned approximately [      ]% of the outstanding shares of Peach State common stock. However, pursuant to the terms of the voting and support agreement, in the event of an adverse recommendation change by the Peach State board, the aggregate number of shares of Peach State common stock required to be voted in favor of the approval and adoption of the merger agreement will be reduced to the aggregate number of shares representing 35% of the total voting power of Peach State common stock, and each such shareholder’s obligation to vote its subject shares in favor of the approval and adoption of the merger agreement will be reduced on a pro rata basis. For information regarding the voting and support agreement and certain holders of shares of Peach State common stock, see “Information About The Peach State Special Meeting — Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers.”

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for Peach State to obtain the necessary quorum to hold the Peach State special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank, broker or other nominee how to vote, or abstention, will have the same effect as a vote “AGAINST” the merger proposal.

Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Peach State common stock entitled to vote thereon. The Peach State board of directors unanimously recommends that Peach State shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.
Q:
How can I vote my shares of Peach State common stock?

A:
You may vote your shares by mail or in person as follows:

Voting by Mail.   If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible.
Voting by Internet.   If you hold your shares in your name as a shareholder of record, you may vote through the Internet at [      ] by following the instructions set forth in the enclosed proxy card.

At the Special Meeting.   If you hold your shares in your name as a shareholder of record, you may also attend and vote your shares in person at the special meeting.
If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the voting instruction card.
Q:
If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker or other nominee, you must provide the record holder of your shares of Peach State common stock with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Peach State, or by voting in person at the Peach State special meeting, unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, banks, brokers or other nominees who hold shares of Peach State common stock on behalf of their customers may not give a proxy to Peach State to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, and other nominees do not have discretionary voting power on these matters. Failure to instruct your bank or broker how to vote will have the same effect as a vote “AGAINST” the merger proposal.

Q:
What should I do if I receive more than one set of voting materials?

A:
Peach State shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. If you are a holder of record of Peach State common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Peach State common stock that you own.

Q:
Will Peach State be required to submit the merger proposal to its shareholders even if the Peach State board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Peach State special meeting, Peach State is required to submit the merger proposal to its shareholders even if the Peach State board of directors has withdrawn, modified or qualified its recommendation that Peach State shareholders adopt and approve the merger agreement.

Q:
Are Peach State shareholders entitled to appraisal rights?

A:
Yes. Under Georgia law, record holders of shares of Peach State common stock have the right to demand in writing to receive a payment in cash for the “fair value” of their shares as determined by an appraisal process. To exercise such rights, a Peach State shareholder must follow exactly the procedures specified under Georgia law. A copy of Article 13 of the GBCC is attached as Annex D to this joint proxy statement/prospectus. The value determined in the appraisal process may be more or less than the value a Peach State shareholder would receive in the merger under the terms of the merger agreement. Failure to strictly comply with the applicable provisions of Georgia law will result in the loss of the right of appraisal. For further information, see “The Merger Agreement — Dissenters’ Rights” on page 64.

Pursuant to the merger agreement, United will not be obligated to consummate the merger if dissenters’ rights are properly asserted with respect to 5% or more of the outstanding shares of Peach State common stock.
Q:
When do you expect to complete the merger?

A:
United and Peach State expect to complete the merger in the third quarter of 2026. However, neither United nor Peach State can assure you of when or if the merger will be completed. Peach State must obtain the approval of the merger agreement by the Peach State shareholders at the Peach State special meeting, and United must obtain necessary regulatory approvals. In addition, each party is required to satisfy certain other customary closing conditions.
Q:
What happens if the merger is not completed?

A:
If the merger is not completed, Peach State shareholders will not receive any consideration for their shares of Peach State common stock in connection with the merger. Instead, Peach State will remain an independent company and your shares of Peach State common stock will remain outstanding. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Peach State to United. See “The Merger Agreement — Termination Fee” for a complete discussion of the circumstances under which any such termination fee will be required to be paid.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need help voting your shares of Peach State common stock, please contact Charles Blair, Executive Vice President and Chief Financial Officer of Peach State, 121 E.E. Butler Parkway, Gainesville, Georgia 30501, at (770) 531-2771.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus, including the annexes and exhibits, and the other documents to which we refer in order to fully understand the merger. See “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
The Merger (page 35)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified in their entirety by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.
The merger agreement provides, among other matters, for the acquisition of Peach State by United pursuant to a merger, on the terms and subject to the conditions in the merger agreement. Under the merger agreement, Peach State will merge with and into United, with United continuing as the surviving corporation, in a transaction we refer to as the merger. Immediately following the completion of the merger, Peach State Bank & Trust, a wholly-owned subsidiary of Peach State, will merge with and into United Community Bank, a wholly-owned subsidiary of United, with United Community Bank continuing as the surviving bank, in a transaction we refer to as the bank merger.
Pursuant to the terms and subject to the conditions set forth in the merger agreement, each issued and outstanding share of Peach State common stock (except for treasury stock or shares owned by Peach State or United, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by shareholders who properly exercise appraisal rights) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of the holder of such share and subject to proration, $31.75 in cash, less any applicable withholding taxes and without interest, or 0.8978 of a share of United common stock.
No fractional shares of United common stock will be issued in the merger, and holders of Peach State common stock will be entitled to receive cash in lieu of fractional shares. Peach State shareholders who would otherwise be entitled to a fraction of a share of United common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) equal to the product of (i) the average closing sale price of United common stock on the twenty consecutive full trading days immediately preceding the closing date of the merger as reported on NYSE, multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of United common stock which such Peach State shareholder would otherwise be entitled to receive pursuant to the merger agreement.
Additionally, at the effective time, each outstanding option to purchase shares of Peach State common stock granted under a Peach State equity plan, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of (i) the excess of (x) $31.75 over (y) the exercise price per share of Peach State common stock subject to such Peach State stock option and (ii) the number of Peach State common shares subject to such Peach State stock option immediately prior to the effective time, without interest and less applicable withholding taxes. Any Peach State stock option that has an exercise price per share that is greater than or equal to $31.75, whether vested or unvested, will be cancelled at the effective time for no consideration or payment in respect thereof.
The merger consideration is subject to proration so that 50% of Peach State common stock issued and outstanding immediately prior to the effective time of the merger will be converted into cash consideration and 50% of Peach State common stock will be converted into stock consideration, based on an exchange ratio of 0.8978 of a share of United common stock. Holders of Peach State common stock who do not make an election will be treated as having elected to receive cash consideration or stock consideration in accordance with the proration methodology in the merger agreement.

Based on the exchange ratio of 0.8978, and on the closing stock price of United common stock of $[      ] as of [      ], the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of Peach State common stock was approximately $[      ] as of such date.
The trading price of United common stock will continue to fluctuate until the date the merger is consummated. For further information, see “The Merger — Terms of the Merger” beginning on page 35.
As a result of the foregoing, based on the number of shares of United common stock and Peach State common stock outstanding as of April 20, 2026, the date of the merger agreement, it is expected that Peach State shareholders will hold approximately 1% of the shares of the combined company outstanding immediately after the effective time of the merger, which we refer to as the effective time.
United common stock is listed on NYSE under the symbol “UCB.” Peach State’s common stock is not listed or quoted on any exchange. The following table shows the closing sale prices of United common stock as reported on NYSE on April 20, 2026, the trading day before the public announcement of the merger agreement, and on [      ], the latest practicable trading day before the date of this proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of Peach State common stock, which we calculated by multiplying the closing price per share of United common stock on those dates by the exchange ratio of 0.8978.
	United Common Stock		Per Share Value of Cash Consideration	Implied Per Share Value of Stock Consideration(1)
April 20, 2026		$34.31	$31.75		$30.80
[ ]	$	[ ]	$31.75	$	[ ]

(1)
Calculated by multiplying the United common stock share price as of the specified date by the exchange ratio of 0.8978.

Peach State’s Reasons for the Merger; Recommendation of the Peach State Board of Directors (page 39)
The Peach State board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, is in the best interests of Peach State and the Peach State shareholders and (ii) adopted the merger agreement and approved the execution, delivery and performance by Peach State of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. The Peach State board of directors unanimously recommends that Peach State shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. For the factors considered by the Peach State board of directors in reaching its decision to adopt the merger agreement, see “The Merger — Peach State’s Reasons for the Merger and Recommendation of the Peach State’s Board of Directors,” beginning on page 39.
Opinion of Peach State’s Financial Advisor (page 42 and Annex C)
At the April 20, 2026 meeting at which the Peach State board of directors considered and discussed in detail the terms of the merger agreement and the merger, Peach State’s financial advisor Piper Sandler & Co., which we refer to as Piper, delivered to the Peach State board of directors its oral opinion, which was subsequently confirmed in writing on April 20, 2026, to the effect that, as of the date thereof, the exchange ratio pursuant to the merger is fair, from a financial point of view, to holders of Peach State common stock. The full text of Piper’s opinion is attached as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Peach State shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
For further information, see “The Merger — Opinion of Peach State’s Financial Advisor,” beginning on page 42.

Peach State Will Hold Its Special Meeting on [      ], 2026 (page 27)
The special meeting will be held on [      ], 2026, at [      ], Eastern Time, at Peach State’s main office, located at 121 E.E. Butler Parkway, Gainesville, Georgia 30501. At the special meeting, Peach State’s shareholders will be asked to consider and vote upon the following matters:
•
a proposal to adopt and approve the Agreement and Plan of Merger, dated as of April 20, 2026, as it may be amended from time to time, by and between Peach State and United, pursuant to which Peach State will merge with and into United, with United continuing as the surviving corporation, which we refer to as the merger proposal; and

•
a proposal to approve one or more adjournments of the Peach State special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

Peach State’ board of directors has fixed the close of business on June 1, 2026 as the record date for determining the holders of Peach State common stock entitled to receive notice of and to vote at the special meeting.
As of the Peach State record date, there were [      ] shares of Peach State common stock outstanding and entitled to vote at the Peach State special meeting, held by approximately [      ] holders of record. Each share of Peach State common stock entitles the holder to one vote at the Peach State special meeting on each proposal to be considered at the special meeting. The directors and executive officers of Peach State have entered into a voting and support agreement with United pursuant to which they have agreed to vote all of their shares in favor of the approval and adoption of the merger agreement, subject to the terms of the voting and support agreement. As of the record date for the Peach State special meeting, the directors and executive officers collectively and beneficially owned approximately [      ]% of the outstanding shares of Peach State common stock. However, pursuant to the terms of the voting and support agreement, in the event of an adverse recommendation change by the Peach State board, the aggregate number of shares of Peach State common stock required to be voted in favor of the approval and adoption of the merger agreement will be reduced to the aggregate number of shares representing 35% of the total voting power of Peach State common stock, and each such shareholder’s obligation to vote its subject shares in favor of the approval and adoption of the merger agreement will be reduced on a pro rata basis. For information regarding the voting and support agreement and certain holders of shares of Peach State common stock, see “Information About the Peach State Special Meeting — Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers” beginning on page 28.
Material U.S. Federal Income Tax Consequences of the Merger (page 78)
It is intended that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of Peach State and United to complete the merger that each of Peach State and United receives a written opinion from its respective tax counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger so qualifies, the U.S. federal income tax consequences to Peach State shareholders who are a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) and receive stock consideration and/or cash consideration in exchange for their shares of Peach State common stock pursuant to the merger agreement generally will be as follows:
•
if a Peach State shareholder receives solely cash consideration in exchange for such shareholder’s shares of Peach State common stock, such shareholder generally will recognize gain or loss equal to the difference between the amount of cash consideration received and the shareholder’s adjusted tax basis in the shares of Peach State common stock surrendered;

•
if a Peach State shareholder receives solely stock consideration in exchange for such shareholder’s shares of Peach State common stock, such shareholder generally will not recognize any gain or loss, except in respect of cash in lieu of a fractional share of United common stock; and

•
if a Peach State shareholder receives a combination of stock consideration and cash consideration (other than cash in lieu of a fractional share of United common stock) pursuant to the merger, such shareholder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the sum of the amount of cash consideration and the fair market value of the stock consideration received, minus such shareholder’s adjusted tax basis in its shares of Peach State common stock surrendered and (2) the amount of cash consideration received.
For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 78.
The U.S. federal income tax consequences described above may not apply to all holders of Peach State common stock. The tax consequences to a holder of Peach State common stock will depend on his or her individual situation. Accordingly, Peach State shareholders should consult their own tax advisors for a full understanding of the particular tax consequences of the merger to them.
Interests of Peach’s Directors and Executive Officers in the Merger (page 82)
In considering the recommendation of the Peach State board of directors with respect to the merger, Peach State shareholders should be aware that Peach State’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Peach State shareholders generally. The Peach State board of directors was aware of and considered these interests in evaluating the merger and in determining to approve the merger agreement and recommend that Peach State shareholders vote in favor of adopting the merger agreement.
These interests include, among others, the following:
•
Equity awards.   Each of Peach State’s executive officers and certain of its directors hold unvested stock options to acquire shares of Peach State common stock and, at the effective time of the merger, each outstanding stock option will vest and be cashed out for the amount (if any) equal to $31.75 less the applicable exercise price, subject to the terms and conditions described in the merger agreement.

•
Change-in-control arrangements.   Peach State Bank has entered into change-in-control agreements with certain executive officers pursuant to which those executives may become entitled to severance payments and continued benefits in the event of a qualifying termination of employment following the merger. In connection with the consummation of the merger, the change-in-control agreements with each of Messrs. Quinn, Blair and Baker will be terminated and Peach State will pay to each executive a lump sum cash amount in satisfaction of the entitlements thereunder, irrespective of whether or not he experiences a qualifying termination at such time.

•
Retirement and deferred compensation benefits.   Certain executive officers participate in Peach State Bank supplemental retirement and deferred compensation plans that provide for accelerated payment of benefits or account balances in connection with or following a change in control. In connection with the consummation of the merger, such supplemental retirement and deferred compensation plans will be terminated, and all amounts accrued thereunder will be distributed to participants.

•
Post-merger employment and retention arrangements.   United entered into a retention arrangement with Mr. Quinn concurrently with the execution of the merger agreement which provides for, among other things, certain compensation and benefits for his service with United following the consummation of the merger.

For a more complete description of these interests, see the section entitled “Interests of Peach State’s Directors and Executive Officers in the Merger,” beginning on page 82.
Dissenters’ Rights in the Merger (page 94)
Under Georgia law, record holders of shares of Peach State common stock are entitled to exercise statutory rights of dissent and appraisal and receive payment of the fair value of their shares in cash as determined by an appraisal process. To exercise those dissenters’ rights, a Peach State shareholder must not vote in favor of the Peach State merger proposal and comply with the statutory requirements of Georgia law concerning dissenters’ rights of appraisal.
To be eligible to demand payment for their shares, Peach State shareholders must file with Peach State, prior to the vote on the Peach State merger proposal, a written notice of such holder’s intention to demand payment for the fair value of their shares if the merger is completed. Voting against the Peach State merger proposal alone will not entitle a Peach State shareholder to cash payment for their shares. Please see “The Merger Agreement — Dissenters’ Rights,” beginning on page 64 for a discussion of the statutory requirements Peach State shareholders are required to follow to perfect their dissenters’ rights of appraisal.
A copy of Article 13 of the GBCC is attached as Annex D to this joint proxy statement/prospectus. Failure to strictly comply with these provisions may result in the loss of appraisal rights. The value determined in the appraisal process may be more or less than the value a Peach State shareholder would receive in the merger under the terms of the merger agreement.
Pursuant to the merger agreement, United will not be obligated to consummate the merger if rights of dissenters are properly asserted with respect to more than 5% of the outstanding shares of Peach State common stock.
Regulatory Approvals Required for the Merger (page 56)
Subject to the terms of the merger agreement, both United and Peach State have agreed to use their reasonable best efforts and cooperate to promptly prepare and file, or cause to be prepared and filed, all necessary documentation to obtain as soon as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These include approvals from, among others, the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, and the South Carolina Board of Financial Institutions, which we refer to as the SCBFI. The initial filing of these regulatory applications occurred on May 20, 2026.
Although neither United nor Peach State knows of any reason why it cannot obtain these regulatory approvals in a timely manner, United and Peach State cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or the bank merger. For more information, see “The Merger — Regulatory Approvals Required for the Merger,” beginning on page 56.
Conditions to Complete the Merger (page 73)
Each party’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain conditions, including: (1) the adoption and approval of the merger agreement by the requisite vote of Peach State shareholders; (2) the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, each as described above, and no such regulatory approval shall have resulted in the imposition of a materially burdensome regulatory condition, as defined in the merger agreement; (3) authorization for listing on NYSE, subject to official notice of issuance, of the shares of United common stock to be issued in the merger; (4) effectiveness of the registration statement on Form S-4 with respect to the shares of the United common stock to be issued in the merger; (5) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger or making the completion of the merger illegal; (6) subject to certain exceptions, the accuracy of the representations and warranties of the other party; (7) performance in all material respects by the other party of its obligations under the merger agreement; (8) receipt by such party of an opinion from its respective tax counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (9) with respect to United, the holders of no more than 5% of the aggregate outstanding shares of Peach State’s common stock having properly notified Peach State of their intent to exercise appraisal rights; (10) the absence of any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on either party since April 20, 2026; (11) with respect to United, the receipt of evidence of the dissolution of 332 Spring, LLC, an inactive subsidiary of Peach State; and (12) with respect to United, the receipt of a properly executed Foreign Investment and Real Property Tax Act of 1980 (FIRPTA) notice and certificate from Peach State stating that shares of capital stock of Peach State do not constitute “United States real property interests” under Section 897(c) of the Code.
Neither United nor Peach State can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For more information, see “The Merger Agreement — Conditions to Complete the Merger,” beginning on page 73.

Termination of the Merger Agreement (page 74)
The merger agreement may be terminated at any time by either United or Peach State prior to the effective time under the following circumstances:
•
by mutual written consent of United and Peach State;

•
if the merger is not consummated by January 22, 2027, unless the failure of the merger to be consummated by that date is due to a material breach of the merger agreement by the party seeking to terminate the merger agreement;

•
if any regulatory approval required to complete the merger is denied by a final, non-appealable action or an application for any such regulatory approval is permanently withdrawn at the request of a governmental authority (provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to any party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding representations and warranties) under the merger agreement has been the cause of or resulted in the occurrence of such event described in this bullet point);

•
if the adoption and approval of the merger proposal by Peach State shareholders is not obtained at the Peach State special meeting or any adjournment or postponement thereof (provided that Peach State may not terminate the merger agreement pursuant to this bullet point if it is in breach of its shareholder meeting and non-solicitation obligations);

•
subject to cure rights, in the event of a breach of any of the covenants or agreements, or any inaccuracy of any of the representations or warranties of the other party, such that the conditions to the terminating party’s obligations to complete the merger would not be satisfied.

In addition, the merger agreement may be terminated by United if, prior to the adoption and approval by Peach State shareholders of the merger agreement, (i) Peach State has materially breached its obligations to call, give notice of, and hold the Peach State shareholders meeting, (ii) Peach State has materially breached its non-solicitation obligations or (iii) the Peach State board of directors has failed to recommend that Peach State shareholders approve the merger proposal or has made an adverse recommendation change.
For more information, see “The Merger Agreement — Termination of the Merger Agreement,” beginning on page 74.
Termination Fee (page 75)
If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of the Peach State board of directors, Peach State may be required to pay to United a termination fee equal to $3,570,000. This termination fee could discourage other companies from seeking to acquire or merge with Peach State. For more information, see “The Merger Agreement — Termination Fee,” beginning on page 75.
The Rights of Peach State Shareholders Will Change as a Result of the Merger (page 88)
Although both United and Peach State are Georgia corporations, the rights of Peach State shareholders will change as a result of the merger due to differences in United’s and Peach State’s governing documents.
For more information, see “Comparison of Shareholders’ Rights,” beginning on page 88 for a description of the material differences in shareholders’ rights under each of the United and Peach State governing documents.
Information About the Companies (pages 31, 32)
United Community Banks, Inc.
United Community Banks, Inc. is a Georgia corporation incorporated in 1987 and headquartered in Greenville, South Carolina. United is also a bank holding company, a financial holding company and the parent company of United Community Bank, a South Carolina state-chartered bank that opened in 1950. As of March 31, 2026, United had total consolidated assets of approximately $28.2 billion, total consolidated deposits of approximately $24.0 billion, total consolidated loans of approximately $19.6 billion, and total consolidated shareholders’ equity of approximately $3.65 billion. United has grown through a combination of acquisitions and strategic growth throughout the Alabama, Georgia, South Carolina, North Carolina, Florida and Tennessee markets, as well as nationally through its United States Small Business Administration and United States Department of Agriculture lending and equipment finance businesses. As of March 31, 2026, United had 3,118 full-time equivalent employees.
United provides a wide range of financial products and services to the commercial, retail, governmental, educational, energy, health care and real estate sectors. This includes a variety of deposit products, secured and unsecured loans, mortgage loans, payment and commerce solutions, equipment finance services, wealth management, trust services, private banking, investment advisory services, insurance services, and other related financial services. These products and services are delivered through a variety of channels including United’s branches, other offices, the internet, and mobile applications. United’s business model combines the commitment to exceptional customer service of a local bank with the products and expertise of a larger institution. United Community Bank operates as a locally-focused community bank, supplemented by experienced, centralized support to deliver products and services to its larger, more sophisticated, customers. United’s organizational structure reflects these strengths, with local leaders for each market and market advisory boards operating in partnership with the product experts of its Commercial Banking Solutions unit. United believes that this combination of service and expertise sets it apart and is instrumental in its strategy to build long-term relationships.
United’s revenue is primarily derived from interest on and fees received in connection with loans United makes and from interest and dividends on investment securities and short-term investments. The principal sources of funds for United’s lending activities are customer deposits, repayment of loans, and the sale and maturity of investment securities. United’s principal expenses are interest paid on deposits and other borrowings and operating and general administrative expenses.
United’s principal office is located at 200 East Camperdown Way, Greenville, South Carolina 29601, and its telephone number at that location is (800) 822-2651. United’s stock is traded on the New York Stock Exchange under the symbol “UCB.” Additional information about United and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
Peach State Bancshares, Inc.
Peach State Bancshares, Inc. is a bank holding company and a Georgia corporation headquartered in Gainesville, Georgia, and the parent company of Peach State Bank & Trust (“Peach State Bank”), a Georgia state-chartered bank that commenced operations in 2005. Peach State Bank is a full-service community bank providing a broad range of commercial and consumer banking products and services to businesses and individuals in its local markets. Peach State Bank operates two full-service banking locations in Hall County, Georgia, with branches located in Gainesville and Braselton. As of March 31, 2026, Peach State Bank & Trust had total consolidated assets of approximately $789 million, total loans of approximately $498 million, and total deposits of approximately $713 million.
Peach State Bancshares, Inc.’s principal executive offices are located at 121 E. E. Butler Parkway, Gainesville, Georgia 30501, and its telephone number at that location is (770) 536-1100.
Risk Factors (page 20)
You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 20.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDENDS
Market Prices
United common stock is listed on NYSE under the symbol “UCB.” As of [      ], the latest practicable trading day before the date of this proxy statement/prospectus, there were [      ] shares of common stock outstanding, held by [      ] holders of record.
Peach State’s common stock is not listed or quoted on any exchange. As of [      ], the latest practicable trading day before the date of this proxy statement/prospectus, there were [      ] shares of common stock outstanding, held by [      ] holders of record.
The following table sets forth the closing sale price per share of United common stock as reported on NYSE as of (1) April 20, 2026, the trading day before the public announcement of the execution of the merger agreement, and (2) [      ], the latest practicable trading day before the date of this proxy statement/prospectus. The table also shows the estimated implied value of the per share stock consideration for each share of Peach State common stock as of the same two days. This implied per share value was calculated by multiplying the closing price per share of United common stock on each of those dates by the exchange ratio of 0.8978.
	United Common Stock		Per Share Value of Cash Consideration	Implied Per Share Value of Stock Consideration(1)
April 20, 2026		$34.31	$31.75		$30.80
[ ]	$	[ ]	$31.75	$	[ ]

(1)
Calculated by multiplying the United common stock share price as of the specified date by the exchange ratio of 0.8978.

The market price of United common stock has fluctuated since the date of the announcement of the merger agreement, and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Peach State special meeting and the date the merger is completed and thereafter.
The number of shares of United common stock that Peach State shareholders who receive stock consideration will receive per share of Peach State common stock in the merger is fixed and will not change.
The value of the shares of United common stock to be received in exchange for each share of Peach State common stock, when received by Peach State shareholders after the merger is completed, could be greater than, less than or the same as shown in the table above. Accordingly, Peach State shareholders are advised to obtain current market quotations for United common stock in determining whether to vote in favor of the proposals at the Peach State special meeting.
Dividend Information
During 2025, 2024, and 2023, United Community Bank paid dividends to United of $356 million, $153 million and $198 million, respectively. United declared quarterly cash dividends on its common stock in 2025, 2024, and 2023 totaling $0.98, $0.94 and $0.92 per share, respectively.
In 2025, Peach Bank paid dividends to Peach State of $9 million. Peach Bank did not pay dividends to Peach State in 2023 and 2024. Peach State declared quarterly cash dividends on its common stock in 2025, 2024 and 2023 totaling $0.30, $0.20 and $0.20 per share, respectively.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither statements of historical fact nor are they assurances of future performance and generally can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates”, or similar expressions. Forward-looking statements include, but are not limited to, statements about the benefits of the merger or the bank merger, including future financial and operating results of United, Peach State or the combined company following the merger, the combined company’s plans, objectives, expectations and intentions, the expected timing of the completion of the merger, the likelihood of success, and the potential impact of litigation and other statements that are not historical facts. These statements are only predictions based on United’s and Peach State’s current expectations and projections about future events. There are important factors that could cause United’s and Peach State’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described in the section entitled “Risk Factors” beginning on page 20. Because forward-looking statements relate to the future, they are subject to known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are out of United’s or Peach State’s control, and that are difficult to predict as to timing, extent, likelihood and degree of occurrence, and that could cause actual results to differ materially from the results implied or anticipated by the statements. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties which change over time. In addition to factors previously disclosed in United’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:
•
the risk that the cost savings and any revenue synergies from the merger may not be realized or take longer than anticipated to be realized;

•
disruption from the merger of customer, supplier, employee or other business partner relationships;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•
the failure to obtain the necessary approval by the shareholders of Peach State;

•
the possibility that the costs, fees, expenses and charges related to the merger may be greater than anticipated;

•
the ability of United to obtain required governmental approvals of the merger on the anticipated timeframe and without the imposition of adverse conditions;

•
reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to the merger;

•
the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the merger;

•
the risks relating to the integration of Peach State’s operations into the operations of United, including the risk that such integration will be materially delayed or will be more costly or difficult than expected;

•
the risk of potential litigation or regulatory action related to the merger;

•
the risks associated with United’s pursuit of future acquisitions and the risks of expansion into new geographic or product markets;

•
the dilution caused by United’s issuance of additional shares of its common stock in the merger;

•
general competitive, economic, political and market conditions;

•
changes in loan underwriting, credit review or loss policies associated with economic conditions, examination conclusions or regulatory developments;

•
the potential effects of pandemics or public health conditions on the economic and business environments in which United operates, including the impact of actions taken by governmental authorities to address these situations;

•
strategic, market, operational, liquidity and interest rate risks associated with United’s business;

•
potential fluctuations or unanticipated changes in the interest rate environment, including interest rate changes made by the Federal Reserve, replacements or reform of interest rate benchmarks, as well as cash flow reassessments may reduce net interest margin and/or the volumes and values of loans made or held as well as the value of other financial assets;

•
any unanticipated or greater than anticipated adverse conditions in the national or local economies in which United operates;

•
United’s loan concentration in industries or sectors that may experience unanticipated or greater than anticipated adverse conditions than other industries or sectors in the national or local economies in which United operates;

•
United’s ability to attract and retain key employees;

•
competition from financial institutions and other financial service providers including non-bank financial technology providers and United’s ability to attract customers from other financial institutions;

•
losses due to fraudulent and negligent conduct of United’s customers, third party service providers or employees;

•
cybersecurity risks and the vulnerability of United’s network and online banking portals, and the systems or parties with whom it contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches that could adversely affect United’s business and financial performance or reputation;

•
United’s reliance on third parties to provide key components of its business infrastructure and services required to operate its business;

•
the risk that United may be required to make substantial expenditures to keep pace with regulatory initiatives and the rapid technological changes in the financial services market;

•
the availability of and access to capital, particularly if there were to be increased capital requirements or enhanced regulatory supervision;

•
legislative, regulatory or accounting changes that may adversely affect United;

•
volatility in the ACL resulting from the CECL methodology, either alone or as that may be affected by conditions affecting United’s business;

•
adverse results (including judgments, costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory proceedings, examinations, investigations, or similar matters, or developments related thereto;

•
any matter that would cause United to conclude that there was impairment of any asset, including intangible assets, such as goodwill;

•
limitations on United’s ability to declare and pay dividends and other distributions from the United Community Bank to United, which could affect United’s liquidity, including its ability to pay dividends to shareholders or take other capital actions; and

•
the potential effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as inflation or recession, terrorist activities, wars and other foreign conflicts, climate change, disruptions in United’s customers’ supply chains, disruptions in transportation, essential utility outages or trade disputes and related tariffs.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond United’s or Peach State’s control.

The forward-looking statements contained in this proxy statement/prospectus are also subject to additional risks, uncertainties, and factors, including those described in United’s most recent Annual Reports on Form 10-K and other documents filed by United from time to time with the SEC. See “Where You Can Find More Information.” For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, United and Peach State claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. Except as required by law, United and Peach State expressly disclaim any obligations to publicly update any forward-looking statements whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. All written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to United, Peach State or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also read and consider the risk factors relating to the business of United and ownership of United common stock described in Part I, Item 1A of United’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 17, 2026, as well as any subsequent documents filed by United with the SEC, which are incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 99.
Because the market price of United common stock will fluctuate, Peach State shareholders cannot be certain of the market value of the merger consideration they will receive.
Upon completion of the merger, each outstanding share of Peach State common stock (except for treasury stock or shares owned by Peach State or United, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by shareholders who properly exercise appraisal rights) will be converted into the right to receive, at such shareholder’s election and subject to proration, (i) $31.75 in cash (subject to applicable withholding tax), without interest (referred to as the cash consideration), or (ii) 0.8978 shares of common stock, par value $1.00 per share, which we referred to as the exchange ratio, of United (referred to as the stock consideration and together with the cash consideration, the merger consideration). The market value of the stock consideration will vary from the closing price of United common stock on the date United and Peach State announced the merger, on the date that this proxy statement/prospectus is mailed to Peach State shareholders, on the date of the Peach State special meeting and on the date the merger is completed. Any change in the market price of United common stock prior to the completion of the merger will affect the market value of the stock consideration that Peach State shareholders will receive upon completion of the merger, and Peach State shareholders will bear the full risk of any decrease in the market price of United common stock prior to the effective time, and there will be no adjustment to the merger consideration for changes in the market price of shares of United common stock.
The market price of United’s common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding United’s operations or business prospects, including market sentiment regarding United’s entry into the merger agreement, as well as changes in general market and economic conditions, changes in geopolitical conditions and changes in the values and perceptions of financial services stocks generally. Among the factors that could affect United’s stock price are:
•
operating results that vary from the expectations of United’s management or of securities analysts and investors;

•
developments in United’s business or in the financial services sector generally;

•
regulatory, legislative or accounting changes affecting United’s industry generally or its business and operations;

•
operating and securities price performance of companies that investors consider to be comparable to United;

•
changes in estimates or recommendations by securities analysts or rating agencies with respect to United or other financial institutions;

•
speculation in the press or investment community generally or relating to United or the financial services industry;

•
fluctuations in the stock price and operating results of United’s competitors or the financial services industry generally;

•
future sales of equity or equity-related securities;

•
announcements of strategic developments, acquisitions, dispositions, financings and other material events by United or its competitors;

•
anticipated or pending investigations, proceedings or litigation that involve or affected United or other financial institutions; and

•
changes in global, national, regional or local financial markets and economies and general market conditions, such as inflation, interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Therefore, at the time of the Peach State special meeting, you will not know the precise market value of the merger consideration you will receive at the effective time. You should obtain current market quotations for shares of United common stock.
Peach State common shareholders may not receive all consideration in the form elected.
Peach State common shareholders electing to receive either the all-cash consideration or the all-stock consideration in the merger will be subject to proration so that 50% of Peach State common stock issued and outstanding immediately prior to the effective time will be converted into cash consideration and 50% of Peach State common stock will be converted into stock consideration. Accordingly, some of the merger consideration a Peach State common shareholder receives may differ from the type of consideration selected and such difference may be significant. This may result in, among other things, tax consequences that differ from those that would have resulted if the Peach State common shareholder had received solely the form of consideration elected. A discussion of the proration mechanism can be found under the section titled “The Merger — Merger Consideration” and a discussion of the material U.S. federal income tax consequences of the merger can be found under the section titled “Material U.S. Federal Income Tax Consequences.”
The merger may fail to qualify as a “reorganization” for U.S. federal income tax purposes.
United’s and Peach State’s obligations to complete the merger are conditioned on the receipt of opinions from their respective tax counsel that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. If the merger were to fail to qualify as a reorganization for U.S. federal income tax purposes, Peach State shareholders could recognize taxable gain on the receipt of the merger consideration. No assurance can be given that the opinions will be delivered or that the Internal Revenue Service will not successfully challenge the tax treatment of the merger.
Peach State common stock is not listed or quoted on any exchange and there is no established market for Peach State common stock.
Peach State’s common stock is not listed or quoted on any exchange. There is no established market for Peach State common stock. Due to a lack of an established market for Peach State common stock, it may be difficult for investors to determine the fair value of Peach State common stock and how that compares to the merger consideration.
The market price of United common stock after the merger may be affected by factors different from those currently affecting the independent businesses of United and Peach State.
Upon completion of the merger, holders of Peach State common stock who receive the stock consideration will become holders of United common stock. United’s business differs in important respects from that of Peach State, and, accordingly, the results of operations of the combined company and the market price of United common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of United and Peach State. For a discussion of the businesses of United and Peach State and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information.”
Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger and the bank merger may be completed, United and Peach State must obtain all necessary approvals or waivers from the Federal Reserve Board, the SCBFI and other appropriate state and federal regulatory authorities. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger — Regulatory Approvals Required for the Merger.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger — Regulatory Approvals Required for the Merger.”
The success of the merger and the bank merger and integration of United and Peach State will depend on a number of uncertain factors.
The success of the merger and the bank merger will depend on a number of factors, including, without limitation:
•
United’s ability to integrate the branches acquired from Peach State in the merger, which we refer to as the acquired branches, into United’s current operations;

•
United’s ability to limit the outflow of deposits held by its new customers in the acquired branches and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the merger;

•
United’s ability to control the incremental non-interest expense from the acquired branches in a manner that enables it to maintain a favorable overall efficiency ratio;

•
United’s ability to retain and attract the appropriate personnel to staff and manage the acquired branches;

•
United’s ability to retain the customer relationships from the acquired branches; and

•
United’s ability to earn acceptable levels of interest and non-interest income, including fee income, from the acquired branches.

Integrating the acquired branches will be an operation of substantial size and expense, and may be affected by general market and economic conditions or government actions affecting the financial industry generally. Integration efforts will also likely divert United’s management’s attention and resources. No assurance can be given that United will be able to integrate the acquired branches successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect United’s ability to maintain relationships with clients, customers, depositors and employees, or to achieve the anticipated benefits of the merger and the bank merger. United may also encounter unexpected difficulties or costs during the integration that could adversely affect its earnings and financial condition, perhaps materially. Additionally, no assurance can be given that the operation of the acquired branches will not adversely affect United’s existing profitability, that United will be able to achieve results in the future similar to those achieved by its existing banking business or that United will be able to manage any growth resulting from the merger and the bank merger effectively.
The expected timing of the completion of the merger is subject to risks and uncertainties.
The merger is subject to the satisfaction or waiver of numerous closing conditions, including the receipt of regulatory approvals. Delays in satisfying these conditions could postpone completion of the merger or result in the merger not being completed at all. Any delay could adversely affect the value of the consideration received in the merger or increase the costs incurred by United and Peach State in connection with the merger.
Combining United and Peach State may be more difficult, costly or time-consuming than expected, and the anticipated benefits and cost savings of the merger and the bank merger may not be realized.
United and Peach State have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger and the bank merger, including anticipated benefits and cost savings, will depend, in part, on United’s ability to successfully combine and integrate the businesses of United and Peach State in a manner that permits growth opportunities and does not materially disrupt the existing customer relations or result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger and the bank merger. The loss of key employees could adversely affect United’s ability to successfully conduct its business, which could have an adverse effect on United’s financial results and the value of the United common stock. If United experiences difficulties with the integration process, the anticipated benefits of the merger and the bank merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause United and/or Peach State to lose customers or cause customers to remove their accounts from United and/or Peach State and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of United and Peach State during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger and the bank merger could be less than anticipated.
The combined company may be unable to retain Peach State personnel successfully after the merger is completed.
The success of the merger and the bank merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Peach State. It is possible that these employees may decide not to remain with Peach State while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Peach State to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, United may not be able to locate suitable replacements for any key employees who leave the combined company, or to offer employment to potential replacements on reasonable terms.
Peach State’s and Peach State Bank & Trust’s directors and executive officers have interests in the merger that may differ from the interests of Peach State shareholders.
Peach State shareholders should be aware that Peach State’s and Peach State Bank & Trust’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the other Peach State shareholders generally. These interests and arrangements may create potential conflicts of interest. The Peach State board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Peach State shareholders vote in favor of adopting and approving the merger agreement.
For a more complete description of these interests, see “Interests of Peach State’s Directors and Executive Officers in the Merger.”
The directors and executive officers of Peach State have executed a voting and support agreement that requires each such shareholder to vote in favor of the adoption and approval of the merger agreement.
The directors and executive officers of Peach State have entered into a voting and support agreement with United. Pursuant to the voting and support agreement, among other things, each such shareholder has agreed to vote all of his or her shares of Peach State common stock in favor of the approval and adoption of the merger agreement, and against any action or agreement that would prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement and against any alternative acquisition proposal. As of the record date for the Peach State special meeting, the directors and executive officers of Peach State collectively and beneficially owned approximately [      ]% of the outstanding shares of Peach State common stock. However, pursuant to the terms of the voting and support agreement, in the event of an adverse recommendation change by the Peach State board, the aggregate number of shares of Peach State common stock required to be voted in favor of the approval and adoption of the merger agreement will be reduced to the aggregate number of shares representing 35% of the total voting power of Peach State common stock, and each such shareholder’s obligation to vote its subject shares in favor of the approval and adoption of the merger agreement will be reduced on a pro rata basis. See “Voting and Support Agreement.”
Termination of the merger agreement could negatively impact United or Peach State.
If the merger agreement is terminated, there may be various consequences. For example, United or Peach State’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of United common stock or Peach State common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, Peach State may be required to pay to United a termination fee of approximately $3.6 million.
Peach State and United will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Peach State and United and, consequently, the combined company. These uncertainties may impair Peach State’s and United’s ability to attract, retain, and motivate key personnel until the merger is completed, and could cause customers and others that deal with Peach State or United to seek to change existing business relationships with Peach State or United, respectively. Retention of certain employees by Peach State may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with Peach State and, ultimately, the combined company’s business could be harmed. In addition, subject to certain exceptions, Peach State has agreed to operate its business in the ordinary course and use commercially reasonable efforts to preserve its business organization, employees and business relationships prior to closing. See “The Merger Agreement —  Covenants and Agreements” for a description of the restrictive covenants applicable to Peach State.
If the merger is not completed, United and Peach State will have incurred substantial expenses without realizing the expected benefits of the merger.
Each of United and Peach State has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, United and Peach State would have to recognize these expenses without realizing the expected benefits of the merger.
The merger agreement limits Peach State’s ability to pursue alternative acquisition proposals and requires Peach State to pay a termination fee of approximately $3.6 million under limited circumstances, including circumstances relating to acquisition proposals.
The merger agreement prohibits Peach State from initiating, soliciting, knowingly encouraging or knowingly facilitating certain alternative third-party acquisition proposals. See “The Merger Agreement —  Agreement Not to Solicit Other Offers.” The merger agreement also provides that Peach State will be required to pay a termination fee to United in the amount of approximately $3.6 million in the event that the merger agreement is terminated under certain circumstances, including an adverse recommendation change by the Peach State board of directors. See “The Merger Agreement — Termination Fee.” These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Peach State from considering or proposing such an acquisition.
The shares of United common stock to be received by Peach State shareholders as a result of the merger will have different rights from the shares of Peach State common stock.
Upon completion of the merger, Peach State shareholders who receive the stock consideration will become United shareholders and their rights as shareholders will be governed by the Georgia Business

Corporation Code, which we refer to as the GBCC, and the United articles of incorporation and bylaws. The rights associated with Peach State common stock are different from the rights associated with United common stock. See “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with United common stock.
Peach State shareholders who receive the stock consideration will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management, as compared to their ownership and voting interests in Peach State.
Peach State shareholders currently have the right to vote in the election of the board of directors and on other matters affecting Peach State. Upon completion of the merger, each Peach State shareholder who receives shares of United common stock will become a United shareholder, with a percentage ownership of United that is much smaller than such shareholder’s current percentage ownership of Peach State. Based on the number of shares of Peach State common stock outstanding on April 20, 2026, the date of the merger agreement, and the shares of United common stock expected to be issued in the merger, the Peach State shareholders as a group will receive shares in the merger constituting approximately 1% of the outstanding shares of United common stock immediately after the merger. As a result of the issuance of shares of United common stock in the merger, Peach State shareholders who receive United common stock will experience dilution of their ownership interests, which may reduce the per-share value of United common stock. Because of this, Peach State shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Peach State.
The fairness opinion received by the Peach State board of directors from Piper Sandler & Co. has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of such opinion.
The fairness opinion of Piper Sandler & Co. was rendered to Peach State’s board of directors on April 20, 2026. Changes in the operations and prospects of Peach State, general market and economic conditions and other factors which may be beyond the control of Peach State may have altered the value of Peach State or the sale prices of shares of Peach State common stock as of the date of this proxy statement/prospectus, or may alter such value and sale prices by the time the merger is completed. The opinion from Piper Sandler & Co., dated April 20, 2026 and attached to this proxy statement/prospectus as Annex C, does not speak as of any date other than the date of such opinion.
Peach State shareholders have appraisal rights in the merger.
If the merger agreement is adopted by Peach State shareholders, Peach State shareholders who do not vote in favor of the adoption of the merger agreement and who properly demand payment of fair cash value of their shares of common stock will be entitled to appraisal rights in connection with the merger under Title 14, Chapter 2, Article 13 of the GBCC. In addition, United’s obligation to consummate the merger is subject to the condition that the holders of no more than 5% of the aggregate outstanding shares of Peach State’s common stock properly notify Peach State of their intent to exercise appraisal rights. Neither Peach State nor United can predict the number of Peach State shareholders who will seek payment of fair cash value of their shares. See “The Merger Agreement — Dissenters’ Rights.”
There is no assurance that United or Peach State will continue paying dividends at the current rate.
United’s board of directors has adopted a current dividend practice for the payment of a quarterly cash dividend. Peach State’s board of directors has historically paid a regular quarterly cash dividend. These practices can be changed at any time at the discretion of the board of directors of each company, and United’s or Peach State’s common shareholders have no contractual or other legal right to dividends. In addition, the other risk factors described in this section could materially reduce the cash available from operations of United, Peach State and the combined entity following the merger, and these outcomes could cause capital not to be available when needed in an amount sufficient to support United’s or Peach State’s dividend practice. The amount of dividends that each company may distribute will also be subject to restrictions under applicable state law and applicable bank regulatory provisions. If United’s board of directors were to adopt a change to United’s current dividend practice that resulted in a reduction in the amount of dividends, such change could have a material and adverse effect on the market price of United’s common stock.
Risks Relating to United’s Business.
You should read and consider the risk factors specific to United’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in United’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 17, 2026, and in other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 99 for the location of information incorporated by reference into this proxy statement/prospectus.

INFORMATION ABOUT THE PEACH STATE SPECIAL MEETING
This section contains information about the special meeting that Peach State has called to allow Peach State shareholders to vote on the adoption and approval of the merger agreement and other matters. The Peach State board of directors is mailing this proxy statement/prospectus to you on or about [      ], 2026. Together with this proxy statement/prospectus, the Peach State board of directors is also sending you a notice of the special meeting of Peach State shareholders and a form of proxy that the Peach State board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.
Time, Date, and Place
The special meeting is scheduled to be held on [      ], 2026, at [      ], Eastern Time, at Peach State’s main office, located at 121 E.E. Butler Parkway, Gainesville, Georgia 30501.
Matters to be Considered at the Meeting
At the special meeting, Peach State shareholders will be asked to consider and vote on:
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a proposal to adopt and approve the merger agreement, which we refer to as the merger proposal;

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a proposal of the Peach State board of directors to adjourn or postpone the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger agreement, which we refer to as the adjournment proposal; and

•
any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the Peach State board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A, and we encourage you to read it carefully in its entirety.
Recommendation of Peach State Board of Directors
The Peach State board of directors recommends that Peach State shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger — Peach State’s Reasons for the Merger and Recommendation of the Peach State’s Board of Directors.”
Record Date and Quorum
June 1, 2026 has been fixed as the record date for the determination of Peach State shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were [      ] shares of Peach State common stock outstanding and entitled to vote at the special meeting, held by approximately [      ] holders of record.
A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Peach State common stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of Peach State common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of Peach State common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.
Required Vote
In order for the merger proposal to be approved, it must receive the affirmative vote of a majority of the outstanding shares of Peach State common stock entitled to vote on the merger proposal. If you vote to

“ABSTAIN” with respect to the merger proposal or if you fail to vote on the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.
In order for the adjournment proposal to be approved, it must receive the affirmative vote of the majority of the shares of Peach State common stock represented at the meeting. If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, your shares of Peach State common stock will be counted as shares represented at the meeting and therefore will have the same effect as a vote “AGAINST.”
Each share of Peach State common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.
How to Vote  —  Shareholders of Record
Voting by Mail
Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by mail, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. Please do not send in your stock certificates with your proxy card. If the merger is completed, you will receive a separate letter of transmittal and instructions on how to surrender your Peach State stock certificates for the merger consideration at a later date.
Voting by Internet
Your proxy materials include instructions on how to vote your shares over the Internet. If you choose to vote by Internet, please follow the instructions provided on your proxy card or in the accompanying proxy materials. You do not need to return the proxy card if you vote by Internet. If the merger is completed, you will receive a separate letter of transmittal and instructions on how to surrender your Peach State stock certificates for the merger consideration at a later date.
Voting at the Special Meeting
You may also attend and vote at the special meeting in person.
YOUR VOTE IS VERY IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING AT THE SPECIAL MEETING.
Voting of Proxies; Incomplete Proxies
If you sign and return your proxy card without instruction on how to vote your shares, your shares will be voted “FOR” the merger proposal and “FOR” the adjournment proposal.
Revocation of Proxies
You can revoke your proxy at any time before your shares of Peach State common stock are voted. If you are a shareholder of record, you can revoke your proxy by: (1) signing and returning another valid proxy with a later date; or (2) attending the special meeting and voting in person during the meeting. If you submit a valid proxy bearing a later date, the new proxy must be received prior to the beginning of the special meeting. If you hold your shares in “street name” with a bank, broker or other nominee, you must follow the instructions from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.
Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers
The directors and executive officers of Peach State who as of the record date beneficially owned and were entitled to vote [      ] shares of Peach State common stock, representing approximately [      ]%

of the outstanding shares of Peach State common stock entitled to vote on that date, have entered into a voting and support agreement with United, pursuant to which each such shareholder has agreed, at any meeting of Peach State shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions), to be present (in person or by proxy) at such meeting and:
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vote (or cause to be voted) all shares of Peach State common stock owned of record or beneficially owned by such holder, in favor of the merger proposal and the adjournment proposal; and

•
vote (or cause to be voted) such shareholder’s shares against:

•
any competing transaction; and

•
any action or proposal that would reasonably be expected to prevent, materially impede or materially delay the consummation of the merger.

However, in the event of an adverse recommendation change by the Peach State board, the aggregate number of shares of Peach State common stock required to be voted in favor of the approval and adoption of the merger agreement will be reduced to the aggregate number of shares representing 35% of the total voting power of Peach State common stock, and each such shareholder’s obligation to vote its subject shares in favor of the approval and adoption of the merger agreement will be reduced on a pro rata basis.
Pursuant to the voting and support agreement, each such shareholder has agreed not to sell or otherwise transfer any shares of Peach State common stock without the prior written consent of United, subject to certain limited exceptions.
For more information about the beneficial ownership of Peach State common stock by each 5% or greater beneficial owner, each director and executive officer and directors and executive officers as a group, see “Security Ownership of Certain Beneficial Owners and Management of Peach State.”
Solicitation of Proxies
The proxy for the special meeting is being solicited on behalf of the Peach State board of directors. Peach State will bear the entire cost of soliciting proxies from you. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of Peach State in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.
Questions and Additional Information
If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Peach State at:
Peach State Bancshares, Inc.
121 E. E. Butler Parkway
Gainesville, Georgia 30501,
Telephone: (770) 536-1100
Attn: Ron Quinn, President & Chief Executive Officer

PEACH STATE PROPOSALS
Proposal No. 1 — Merger Proposal
At the Peach State special meeting, Peach State shareholders will be asked to adopt and approve the merger agreement. Holders of Peach State common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes and exhibits, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the Peach State board of directors has unanimously adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined the merger agreement and the merger to be advisable and in the best interests of Peach State and its shareholders. See “The Merger — Peach State’s Reasons for the Merger and Recommendation of the Peach State’s Board of Directors” included elsewhere in this proxy statement/prospectus for a more detailed discussion of the Peach State board of directors’ recommendation.
The Peach State board of directors unanimously recommends that Peach State shareholders vote “FOR” the merger proposal.
Proposal No. 2 — Adjournment Proposal
The Peach State special meeting may be adjourned to another time, if necessary or appropriate and in accordance with the merger agreement, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.
If, at the Peach State special meeting, the number of shares of Peach State common stock present or represented and voting in favor of the merger proposal is insufficient to approve such proposal, Peach State intends to move to adjourn the Peach State special meeting in order to solicit additional proxies for the adoption and approval of the merger agreement to the extent permitted under the merger agreement. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Peach State common stock represented at the meeting.
The Peach State board of directors unanimously recommends that Peach State shareholders vote “FOR” the adjournment proposal.

INFORMATION ABOUT UNITED COMMUNITY BANKS, INC.
United Community Banks, Inc. is a Georgia corporation incorporated in 1987 and headquartered in Greenville, South Carolina. United is also a bank holding company, a financial holding company and the parent company of United Community Bank, a South Carolina state-chartered bank that opened in 1950. As of March 31, 2026, United had total consolidated assets of approximately $28.2 billion, total consolidated deposits of approximately $24.0 billion, total consolidated loans of approximately $19.6 billion and total consolidated shareholders’ equity of approximately $3.65 billion. United has grown through a combination of acquisitions and strategic growth throughout the Alabama, Georgia, South Carolina, North Carolina, Florida and Tennessee markets, as well as nationally through its United States Small Business Administration and United States Department of Agriculture lending and equipment finance businesses. As of March 31, 2026, United had 3,118 full-time equivalent employees.
United provides a wide range of financial products and services to the commercial, retail, governmental, educational, energy, health care and real estate sectors. This includes a variety of deposit products, secured and unsecured loans, mortgage loans, payment and commerce solutions, equipment finance services, wealth management, trust services, private banking, investment advisory services, insurance services and other related financial services. These products and services are delivered through a variety of channels including United’s branches, other offices, the internet and mobile applications. United’s business model combines the commitment to exceptional customer service of a local bank with the products and expertise of a larger institution. United Community Bank operates as a locally-focused community bank, supplemented by experienced, centralized support to deliver products and services to its larger, more sophisticated, customers. United’s organizational structure reflects these strengths, with local leaders for each market and market advisory boards operating in partnership with the product experts of its Commercial Banking Solutions unit. United believes that this combination of service and expertise sets it apart and is instrumental in its strategy to build long-term relationships.
United’s revenue is primarily derived from interest on and fees received in connection with loans United Community Bank makes, and from interest and dividends on investment securities and short-term investments. The principal sources of funds for United Community Bank’s lending activities are customer deposits, repayment of loans and the sale and maturity of investment securities. United Community Bank’s principal expenses are interest paid on deposits and other borrowings and operating and general administrative expenses.
United’s principal office is located at 200 East Camperdown Way, Greenville, South Carolina 29601, and its telephone number at that location is (800) 822-2651. United’s stock is traded on the New York Stock Exchange under the symbol “UCB.” Additional information about United and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

INFORMATION ABOUT PEACH STATE BANCSHARES, INC.
General
Peach State Bancshares, Inc. (“Peach State”) is a bank holding company under the Bank Holding Company Act of 1956, as amended, for Peach State Bank & Trust (“Peach State Bank”), and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System and is a corporation organized under the laws of the State of Georgia. Peach State Bank is a Georgia state-chartered bank that commenced operations in 2005 and is subject to the supervision and regulation of the Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation (the “FDIC”). Peach State Bank is a full-service commercial bank, providing a wide range of business and consumer financial services in its marketplace. Peach State’s principal executive offices are located in Gainesville, Georgia. As of March 31, 2026, Peach State Bank & Trust had total consolidated assets of approximately $789 million, total loans of approximately $498 million, and total deposits of approximately $713 million.
Peach State Bank’s website is www.peachstate.bank. The information on Peach State Bank’s website is not part of this proxy statement/prospectus, and the reference to the Peach State Bank website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
Business
Historically, Peach State Bank’s market areas have been served both by large banks headquartered out of state as well as a number of community banks offering a higher level of personal attention, recognition and service. The large banks have generally applied a transactional business approach, based upon volume considerations, to the market while community banks have traditionally offered a more service/relationship approach.
Peach State Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by Peach State Bank include demand deposit interest-bearing and noninterest-bearing accounts, money market deposit accounts, savings accounts, time deposits, safe deposit boxes, direct deposits, notary services, money orders, cashier’s checks, domestic collections, debit cards, drive-through and ATM services, online and mobile banking and online bill payment services. Peach State Bank offers consumer loans and home equity lines of credit and makes secured and unsecured commercial and real estate loans, including owner-occupied commercial real estate loans, and provides treasury management services to business customers.
Peach State Bank’s target market is consumers, professionals and small- to mid-sized businesses operating within its local communities. These customers are often underserved by larger financial institutions and benefit from Peach State Bank’s community-oriented banking model.
The revenues of Peach State Bank are primarily derived from interest on loans, interest and dividends from investment securities, and service charge income. The principal sources of funds for Peach State Bank’s lending activities are deposits, loan repayments and proceeds from investment securities. The principal expenses of Peach State Bank are interest paid on deposits and operating and general administrative expenses.
As is the case with banking institutions generally, Peach State Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the OCC, Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Peach State Bank faces strong competition in the attraction of deposits (the primary source of lendable funds) and in the origination of loans. See “Competition” below.
Employees
As of March 31, 2026, Peach State Bank employed approximately 74 full-time employees. The employees are not represented by a collective bargaining unit, and Peach State Bank & Trust has not experienced any labor disputes or strikes arising from organized labor groups.

Properties
Peach State Bank’s principal executive offices are located at 121 E.E. Butler Parkway, Gainesville, Georgia 30501. Peach State Bank also operates an additional full-service banking location at 1502 Friendship Road, Braselton, Georgia 30548.
Legal Proceedings
Peach State is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. Management does not believe that there is any pending or threatened proceeding against Peach State which, if determined adversely, would have a material adverse effect on Peach State’s financial position, liquidity, or results of operations.
Competition
Peach State Bank encounters strong competition both in making loans and in attracting deposits. In one or more aspects of its business, Peach State Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that Peach State Bank does not currently provide. In addition, many of Peach State Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Federal and state legislation continues to heighten the competitive environment in which financial institutions must conduct their business.
Management
Directors.   The Boards of Directors of Peach State and Peach State Bank are comprised of the same eleven individuals. The Peach State board of directors is divided into three classes, designated Class I, Class II and Class III, which classes are as nearly equal in number as possible. The directors in Class I are elected for an initial term of one year, the directors in Class II are elected for an initial term of two years and the directors in Class III are elected for an initial term of three years. Each director serves until the election and qualification of his or her successor or until his or her earlier resignation, death or removal from office. Upon the expiration of the initial term of each class of directors, directors elected to succeed those whose terms then expire are elected for terms of three years and serve until the election and qualification of their successors or until their earlier resignation, death or removal from office. The following sets forth certain information regarding the directors of Peach State and Peach State Bank.
Name	Principal Occupation
Ron Quinn	Executive
Charles Blair	Executive
Stewart Teaver	Business Owner
Steve McKibbon	Real Estate
Wesley E. Martin	Business Owner
Joe M. Hatfield	Business Owner
Clifton Hastings	Doctor
C. Andrew Fuller	Judge
Ricky Presley	Real Estate
Nancy Norton	Real Estate
Tracy Vardeman	Healthcare

Executive Officers.   The following sets forth information regarding the executive officers of Peach State and Peach State Bank. The officers of Peach State and Peach State Bank serve at the pleasure of their respective Board of Directors.
Name	Title
Ron Quinn	President and Chief Executive Officer
Charles Blair	Executive Vice President and Chief Financial Officer
Gina Rider	Executive Vice President and Chief Operations Officer
Terry Baker	Executive Vice President and Chief Lending Officer
Andy Stewart	Executive Vice President and Chief Risk Officer

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
Terms of the Merger
Each of the United board of directors and the Peach State board of directors has unanimously approved the merger agreement. The merger agreement provides, among other matters, for the acquisition of Peach State by United pursuant to a merger, on the terms and subject to the conditions in the merger agreement. Under the merger agreement, Peach State will merge with and into United, with United continuing as the surviving corporation, in a transaction we refer to as the merger. Immediately following the completion of the merger, Peach State Bank & Trust, a wholly-owned subsidiary of Peach State, will merge with and into United Community Bank, a wholly-owned subsidiary of United, with United Community Bank continuing as the surviving bank, in a transaction we refer to as the bank merger.
If the merger is completed, all of the shares of Peach State common stock (except for treasury stock or shares owned by Peach State or United, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by shareholders who properly exercise appraisal rights) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of the holder of such share and subject to proration, $31.75 in cash, less any applicable withholding taxes and without interest, or 0.8978 of a share of United common stock. No fractional shares of United common stock will be issued in the merger, and holders of Peach State common stock will be entitled to receive cash in lieu of fractional shares.
The merger consideration is subject to proration so that 50% of Peach State common stock issued and outstanding immediately prior to the effective time of the merger will be converted into cash consideration and 50% of the remaining Peach State common stock will be converted into stock consideration, based on an exchange ratio of 0.8978 of a share of United common stock. Holders of Peach State common stock who do not make an election will be treated as having elected to receive cash consideration or stock consideration in accordance with the proration methodology in the merger agreement.
Based on the exchange ratio of 0.8978, and on the closing stock price of United common stock of $[      ] as of [      ], the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share stock consideration payable to holders of Peach State common stock was approximately $[      ] as of such date. The trading price of United common stock will continue to fluctuate until the date the merger is consummated.
As a result of the foregoing, based on the number of shares of United common stock and Peach State common stock outstanding as of April 20, 2026, the date of the merger agreement, it is expected that Peach State shareholders will hold approximately 1% of the shares of the combined company outstanding immediately after the effective time of the merger, which we refer to as the effective time.
Peach State shareholders are being asked to approve and adopt the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the completion of the merger and provisions for terminating or amending the merger agreement. United shareholders are not entitled to voting rights in connection with the merger.
Background of the Merger
Over the course of several years, the Board of Directors (the “Board”) and senior management of Peach State Bancshares, Inc. (“Peach State”) have periodically reviewed and assessed Peach State’s long-term strategic direction and prospects, including various strategic alternatives available to Peach State and its shareholders, with a focus on maximizing shareholder value while continuing to serve Peach State’s customers, employees and the communities in which it operates. In the context of such reviews, the strategic alternatives considered by the Board have included, among other things, continuing its on-going operations as an independent institution, acquiring other depository institutions, opening new branch offices, closing or selling branch offices or buying other financial services firms engaged in complementary lines of business. The Board also reviewed the competitive environment in its market area as well as merger and acquisition activity in the financial services industry in general and in Georgia.
The Board and senior management team have also been aware in recent years of changes in the financial services industry and the regulatory environment, as well as the competitive challenges facing a financial institution such as Peach State. These challenges have included an interest rate environment that has resulted in pressure on the interest rate spread and margin, increasing government regulations, increasing expense burdens and commitments for technology, succession planning challenges, and increasing competition in the delivery of financial products and services combined with increased customer expectations for the availability of sophisticated financial products and services from financial institutions. In addition, the Board was sensitive to the need for Peach State to deploy excess capital to maximize return for its shareholders. The Board has always recognized that its fiduciary duty to its shareholders encompassed consideration of a business combination, merger or sale of Peach State that might offer enhanced value to its shareholders and greater market liquidity and from time to time identified potential buyers and strategic partners for the Company, taking into account Peach State’s relative size and position in the marketplace.
In connection with these evaluations, a key consideration for the Board has been the limited liquidity available to Peach State shareholders due to the absence of a public trading market for Peach State’s common stock. As part of this ongoing strategic assessment and in furtherance of these discussions, the Board has, from time to time, consulted with Piper Sandler & Co. (“Piper Sandler”), a nationally recognized investment banking firm with substantial expertise in financial institution mergers and acquisitions, to evaluate strategic alternatives and assess potential strategic partners.
On November 21, 2024, the Board held a strategic planning session attended by representatives of Piper Sandler and Alston & Bird (“Alston & Bird”), Peach State’s legal counsel. At that meeting, Piper Sandler provided the Board with a review of market conditions, recent merger and acquisition activity among financial institutions and an analysis of the universe of potential strategic partners for Peach State. Representatives of Alston & Bird reviewed with the Board key legal considerations relevant to a potential strategic transaction, including a discussion of the Board’s fiduciary duties in connection with evaluating strategic alternatives. Following these presentations, the Board engaged in a substantive discussion regarding the various strategic pathways available to Peach State and its shareholders and authorized Peach State senior management, with the assistance of Piper Sandler, to begin developing relationships with selected market participants who could be potential strategic partners.
On February 25, 2025, the Board met with representatives of Piper Sandler to receive an update on financial institution merger activity, market conditions and selected potential market participants. During this meeting, Piper Sandler discussed the timing and key considerations associated with a potential merger process, including the respective roles and responsibilities of the Board, senior management and Peach State’s financial and legal advisors. As part of this discussion, the Board and Piper Sandler also discussed the upcoming October 1, 2026 expiration of Peach State’s core processing contract and the relevance of that timeline to Peach State’s strategic planning and the timing of a potential sale process.
On April 22, 2025, Piper Sandler provided Peach State management with an analysis of potential strategic partners and an overview of relevant merger and acquisition activity among financial institutions. On June 12, 2025, Piper Sandler provided the Board with an additional review of selected potential strategic partners, an update on market conditions, and a discussion of the various initial approaches and timelines that the Company could pursue in connection with a potential sale process. The Board discussed the presentations and the current mergers and acquisitions environment and continued its evaluation of the Company’s strategic alternatives.
On October 8, 2025, the Board held its annual strategic planning session. At that meeting, Piper Sandler presented to the Board a comprehensive overview of the mergers and acquisitions process for financial institutions, including a detailed discussion of the steps involved in a potential sale transaction, an illustrative timeline and key milestones associated with a formal sale process, and the roles and responsibilities of Peach State’s financial and legal advisors. Representatives of Alston & Bird reviewed with the Board the directors’ fiduciary duties in connection with a potential sale of Peach State. Following these presentations and after careful deliberation, the Board unanimously voted to authorize management to commence a formal sale process and approved the engagement of Piper Sandler as Peach State’s financial advisor in connection therewith.
On November 18, 2025, Peach State and Piper Sandler executed an engagement letter pursuant to which Piper Sandler was formally retained as Peach State’s financial advisor in connection with a potential sale of Peach State. Following execution of the engagement letter, Piper Sandler and Peach State management worked together to identify and compile a list of potential strategic partners, prepare marketing materials describing Peach State and the proposed sale process, and establish a virtual data room containing due diligence materials relating to Peach State and its subsidiaries.
On January 9, 2026, Piper Sandler commenced formal outreach to fifteen potential counterparties identified by Piper Sandler and Peach State management as financial institutions that may have a strategic interest in, and the financial capacity to complete, a potential acquisition of Peach State. Piper Sandler distributed an executive summary and a form of non-disclosure agreement to each of these potential counterparties and established a targeted submission date of February 20, 2026 for non-binding indications of interest.
Of the fifteen potential counterparties contacted, nine executed non-disclosure agreements and received a confidential information memorandum describing Peach State, six accessed the virtual data room, and five participated in management meetings with Peach State. United Community Banks, Inc. (“United”) commenced its review of materials in the virtual data room on January 17, 2026.
During January and February of 2026, Peach State management participated in a series of management meetings with representatives of several potential counterparties, including publicly traded and privately held financial institutions, to discuss Peach State’s business, operations, financial condition and prospects, as well as the potential strategic merits of a combination. These meetings included discussions with representatives of parties identified as Company A, Company B, Company C, Company D and United.
On February 11, 2026, Piper Sandler distributed bid instructions to those potential counterparties participating in the process, outlining the process and timeline for submitting non-binding indications of interest, the required contents of such submissions, and the targeted bid submission date of February 20, 2026.
On February 20, 2026, Piper Sandler received three non-binding indications of interest from potential counterparties in connection with a potential acquisition of Peach State. The indications of interest were submitted by United, Company D and Company B and reflected differing valuation levels, forms of consideration and transaction structures. United proposed aggregate consideration of approximately $100.0 million (inclusive of the cash-out value of all outstanding Peach State stock options), consisting of a mix of cash and United common stock, including a per-share cash component, and implying a blended per share purchase price of $31.02, based on United’s closing stock price as of February 19, 2026. Company D proposed aggregate consideration of approximately $88.2 million (inclusive of the cash-out value of Peach State stock options), consisting of a combination of cash and Company D common stock and implying a per share purchase price of $27.50 based on Company D’s 10-day average closing stock price as of February 19, 2026. Company B proposed aggregate consideration of approximately $89.9 million (inclusive of the cash-out value of Peach State stock options), consisting entirely of cash consideration at a price of $28.00 per share. Piper Sandler reviewed the indications of interest with Peach State management and prepared a comparative summary and analysis of the proposals for presentation to the Peach State Board of Directors.
On February 24, 2026, the Board met with representatives of Piper Sandler and Alston & Bird to review the status of the sale process and to consider and evaluate the indications of interest received. Piper Sandler summarized the sale process conducted to date, reviewed the material terms of each indication of interest and provided a comparative analysis of the proposed consideration, form of transaction, strategic rationale and relative execution risks associated with each proposal. Alston & Bird also reviewed with the Board its fiduciary duties and confidentiality obligations in the context of a M&A transaction. The Board engaged in detailed and fulsome discussions regarding the relative merits of each proposal, including the implied per-share consideration offered, the mix of cash and stock consideration, the financial strength and strategic profile of each potential counterparty, interests of Peach State’s employees and customers, and the likelihood that each potential counterparty would be able to consummate a transaction on the proposed terms and within an acceptable timeframe.
Following these discussions, the Board determined that United’s proposal represented the most compelling combination of value and certainty of execution and authorized management and Piper Sandler to proceed with negotiations with United. As part of this process, the Board directed Piper Sandler to seek improvements to United’s proposal, which were subsequently reflected in a revised non-binding indication of interest.
On February 27, 2026, following additional discussions between Peach State and United and their respective advisors, Peach State and United executed a non-binding indication of interest setting forth the principal terms of a potential acquisition of Peach State by United. The indication of interest contemplated aggregate consideration to Peach State common shareholders of approximately $92.2 million, consisting of a combination of cash and stock consideration. Under the proposal, approximately 50% of the outstanding shares of Peach State common stock would be converted into the right to receive cash consideration at a price of $31.75 per share, with the remaining shares to be exchanged for shares of United common stock based on a fixed exchange ratio, implying a blended per share purchase price of approximately $30.73, based on United’s closing stock price as of February 24, 2026. The indication of interest also contemplated the cancellation and cash-out of outstanding Peach State stock options for an aggregate amount of approximately $6.8 million, resulting in an implied aggregate transaction value of approximately $99.1 million. In addition, the indication of interest included an exclusivity provision pursuant to which, for a specified period of time, Peach State agreed not to solicit, initiate or engage in discussions with other potential counterparties regarding a potential acquisition of Peach State, subject to customary exceptions. In deciding to execute the non-binding indication of interest, the Board engaged in a robust discussion of the appropriate considerations in selecting a potential merger partner, including United’s offer and the allocation of merger consideration between stock and cash, the attractiveness of United’s stock as consideration, United’s ability and capacity to complete the proposed transaction in a timely manner, its track record of successful acquisitions, cultural fit and potential synergies, and the viability of Peach State on a standalone basis. Following extensive discussion, the Board determined that a transaction with United would provide greater strategic benefits and synergies, offer the highest value to Peach State shareholders, and present a stronger cultural fit. After careful deliberation, the Board concluded that pursuing a strategic business combination with United was in the best interests of Peach State shareholders and other constituencies and approved the execution of the non-binding indication of interest.
Following execution of the indication of interest and until the signing of the definitive merger agreement, senior members of the management teams of Peach State and United met to discuss the strategic rationale for the transaction, anticipated integration matters and other issues relevant to the proposed combination. United and its advisors conducted due diligence regarding Peach State, including a credit review, through review of certain requested information and documents provided by Peach State through the virtual data room. On April 3, 2026, United and United’s advisors conducted a legal due diligence conference call with Peach State and Peach State’s advisors to discuss Peach State’s business and operations as well as its relationships with its federal and state regulators.
During this same period, Peach State and its advisors also conducted reverse due diligence regarding United. The reverse due diligence included, among other things, review of United’s public filings, corporate strategy, earnings, asset quality, deposit franchise, sensitivity and interest rate risk, legal and regulatory matters, and capital adequacy. Peach State also engaged in several reverse diligence discussions with United, covering topics such as documents previously provided to Peach State by United, the strategic plan and future growth prospects for United, integration of Peach State into United, financial performance, strategic plans specific to Peach State’s markets, shareholder liquidity, existing lines of business and potential new lines of business. On April 15, 2026, Peach State and United participated in a reverse due diligence session during which Peach State management had the opportunity to review information regarding United’s business, operations, financial condition and prospects.
On April 3, 2026, Wachtell, Lipton, Rosen & Katz, legal counsel to United (“Wachtell”), delivered an initial draft of the merger agreement to Alston & Bird. Following discussions between Alston & Bird and

Peach State regarding the terms of the proposed transaction, Alston & Bird delivered its initial markup of the merger agreement to Wachtell on April 10, 2026. In the ensuing days, Peach State and United, with the assistance of their respective financial and legal advisors, negotiated the terms of the merger agreement and the related transaction documents, while continuing to address due diligence matters.
On April 14, 2026, the Board met with representatives of Piper Sandler and Alston & Bird to review the status of negotiations and the material terms of the proposed merger. Alston & Bird started the meeting by reviewing with the directors their fiduciary duties and the legal standards applicable to the decisions and actions of the Peach State directors with respect to the proposed transaction. Alston & Bird then presented a summary of the material terms of the merger agreement and related documents, key open items that were still being negotiated between the parties, and answered questions about the merger agreement, ancillary documents and the proposed merger. The directors reviewed with Alston & Bird the terms of the merger agreement and the merger, the voting and support agreements to be entered into with Peach State directors and executive officers, and other relevant information. After Alston & Bird’s presentation, Piper Sandler reviewed its preliminary financial analyses of the proposed merger consideration.
On April 20, 2026, the Board convened a special meeting to consider the proposed merger. Representatives of Alston & Bird reviewed with the Board the final terms of the merger agreement, including how each open item discussed at the April 14 meeting was resolved, and again reviewed with the directors their fiduciary duties and the applicable legal standards governing the Board’s decision. Piper Sandler presented its financial analyses and rendered its opinion, dated April 20, 2026, to the effect that, based upon and subject to the assumptions, procedures, qualifications and limitations set forth in its opinion, the merger consideration to be received by Peach State shareholders was fair, from a financial point of view, to such shareholders. During the presentation of Alston & Bird and Piper Sandler, the Board discussed at length topics such as the election and proration mechanism to receive either United’s common stock or cash as merger consideration, each party’s termination rights, the treatment of Peach State’s outstanding options, employee retention and severance terms and other material terms in the merger agreement. After a full discussion and deliberation, including questions to Piper Sandler, Alston & Bird and Peach State’s management team regarding the merger and the terms and conditions of the merger agreement, and after careful review and discussion by the Board, including consideration of the factors described below under “The Merger — Peach State’s Reasons for the Merger and Recommendation of the Peach State’s Board of Directors,” the Board concluded that the merger agreement, the merger and the merger of Peach State Bank with and into United Community Bank were fair to and in the best interest of Peach State and its shareholders and approved and adopted the merger agreement and the transactions contemplated thereby and recommended the Peach State shareholders approve the merger agreement. At this meeting, the Peach State Bank board of directors also approved the merger of Peach State Bank with and into United Community Bank.
The merger agreement was executed by Peach State and United on April 20, 2026, and the transaction was publicly announced prior to the opening of the financial markets on April 21, 2026.
Peach State’s Reasons for the Merger and Recommendation of the Peach State’s Board of Directors
After careful consideration, Peach State’ board of directors, at a meeting held on April 20, 2026, determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Peach State and its shareholders. Accordingly, Peach State’s board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement and recommends that Peach State shareholders vote “FOR” the approval of the merger agreement. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that Peach State shareholders approve the merger agreement, the Peach State board of directors evaluated the merger and the merger agreement in consultation with Peach State’ management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors (which are not presented in order of priority):
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each of Peach State’s, United’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Peach State board of directors considered its view that United’s business and operations complement those of Peach State and that the merger would result in a combined company with diversified revenue sources,
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the Board’s expectation that the combined company would have a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;

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its understanding of the current and prospective environment in which Peach State and United operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Peach State both with and without the proposed transaction;

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the process through which the Peach State board of directors, with the assistance of management and its financial and legal advisors, evaluated strategic alternatives available to Peach State over an extended period of time, including an evaluation of Peach State’s standalone plan and consideration of other potential strategic transactions, and the Peach State board of directors’ determination that no alternative was as strategically and financially compelling as the merger with United;

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the consideration to be received by Peach State shareholders in the merger relative to Peach State’s financial condition, earnings and prospects;

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the historical performance of United common stock;

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that Peach State shareholders will have the ability to elect whether to receive cash or stock consideration in the merger, subject to proration;

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the liquidity that will be received by Peach State shareholders through receipt of the cash or NYSE-listed shares of United common stock;

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the fact that a portion of the merger consideration will consist of shares of United common stock, which will allow Peach State shareholders who receive stock consideration to participate in the future performance of the combined company and any synergies resulting from the merger;

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the results that Peach State could expect to achieve operating independently, and the likely risks and benefits to Peach State shareholders of that course of action, as compared to the value of the merger consideration to be received from United;

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its view that the size of the institution and related economies of scale were becoming increasingly important to continued success in the current financial services environment, including the increased expenses of regulatory compliance, and that a merger with a larger bank holding company could provide those economies of scale, increase efficiencies of operations and enhance customer products and services;

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the anticipated cost savings and operating efficiencies expected to result from the elimination of duplicative functions, reduced payments to vendors and third-party service providers, and enhanced scale while maintaining responsiveness to evolving compliance and regulatory requirements;

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the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

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the results of Peach State’s due diligence review of United, including the Peach State board of directors’ assessment of United’s reputation, management, business practices, financial condition, risk profile and strategic objectives;

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management’s expectation that the combined company will have a strong capital position upon completion of the transaction;

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that the merger is expected to result in a combined company with greater financial resources, enhanced lending capabilities and an improved ability to serve customers and communities as compared to Peach State on a standalone basis;

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its belief that the transaction is likely to provide substantial value to Peach State’ shareholders;

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the financial analyses of Piper, Peach State’s financial advisor, and the opinion delivered by Piper to Peach State’s board of directors on April 20, 2026, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper as set forth in its opinion, the merger consideration is fair from a financial point of view, to the holders of Peach State common stock, as more fully described in the section entitled “The Merger — Opinion of Peach State’s Financial Advisor”;
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the financial and other terms of the merger agreement, the expected tax treatment and deal protection provisions, including the ability of Peach State’s board of directors, under certain circumstances, to withdraw or materially adversely modify its recommendation to Peach State shareholders that they approve the merger agreement (subject to payment of a termination fee), each of which it reviewed with its outside financial and legal advisors;

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the impact of the merger of Peach State’s employees, customers and the communities it serves;

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that Peach State’ directors and executive officers have financial interests in the merger in addition to their interests as Peach State shareholders, including financial interests that are the result of compensation arrangements with Peach State, and the manner in which such interests would be affected by the merger;

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the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

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the merger consideration in the form of United common stock will generally be tax-free to Peach State shareholders based on the expected tax treatment of the merger as a “reorganization” for U.S. federal income tax purposes, as further described under “Material U.S. Federal Income Tax Consequences of the Merger”; and

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the greater liquidity in the trading market for United common stock relative to the market for Peach State common stock due to the listing of United’s shares on the NYSE.

The Peach State board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
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the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

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the potential risk of diverting management attention and resources from the operation of Peach State’s business and towards the completion of the merger and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

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the requirement that Peach State conduct its business in the ordinary course and the other restrictions on the conduct of Peach State’s business prior to the completion of the merger, which may delay or prevent Peach State from undertaking business opportunities that may arise pending completion of the merger;

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that under the merger agreement, subject to certain exceptions, Peach State cannot engage in discussions regarding competing acquisition proposals;

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the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Peach State’ business, operations and workforce with those of United and the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;

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the possibility that Peach State will have to pay a $3,570,000 termination fee to United if the merger agreement is terminated under certain circumstances;

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the potential for a decline in the value of United common stock, whether before or after consummation of the merger, which could reduce the value of the consideration received by Peach State shareholders;

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that Peach State shareholders will not know the exact market value of the merger consideration they will receive or the form of consideration that they will receive until the merger is completed;

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the transaction costs and expenses that Peach State will incur in connection with the merger;

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the risk that regulatory authorities could impose conditions that could delay, restrict or prevent the consummation of the merger;

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the risks and costs to Peach State if the merger is not completed; and

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the other risks under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

In considering the recommendation of the Peach State board of directors, you should be aware that certain directors and officers of Peach State may have interests in the merger that are different from, or in addition to, interests of Peach State shareholders generally and may create potential conflicts of interest. The Peach State board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Peach State’ shareholders that they vote in favor of the proposal to approve the merger agreement. See “Interests of Peach State’s Directors and Executive Officers in the Merger.”
The foregoing discussion of the factors considered by the Peach State board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Peach State board of directors. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, the Peach State board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Peach State board of directors considered all these factors as a whole, including discussions with, and questioning of, Peach State’s management and Peach State’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
For the reasons set forth above, the Peach State board of directors has adopted and approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.
The directors and executive officers of Peach State have entered into a voting agreement with United, pursuant to which they have agreed to vote in favor of the merger proposal and the other proposals to be voted on at the Peach State special meeting, subject to the terms of the voting agreement. The voting agreements are discussed in more detail in the section entitled “Information About the Peach State Special Meeting — Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers.”
Opinion of Peach State’s Financial Advisor
Peach State retained Piper Sandler to act as financial advisor to Peach State’s board of directors in connection with Peach State’s consideration of a possible business combination. Peach State selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm which specializes in financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Piper Sandler acted as financial advisor to Peach State’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the April 20, 2026 meeting at which Peach State’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on April 20, 2026, to the effect that, as of such date, the merger consideration was fair to the holders of Peach State’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Peach State common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the board of directors of Peach State in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Peach State as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Peach State common stock and did not address the underlying business decision of Peach State to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Peach State or the effect of any other transaction in which Peach State might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Peach State or United, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
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a draft of the merger agreement, dated April 18, 2026;

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certain publicly available financial statements and other historical financial information of Peach State and its banking subsidiary, Peach State Bank, that Piper Sandler deemed relevant;

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certain publicly available financial statements and other historical financial information of United that Piper Sandler deemed relevant;

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preliminary financial information for United for the quarter ended March 31, 2026, as provided by the senior management of United;

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certain internal financial projections for Peach State for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of Peach State;

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publicly available mean analyst estimates for United for the years ending December 31, 2026 and December 31, 2027, based on information provided by the senior management of United, as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2028 through December 31, 2030 and estimated dividends per share for United for the years ending December 31, 2026 through December 31, 2030, based on information provided by the senior management of United and confirmed for use in Piper Sandler’s analyses by the senior management of Peach State;

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the pro forma financial impact of the Merger on United based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of United and confirmed for use in Piper Sandler’s analyses by the senior management of Peach State;

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the publicly reported historical price and trading activity for United common stock, including a comparison of certain stock trading information for United common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

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a comparison of certain financial and market information for Peach State and United with similar financial institutions for which information is publicly available;

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the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

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the current market environment generally and the banking environment in particular;

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such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Peach State and its representatives the business, financial condition, results of operations and prospects of Peach State and held similar discussions with certain members of the senior management of United and its representatives regarding the business, financial condition, results of operations and prospects of United.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by Peach State or United or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of Peach State and United that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Peach State or United, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Peach State or United. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for credit losses of Peach State or United, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to Peach State or United. Piper Sandler assumed, with Peach State’s consent, that the respective allowances for credit losses for both Peach State and United were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used certain internal financial projections for Peach State for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of Peach State. In addition, Piper Sandler used publicly available mean analyst estimates for United for the years ending December 31, 2026 and December 31, 2027, based on information provided by the senior management of United, as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2028 through December 31, 2030 and estimated dividends per share for United for the years ending December 31, 2026 through December 31, 2030, based on information provided by the senior management of United and confirmed for use in Piper Sandler’s analyses by the senior management of Peach State. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of United and confirmed for use in Piper Sandler’s analyses by the senior management of Peach State. With respect to the foregoing information, the senior management of Peach State confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of senior management as to the future financial performance of Peach State and United, respectively, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Peach State or United since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analysis that Peach State and United would remain as going concerns for all periods relevant to its analysis.
Piper Sandler also assumed, with Peach State’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Peach State, United, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Peach State’s consent, Piper Sandler relied upon the advice that Peach State received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of United common stock at any time or what the value of United common stock would be once it is actually received by the holders of Peach State common stock.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Peach State’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Peach State or United and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Peach State and United and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration to the holders of Peach State common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Peach State, United, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Peach State’s board of directors at its April 20, 2026 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Peach State common stock or United common stock or the prices at which Peach State or United common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Peach State’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Peach State’s board of directors with respect to the fairness of the merger consideration.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.
Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Peach State common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive, at the election of the holder thereof, either (i) $31.75 in cash (the “Cash Consideration”), or (ii) 0.8978 shares of United common stock (the “Stock Consideration”). The merger agreement provided, generally, that fifty percent (50%) of the shares of Peach

State common stock issued and outstanding immediately prior to the effective time of the transaction shall be converted into the Cash Consideration and the remaining shares of Peach State common stock shall be converted into the Stock Consideration. Piper Sandler calculated an aggregate implied transaction value of approximately $100.8 million and an implied purchase price per share of $31.20 consisting of the implied value of 3,000,542 shares of Peach State common stock and 345,750 Peach State stock options with a weighted average strike price of $10.93, which are to be cancelled and converted into the right to receive a cash payment equal to the difference between the Cash Consideration and the applicable per share exercise price, and based on the closing price of United common stock on April 17, 2026 of $34.15 per share. Based upon financial information for Peach State as of or for the last twelve months (“LTM”) ended March 31, 2026, Piper Sandler calculated the following implied transaction metrics:
Transaction Price Per Share / March 31, 2026 Book Value Per Share	175%
Transaction Price Per Share / March 31, 2026 Tangible Book Value Per Share	175%
Transaction Price Per Share / LTM Earnings(1)	11.0x
Core Deposit Premium(2)	7.1%
Core Deposit Premium(3)	6.9%

(1)
LTM earnings are inclusive of the following one-time earnings impacts: ~$137 thousand in interest expense (driven by the early retirement of $9.5 million in sub debt in January 2026) and ~$228 thousand in transaction related expenses in Q1 2026.

(2)
Core deposits defined as total deposits less time deposits with balances greater than $100,000.

(3)
Core deposits defined as total deposits less time deposits with balances greater than $250,000.

Stock Trading History.
Piper Sandler reviewed the publicly available historical reported trading prices of United common stock for the one-year and three-year periods ended April 17, 2026. Piper Sandler then compared the relationship between the movements in the price of United common stock to movements in its peer group (as described below) as well as certain stock indices.
United’s One-Year Stock Performance
	Beginning Value April 17, 2025	Ending Value April 17, 2026
United	100.0%	137.8%
United Peer Group	100.0%	141.3%
S&P 500 Index	100.0%	134.9%
NASDAQ Bank Index	100.0%	129.8%
United’s Three-Year Stock Performance
	Beginning Value April 17, 2023	Ending Value April 17, 2026
United	100.0%	119.6%
United Peer Group	100.0%	134.0%
S&P 500 Index	100.0%	173.4%
NASDAQ Bank Index	100.0%	159.4%
Comparable Company Analyses.
Piper Sandler used publicly available information to compare selected financial information for Peach State with a group of financial institutions selected by Piper Sandler. The Peach State peer group included major exchange-traded and OTCQX listed banks and thrifts headquartered in the southeast region of the U.S. consisting of Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia with total assets between $600 million and $1.2 billion and MRQ

ROAA greater than 0.00%, but excluded targets of announced merger transactions (the “Peach State Peer Group”). The Peach State Peer Group consisted of the following companies:
Auburn National Bancorporation, Inc.	Merchants & Marine Bancorp, Inc.
Bank of the James Financial Group, Inc.	Oconee Financial Corporation
blueharbor bank	Peoples Financial Corporation
First Reliance Bancshares, Inc.	Pinnacle Bankshares Corporation
The analysis compared financial information provided by the senior management team of Peach State with corresponding data for the Peach State Peer Group as of or for the year ended December 31, 2025 (unless otherwise noted) with pricing data as of April 17, 2026. The table below sets forth the data for Peach State and the median, mean, low and high data for the Peach State Peer Group.
Peach State Comparable Company Analysis
	Peach State	Peach State Peer Group Median	Peach State Peer Group Mean	Peach State Peer Group Low	Peach State Peer Group High
Total assets ($mm)	788	980	903	607	1,093
Loans / Deposits (%)	69.9	75.2	72.8	43.6	97.7
Non-performing assets / Total assets (%)	0.00	0.15	0.28	0.00	0.85
Allowance for credit losses / Total loans (%)	1.18	1.11	1.08	0.71	1.35
Net charge-offs / Average loans (%)	(0.03)	0.09	0.19	(0.03)	1.04
Tangible common equity / Tangible assets (%)	6.8	8.9	9.5	7.0	13.8
Total RBC Ratio (%)	15.1(1)	13.8	14.8	12.5	17.8
MRQ Return on average assets (%)	1.04	0.87	0.97	0.39	2.19
MRQ Return on average tangible common equity (%)	15.6	10.9	10.8	2.9	20.2
MRQ Net interest margin (%)	3.51	3.84	3.74	2.73	4.34
MRQ Cost of deposits (%)	1.88	1.32	1.36	0.51	1.85
MRQ Efficiency ratio (%)	62.6	71.7	70.5	35.7	86.5
Price / Tangible book value per share (%)	—	107	118	84	189
Price / LTM Core earnings per share(2) (x)	—	11.3	13.0	9.8	25.1
Current dividend yield (%)	—	2.0	1.9	0.0	4.6
Market value ($mm)	—	101	93	52	126

(1)
Peach State total RBC ratio was estimated.

(2)
Core as defined by S&P Capital IQ Pro (net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items).

Note: Financial data for Peach State as of or for the period ending March 31, 2026; Peoples Financial Corporation regulatory capital information unavailable due to adoption of CBLR.
Source: S&P Capital IQ Pro; Peach State Company Documents.
Piper Sandler used publicly available information to perform a similar analysis for United by comparing selected financial information for United with a group of financial institutions selected by Piper Sandler. The United peer group included major exchange-traded banks and thrifts headquartered in the southeast region of the U.S. consisting of Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia with total assets between $20 billion and $50 billion, but excluded targets of announced merger transactions (the “United Peer Group”). The United Peer Group consisted of the following companies:

Ameris Bancorp	Renasant Corporation
Atlantic Union Bankshares Corporation	Seacoast Banking Corporation of Florida
Bank OZK	Simmons First National Corporation
BankUnited, Inc.	United Bankshares, Inc.
Hancock Whitney Corporation	WesBanco, Inc.
Home Bancshares, Inc.
The analysis compared publicly available financial information for United with corresponding data for the United Peer Group as of or for the year ended December 31, 2025 (unless otherwise noted) with pricing data as of April 17, 2026. The table below sets forth the data for United and the median, mean, low and high data for the United Peer Group.
United Comparable Company Analysis
	United	United Peer Group Median	United Peer Group Mean	United Peer Group Low	United Peer Group High
Total assets ($mm)	28,177	27,696	30,252	20,842	40,786
Loans / Deposits (%)	81.8	88.7	88.2	77.7	96.8
Non-performing assets / Total assets (%)	0.33	0.37	0.51	0.23	0.98
Allowance for credit losses / Total loans (%)	1.06	1.28	1.34	0.91	1.90
Net charge-offs / Average loans (%)	0.22	0.19	0.34	0.01	1.19
Tangible common equity / Tangible assets (%)	9.9	9.3	9.9	7.7	13.4
Total RBC Ratio (%)	14.6(1)	14.8	15.2	13.9	19.1
MRQ Return on average assets (%)	1.22	1.33	1.34	0.65	2.08
MRQ Return on average tangible common equity (%)	13.1	15.0	14.5	8.9	18.0
MRQ Net interest margin (%)	3.65	3.84	3.85	3.08	4.65
MRQ Cost of deposits (%)	1.65	1.98	2.03	1.58	3.09
MRQ Efficiency ratio (%)	56.7	49.4	48.8	36.4	58.2
Price / Tangible book value per share (%)	154	168	167	105	212
Price / LTM Core earnings per share(2) (x)	12.4	12.2	12.5	7.9	15.7
Price / 2026 Estimated earnings per share (x)	10.9	10.6	10.6	8.0	12.4
Price / 2027 Estimated earnings per share (x)	10.1	9.9	9.9	7.4	11.6
Current dividend yield (%)	3.0	3.1	3.1	1.0	4.3
Market value ($mm)	4,087	5,281	4,626	3,122	6,186

(1)
United total RBC ratio was estimated.

(2)
Core as defined by S&P Capital IQ Pro (net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items); LTM earnings multiples >30.0x or less than 0.0x are considered not meaningful (“NM”).

Note: Preliminary financial data for United as of or for the period ending March 31, 2026, as provided by United senior management.
Source: S&P Capital IQ Pro; United Company Documents.
Analysis of Precedent Transactions.
Piper Sandler reviewed two groups of merger and acquisition transactions, including a southeast and nationwide group. The southeast group consisted of southeast (Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) whole bank and thrift transactions since January 1, 2023 with target total assets between $500 million and $1.0 billion and a disclosed deal value (the “Southeast Precedent Transactions”). The nationwide group consisted of nationwide whole bank and thrift transactions since January 1, 2025 with target total assets between $500 million and $1.0 billion and a disclosed deal value (the “Nationwide Precedent Transactions”).
The Southeast Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Fidelity Bancshares (N.C.), Inc.	Affinity Bancshares, Inc.
Colony Bankcorp, Inc.	TC Bancshares, Inc.
MIDFLORIDA Credit Union	Prime Meridian Holding Company
Seacoast Banking Corporation of Florida	Heartland Bancshares, Inc.
Cadence Bank	FCB Financial Corp.
TowneBank	Village Bank and Trust Financial Corp.
Capital Bancorp, Inc.	Integrated Financial Holdings, Inc.
First National Corporation	Touchstone Bankshares, Inc.
Dogwood State Bank	Community First Bancorporation
First Financial Corporation	Simply Bank
Wayne Savings Bancshares, Inc.	Main Street Financial Services Corp.
The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Fidelity Bancshares (N.C.), Inc.	Affinity Bancshares, Inc.
Independent Bank Corporation	HCB Financial Corp.
Arrow Financial Corporation	Adirondack Bancorp, Inc.
Stock Yards Bancorp, Inc.	Field & Main Bancorp, Inc.
South Plains Financial, Inc.	BOH Holdings, Inc.
ServBanc Holdco, Inc.	IF Bancorp, Inc.
Mid Penn Bancorp, Inc.	1st Colonial Bancorp, Inc.
Ballston Spa Bancorp, Inc.	NBC Bancorp, Inc.
Colony Bankcorp, Inc.	TC Bancshares, Inc.
Mercantile Bank Corporation	Eastern Michigan Financial Corporation
Business First Bancshares, Inc.	Progressive Bancorp, Inc.
Citizens & Northern Corporation	Susquehanna Community Financial, Inc.
MIDFLORIDA Credit Union	Prime Meridian Holding Company
Equity Bancshares, Inc.	NBC Corp. of Oklahoma
Bar Harbor Bankshares	Guaranty Bancorp, Inc.
Seacoast Banking Corporation of Florida	Heartland Bancshares, Inc.
Plumas Bancorp	Cornerstone Community Bancorp
Cadence Bank	FCB Financial Corp.
Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to book value per share, transaction price to tangible book value per share and core deposit premium. Piper Sandler compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Southeast Precedent Transactions group as well as to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

	United/ Peach State	Southeast Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	11.0	9.8	14.1	6.2	29.3
Transaction Price / Book Value Per Share (%)	175	132	139	82	216
Transaction Price / Tangible Book Value Per Share (%)	175	136	148	106	233
Tangible Book Value Premium to Core Deposits(1) (%)	6.9	6.7	6.4	0.6	15.6

(1)
Core deposits defined as total deposits less time deposits with balances greater than $250,000.

Source: S&P Capital IQ Pro; Peach State Company Documents.
	United/ Peach State	Nationwide Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	11.0	13.2	15.8	9.0	29.2
Transaction Price / Book Value Per Share (%)	175	136	138	77	216
Transaction Price / Tangible Book Value Per Share (%)	175	138	143	77	233
Tangible Book Value Premium to Core Deposits(1) (%)	6.9	4.8	5.3	(2.2)	15.6

(1)
Core deposits defined as total deposits less time deposits with balances greater than $250,000.

Source: S&P Capital IQ Pro; Peach State Company Documents.
Net Present Value Analyses.
Piper Sandler performed an analysis that estimated the net present value of a share of Peach State common stock assuming Peach State performed in accordance with certain internal financial projections for Peach State for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of Peach State. To approximate the terminal value of a share of Peach State common stock at March 31, 2026, Piper Sandler applied price to 2030 earnings multiples ranging from 9.5x to 11.5x and multiples of December 31, 2030 tangible book value ranging from 80% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Peach State common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Peach State common stock of $28.31 to $40.45 when applying multiples of earnings and $18.41 to $37.57 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	9.5x	10.0x	10.5x	11.0x	11.5x
9.0%	$33.54	$35.27	$36.99	$38.72	$40.45
10.0%	$32.13	$33.78	$35.44	$37.09	$38.75
11.0%	$30.79	$32.37	$33.96	$35.54	$37.13
12.0%	$29.51	$31.03	$32.55	$34.07	$35.59
13.0%	$28.31	$29.76	$31.22	$32.68	$34.13
Tangible Book Value Per Share Multiples
Discount Rate	80%	95%	110%	125%	140%
9.0%	$21.79	$25.74	$29.68	$33.63	$37.57
10.0%	$20.88	$24.66	$28.44	$32.21	$35.99
11.0%	$20.01	$23.63	$27.25	$30.87	$34.49
12.0%	$19.19	$22.66	$26.13	$29.60	$33.06
13.0%	$18.41	$21.74	$25.06	$28.39	$31.71

Piper Sandler also considered and discussed with the Peach State board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Peach State’s earnings varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Peach State’s common stock, applying the price to 2030 earnings multiples range of 9.5x to 11.5x referred to above and a discount rate of 10.96%.
Earnings Per Share Multiples
Annual Estimate Variance	9.5x	10.0x	10.5x	11.0x	11.5x
(20.0%)	$24.80	$26.07	$27.34	$28.62	$29.89
(10.0%)	$27.82	$29.25	$30.68	$32.11	$33.54
0.0%	$30.84	$32.43	$34.02	$35.60	$37.19
10.0%	$33.86	$35.60	$37.35	$39.10	$40.84
20.0%	$36.87	$38.78	$40.69	$42.59	$44.50
Piper Sandler also performed an analysis that estimated the net present value per share of United common stock, assuming United performed in accordance with publicly available mean analyst estimates for United for the years ending December 31, 2026 and December 31, 2027, based on information provided by the senior management of United, as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2028 through December 31, 2030 and estimated dividends per share for United for the years ending December 31, 2026 through December 31, 2030, based on information provided by the senior management of United and confirmed for use in Piper Sandler’s analyses by the senior management of Peach State. To approximate the terminal value of a share of United common stock at March 31, 2026, Piper Sandler applied price to 2030 earnings multiples ranging from 10.0x to 14.0x and multiples of December 31, 2030 tangible book value ranging from 150% to 190%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of United common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of United common stock of $31.38 to $47.47 when applying multiples of earnings and $30.32 to $42.36 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x
9.0%	$36.94	$39.57	$42.20	$44.83	$47.47
10.0%	$35.44	$37.96	$40.48	$43.00	$45.52
11.0%	$34.02	$36.43	$38.85	$41.26	$43.68
12.0%	$32.67	$34.98	$37.29	$39.61	$41.92
13.0%	$31.38	$33.60	$35.82	$38.04	$40.25
Tangible Book Value Per Share Multiples
Discount Rate	150%	160%	170%	180%	190%
9.0%	$35.68	$37.35	$39.02	$40.69	$42.36
10.0%	$34.24	$35.84	$37.44	$39.04	$40.64
11.0%	$32.87	$34.40	$35.93	$37.46	$39.00
12.0%	$31.56	$33.03	$34.50	$35.97	$37.44
13.0%	$30.32	$31.73	$33.14	$34.55	$35.95
Piper Sandler also considered and discussed with the Peach State board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming United’s earnings varied from

20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for United common stock, applying the price to 2030 earnings multiples range of 10.0x to 14.0x referred to above and a discount rate of 10.82%.
Earnings Per Share Multiples
Annual Estimate Variance	10.0x	11.0x	12.0x	13.0x	14.0x
(20.0%)	$29.40	$31.35	$33.30	$35.24	$37.19
(10.0%)	$31.84	$34.03	$36.22	$38.41	$40.60
0.0%	$34.27	$36.70	$39.14	$41.57	$44.00
10.0%	$36.70	$39.38	$42.06	$44.73	$47.41
20.0%	$39.14	$42.06	$44.97	$47.89	$50.81
Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis.
Piper Sandler analyzed certain potential pro forma effects of the merger on United assuming the transaction closes on September 30, 2026. Piper Sandler utilized the following information and assumptions: (a) certain internal financial projections for Peach State for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of Peach State, (b) publicly available mean analyst estimates for United for the years ending December 31, 2026 and December 31, 2027, based on information provided by the senior management of United, as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2028 through December 31, 2030 and estimated dividends per share for United for the years ending December 31, 2026 through December 31, 2030, based on information provided by the senior management of United and confirmed for use in Piper Sandler’s analyses by the senior management of Peach State, and (c) certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of United and confirmed for use in Piper Sandler’s analyses by the senior management of Peach State. The analysis indicated that the transaction could be accretive to United’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending 2026 through 2029 and dilutive to United’s estimated tangible book value per share at close and through December 31, 2028.
In connection with this analysis, Piper Sandler considered and discussed with Peach State’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Piper Sandler’s Relationship.
Piper Sandler is acting as Peach State’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to (i) 1.50% of the aggregate purchase price, plus (ii) 1.50% of the amount by which the aggregate purchase price exceeds a threshold amount, subject to a maximum advisory fee of 1.75% of the aggregate purchase price, which fee is contingent upon the closing of the merger. At the time of announcement of the transaction Piper Sandler’s fee was approximately $1.8 million. Piper Sandler also received a $300,000 fee from Peach State upon rendering its opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Piper Sandler upon closing of the transaction. Peach State has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.
Piper Sandler has not provided any other investment banking services to Peach State in the two years preceding the date hereof. Piper Sandler did not provide any investment banking services to United in the two years preceding the date hereof. In the ordinary course of Piper Sandler’s business as a broker-dealer,

Piper Sandler may purchase securities from and sell securities to Peach State, United and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Peach State, United and their respective affiliates for its own account and for the accounts of its customers.
Certain Unaudited Prospective Financial Information
United and Peach State do not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.
In connection with the merger, however, United and Peach State are including in this proxy statement/prospectus certain unaudited prospective financial information for United and Peach State that was made available as described below. We refer to this information collectively as the “prospective financial information.” A summary of certain significant elements of this information is included in this proxy statement/prospectus solely for the purpose of providing Peach State shareholders access to certain information made available to Peach State and its boards of directors, as well as to Peach State’s financial advisor. This prospective financial information includes, among other things, projected net income, earnings per share, dividends per share, tangible book value per share and related valuation analyses (including net present value analyses based on price-to-earnings and price-to-tangible book value multiples using specified discount rates) prepared in connection with the financial analyses described herein.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. Neither of United nor Peach State endorses the prospective financial information as necessarily predictive of actual future results. Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which United and Peach State operate and the risks and uncertainties described under “Risk Factors” beginning on page 20, “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17 and in the reports that United files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of United and Peach State and will be beyond the control of the combined company following completion of the merger. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of United or Peach State could or might have taken during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The inclusion of this prospective financial information should not be regarded as an indication that any of United, Peach State, their respective affiliates, officers, directors, advisors or other representatives considered, or now considers, this prospective financial information to be material information to any shareholder, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such.
The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on United or Peach State of the merger, or macroeconomic events or market conditions, and does not attempt to predict or suggest actual future results of the combined company or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on United or Peach State of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.
PricewaterhouseCoopers LLP (United’s independent registered public accounting firm) and Elliott Davis, LLC (Peach State’s independent public accounting firm) have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP and Elliott Davis, LLC do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this proxy statement/prospectus relates to United’s previously issued financial statements. This report does not extend to the prospective financial information and should not be read to do so.
Peach State Prospective Financial Information
The following prospective financial information was approved by Peach State’s management for use by Piper in connection with Piper performing its financial analyses with respect to Peach State on a standalone basis:
	Full Year Ended:
Dollars in thousands ($000)	12/31/2026(1)	12/31/2027	12/31/2028	12/31/2029	12/31/2030
Net Income	$9,628	$11,571	$13,361	$14,897	$16,789
Diluted Earnings Per Share	$2.99	$3.59	$4.14	$4.62	$5.21
Dividends Per Share	$0.15	$0.20	$0.20	$0.20	$0.20
Tangible Book Value Per Share	$20.79	$24.73	$29.18	$34.12	$39.61
TCE / TA (%)	7.3%	7.9%	8.5%	9.1%	9.7%

(1)
Displayed dividends per share for the full year ended December 31, 2026 includes portion of 2026 dividends unpaid as of March 31, 2026.

United Prospective Financial Information
The following prospective financial information was approved by Peach State’s management for use by Piper in connection with Piper performing its financial analyses with respect to United on a standalone basis. This prospective financial information was prepared by Piper Sandler using publicly available mean analyst estimates for United for the years ending December 31, 2026 and December 31, 2027, based on information provided by the senior management of United, as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2028 through December 31, 2030 and estimated dividends per share for United for the years ending December 31, 2026 through December 31, 2030, based on information provided by the senior management of United and confirmed for use in Piper Sandler’s analyses by the senior management of Peach State.
	Full Year Ended:
Dollars in thousands ($000)	12/31/2026(1)	12/31/2027	12/31/2028	12/31/2029	12/31/2030(2)
Net Income	$358,790	$387,448	$414,570	$443,586	$474,657
Diluted Earnings Per Share	$2.99	$3.24	$3.46	$3.70	$3.96
Dividends Per Share	$0.74	$1.05	$1.08	$1.11	$1.14
Special Dividends Per Share	$0.00	$0.00	$0.00	$0.00	$9.96

	Full Year Ended:
Dollars in thousands ($000)	12/31/2026(1)	12/31/2027	12/31/2028	12/31/2029	12/31/2030(2)
Tangible Book Value Per Share	$24.23	$26.69	$29.34	$32.12	$25.16
TCE / TA (%)	10.3%	10.8%	11.4%	11.9%	9.3%

(1)
Displayed dividends only includes the portion of 2026 dividends that was unpaid as of March 31, 2026.

(2)
Assumes a special dividend is paid in the terminal period in order to bring terminal period TCE / TA ratio to peer group median TCE / TA ratio of 9.3%. This dividend assumption was not based on information provided by senior management of United.

General
The stand-alone prospective financial information for United and Peach State was prepared separately, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed, and is not intended to represent forecasted financial information for the combined company if the merger is completed.
By including in this proxy statement/prospectus a summary of the prospective financial information, neither United nor Peach State, nor any of their respective representatives, has made or makes any representation to any person regarding the ultimate performance of United or Peach State compared to the information contained in the prospective financial information. Neither United, Peach State, nor, after completion of the merger, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of United, Peach State or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any Peach State shareholder or other person regarding United’s or Peach State’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by Peach State’s board of directors and Peach State’s financial advisor in connection with the merger.
In light of the foregoing, and considering that the Peach State special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, you are cautioned not to place unwarranted reliance on such information, and are urged to review United’s most recent SEC filings for a description of its reported financial results and the financial statements of United incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 99. The prospective financial information summarized in this section is not included in this proxy statement/prospectus in order to induce any Peach State shareholder to vote in favor of the merger proposal or the adjournment proposal to be voted on at the Peach State special meeting.
Board of Directors and Management of United Following the Merger
The directors of United immediately prior to the effective time of the merger will be directors of the combined company and will hold office in accordance with United’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of United immediately prior to the effective time of the merger will be officers of the combined company and will hold office in accordance with United’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer. Information regarding the current executive officers and directors of United is contained in documents filed by United with the SEC and incorporated by reference into this proxy statement/prospectus, including United’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on

February 17, 2026 and its Definitive Proxy Statement on Schedule 14A for its 2026 annual meeting, filed with the SEC on April 1, 2026. See “Where You Can Find More Information.”
Public Trading Markets
United common stock is listed for trading on NYSE under the symbol “UCB,” and Peach State common stock is not quoted or listed on any exchange. Following the merger, shares of United common stock will continue to be traded on NYSE.
Under the merger agreement, United will cause the shares of United common stock to be issued or reserved for issuance in the merger and to be approved for listing on NYSE, subject to notice of issuance, and the merger agreement provides that neither United nor Peach State will be required to complete the merger if such shares are not authorized for listing on NYSE.
Regulatory Approvals Required for the Merger
Completion of the merger is subject to the receipt of all approvals, consents and waivers required to complete the transactions contemplated by the merger agreement from applicable governmental and regulatory authorities, and the expiration of any applicable statutory waiting periods, in each case, without the imposition of a condition or requirement that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger. Subject to the terms and conditions of the merger agreement, United and Peach State have agreed to use their reasonable best efforts and cooperate to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to obtain as soon as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such approvals.
Federal Reserve Board
The transactions contemplated by the merger agreement require approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended, which we refer to as the BHC Act, unless the Federal Reserve Board waives that requirement. United does not intend to request such a waiver. The Federal Reserve Board takes into consideration a number of factors when acting on applications under Section 3 of the BHC Act (12 U.S.C. § 1842(c)) and Section 225.13 of Regulation Y (12 C.F.R. § 225.13). These factors include the financial condition of the holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and its managerial resources (including the competence, experience, and integrity of the officers, directors and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve Board also considers the effectiveness of the applicant in combating money laundering, the convenience and needs of the communities to be served as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
In considering an application under Section 3 of the BHC Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act, which we refer to as the CRA, pursuant to which the Federal Reserve Board must also take into account the record of performance of each of United and Peach State in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. In their most recent CRA performance evaluation, United’s wholly-owned subsidiary, United Community Bank, and Peach State’s wholly-owned subsidiary, Peach State Bank & Trust, each received an overall regulatory rating of “Satisfactory.”
In addition, in connection with an interstate merger transaction, the Federal Reserve Board considers certain additional factors under Section 3(d) of the BHC Act (12 U.S.C. § 1842(d)),, including the capital position of the acquiring bank holding company, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.
The prior approval of the Federal Reserve Board will also be required under the Bank Merger Act to merge Peach State Bank & Trust with and into United Community Bank. In evaluating an application filed under the Bank Merger Act, the Federal Reserve Board generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger, (3) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (4) the banks’ effectiveness in combating money-laundering activities and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.
Additionally, the Federal Reserve Board considers the capital levels of the resulting bank, the conformity of the transaction to applicable law, the purpose of the merger, the impact of the merger on the safety and soundness of the bank and the effect on the bank’s stockholders, depositors, other creditors and customers. In addition, in connection with an interstate bank merger transaction, such as the bank merger, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which we refer to as the Riegle-Neal Act, including the capital position of the acquiring bank, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the Federal Reserve Board may approve an interstate merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the Federal Reserve Board and the Federal Reserve Board determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.
The initial filing of the application to the Federal Reserve Board, which covered the requirements under Section 3 of the BHC Act and under the Bank Merger Act, occurred on May 20, 2026.
South Carolina Board of Financial Institutions
To complete the bank merger, United Community Bank is required to submit an application to, and receive approval from, the SCBFI. The SCBFI will review the application to determine whether the bank merger complies with South Carolina law. The criteria considered by the SCBFI are similar to those considered by the Federal Reserve Board under the Bank Merger Act.
The initial filing of the application to the SCBFI occurred on May 20, 2026.
Public Notice and Comments
The BHC Act, the Bank Merger Act and applicable regulations require published notice of, and the opportunity for public comment on, these applications, and authorize the Federal Reserve Board to hold a public hearing or meeting if the agency determines that a hearing or meeting would be appropriate. The Federal Reserve Board takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their respective communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the applications are under review by these agencies.
The Georgia Department of Banking and Finance requires published notice of the merger and the bank merger.
Waiting Periods
Transactions approved under Section 3 of the BHC Act or under the Bank Merger Act that are not corporate reorganizations generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the Department of Justice, which we refer to as the DOJ, may challenge the transaction on antitrust grounds.
With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effect on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Additional Regulatory Approvals and Notices
To complete the merger and the bank merger, United and United Community Bank are required to submit notices to the Georgia Department of Banking and Finance.
Based on information available to United and Peach State as of the date hereof, United and Peach State believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that United and Peach State will be able to obtain all requisite regulatory approvals. However, neither United nor Peach State can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, United’s ability to obtain the approvals on satisfactory terms, or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, or business of the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or if such a challenge is made, as to the result of such challenge.
Neither United nor Peach State is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained. Further, if there is an adverse development in either party’s regulatory standing, United may be required to withdraw some or all of the applications for approval of the proposed merger and, if possible, resubmit it after the applicable supervisory concerns have been resolved.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Explanatory Note Regarding the Merger Agreement
The merger agreement is included to provide you with information regarding its terms. Neither the merger agreement nor the summary of its material terms included in this section is intended to provide any factual information about United or Peach State. Factual disclosures about United and Peach State contained in this proxy statement/prospectus and/or in the public reports of United filed with the SEC (as described in the section entitled “Where You Can Find More Information” beginning on page 99) may supplement, update or modify the disclosures about United contained in the merger agreement. The merger agreement contains representations and warranties and covenants of the parties customary for transactions of this nature. The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement as of the specific dates therein; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in United’s public disclosures. Accordingly, the representations and warranties in the merger agreement should not be relied on by any person as characterizations of the actual state of facts about United or Peach State at the time they were made or otherwise.
Structure of the Merger
Each of the United board of directors and the Peach State board of directors has unanimously approved the merger agreement. Under the merger agreement, Peach State will be merged with and into United, with United continuing as the surviving corporation, in a transaction we refer to as the merger. Immediately following the completion of the merger, Peach State Bank & Trust, a state-chartered bank organized under the laws of the State of Georgia and wholly-owned subsidiary of Peach State, will merge with and into United Community Bank, a South Carolina state-chartered bank and wholly-owned subsidiary of United, with United Community Bank continuing as the surviving entity.
Merger Consideration
At the effective time, subject to the payment of cash in lieu of fractional shares of United common stock as described below under “— No Fractional Shares” and proration as described below under “— Proration and Allocation of Merger Consideration,” each share of Peach State common stock issued and outstanding immediately prior to the effective time, other than cancelled shares and dissenting shares as described below under “— Cancellation of Certain Peach State Common Stock” and “— Shares of Dissenting Stockholders,” respectively, will be converted into the right to receive, less any applicable withholding tax and without interest:
•
for each share of Peach State common stock with respect to which an election to receive cash (referred to as a cash election) has been effectively made and not revoked (referred to as a cash election share), $31.75 in cash (referred to as the cash consideration);

•
for each share of Peach State common stock with respect to which an election to receive United common stock (referred to as a stock election) has been effectively made and not revoked (referred to as a stock election share), 0.8978 of a share of United common stock (referred to as the stock consideration); and

•
for each share of Peach State common stock that is not a cash election share or a stock election share (referred to as a non-election share), the right to receive cash consideration or stock consideration as determined in accordance with the proration methodology described below under “— Proration and Allocation of Merger Consideration.”

The stock consideration will be equitably and proportionally adjusted to reflect the effect of any stock dividend, subdivision, reclassification, stock split, reverse stock split, combination or exchange of shares or any similar event with respect to the outstanding shares of United common stock or of Peach State common stock that occurs prior to the effective time.
No Fractional Shares
Cash will be paid in lieu of fractional shares of United common stock as described in the next sentence. Each holder of Peach State common stock that would otherwise have been entitled to receive a fractional share of United common stock in the merger will instead receive a cash payment equal to the product obtained by multiplying (i) the fraction of a share of United common stock to which such holder would otherwise be entitled (accounting for all shares of Peach State common stock held by such holder at the effective time), rounded to the nearest one-thousandth of one share, by (ii) the average closing sale price of United common stock on the twenty (20) consecutive full trading days immediately preceding the closing date as reported on the New York Stock Exchange (“NYSE”).
Proration and Allocation of Merger Consideration
The total number of shares of Peach State common stock to be entitled to receive the cash consideration, referred to in this proxy statement/prospectus as the maximum cash share number, will be equal to 50% of the aggregate number of shares of Peach State common stock issued and outstanding immediately prior to the effective time (other than any cancelled shares). Accordingly, depending on the elections made by other holders of Peach State common stock, a holder of Peach State common stock may receive a portion of the merger consideration in the form such holder did not elect.
Within five business days after the effective time, United will cause the exchange agent for the payment of the merger consideration, referred to in this proxy statement/prospectus as the exchange agent, to effect the allocation among holders of Peach State common stock of rights to receive the cash consideration and the stock consideration as follows (with the exchange agent to determine, consistent with the immediately preceding paragraph, whether fractions of cash election shares, stock election shares and non-election shares, as applicable, will be rounded up or down):
•
Oversubscription of Cash Election Option.   If the aggregate number of cash election shares (including, for this purpose, dissenting shares as of the effective time), referred to in this proxy statement/prospectus as the cash election number, exceeds the maximum cash share number, then

•
the cash election shares of each holder of such cash election shares will be converted into the right to receive the cash consideration in respect of that number of cash election shares equal to the product obtained by multiplying (i) the number of cash election shares held by such holder by (ii) a fraction, the numerator of which is the maximum cash share number and the denominator of which is the cash election number, with the remaining number of such holder’s cash election shares being converted into the right to receive the stock consideration;

•
all stock election shares will be converted into the right to receive the stock consideration; and

•
all non-election shares will be converted into the right to receive the stock consideration.

•
Undersubscription of Cash Election Option.   If the cash election number is less than the maximum cash share number (the amount by which the maximum cash share number exceeds the cash election number referred to in this proxy statement/prospectus as the shortfall number), then

•
all cash election shares will be converted into the right to receive the cash consideration;

•
if the shortfall number is less than or equal to the number of non-election shares, then all stock election shares will be converted into the right to receive the stock consideration, and the non-election shares of each holder of such non-election shares will be converted into the right to receive the cash consideration in respect of that number of non-election shares equal to the product obtained by multiplying (i) the number of non-election shares held by such holder by (ii) a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of non-election shares, with the remaining number of such holder’s non-election shares being converted into the right to receive the stock consideration; and
•
if the shortfall number exceeds the number of non-election shares, then all non-election shares will be converted into the right to receive the cash consideration, and stock election shares of each holder of such stock election shares will be converted into the right to receive the cash consideration in respect of that number of stock election shares equal to the product obtained by multiplying (i) the number of stock election shares held by such holder by (ii) a fraction, the numerator of which is the amount by which the shortfall number exceeds the total number of non-election shares, and the denominator of which is the total number of stock election shares, with the remaining number of such holder’s stock election shares being converted into the right to receive the stock consideration.

Cancellation of Certain Peach State Common Stock
At the effective time, each share of Peach State common stock issued and outstanding immediately prior to the effective time that is owned or held in treasury by Peach State or United (in each case other shares in trust accounts, managed accounts and the like for the benefit of employees or customers or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted, or shares held as collateral for outstanding debt previously contracted), referred to in this proxy statement/prospectus as cancelled shares, will automatically be cancelled and will cease to exist. No consideration will be delivered in exchange for any cancelled shares.
Based on the exchange ratio of 0.8978, and on the closing stock price of United common stock of $[      ] as of [      ], the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share stock consideration payable to holders of Peach State common stock was approximately $[      ] as of such date. The trading price of United common stock will continue to fluctuate until the date the merger is consummated.
If the number of outstanding shares of United common stock or Peach State common stock is increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio.
The trading price of United common stock will continue to fluctuate until the date the merger is consummated. For further information, see “The Merger — Terms of the Merger” beginning on page 35.
Treatment of Peach State Stock Options
At the effective time, each outstanding option to purchase shares of Peach State common stock granted under a Peach State equity plan, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of (i) the excess of (x) $31.75 over (y) the exercise price per share of Peach State common stock subject to such Peach State stock option and (ii) the number of Peach State common shares subject to such Peach State stock option immediately prior to the effective time, without interest and less applicable withholding taxes. Any Peach State stock option that has an exercise price per share that is greater than or equal to $31.75, whether vested or unvested, will be cancelled at the effective time for no consideration or payment in respect thereof.
Governing Documents; Directors and Officers; Governance Matters
At the effective time of the merger, the United articles of incorporation and bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving corporation until thereafter amended in accordance with applicable law, and the directors and officers of

United as of immediately prior to the effective time of the merger will continue to serve as the directors and officers of the surviving entity after the completion of the merger from and after the effective time of the merger.
At the effective time of the bank merger, the United Community Bank charter and bylaws in effect immediately prior to the effective time of the bank merger will be the charter and bylaws of the surviving bank until thereafter amended in accordance with applicable law, and the directors and officers of United Community Bank as of immediately prior to the effective time of the bank merger will continue to serve as the directors and officers of the surviving bank after the completion of the bank merger from and after the effective time of the bank merger.
Closing and Effective Time of the Merger
The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable law). See “— Conditions to Complete the Merger.”
The merger will become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of Georgia. The closing of the merger will occur at 9:00 a.m. Eastern Time on the date which shall be the first business day of the first calendar month following the satisfaction or waiver (subject to applicable law) of the last to occur of the conditions set forth in the merger agreement, unless another date, time or place is agreed to in writing by Peach State and United. It currently is anticipated that the completion of the merger will occur in the third quarter of 2026 subject to the receipt of Peach State shareholder approval, regulatory approvals and other customary closing conditions, but neither United nor Peach State can guarantee when or if the merger will be completed.
Election Procedures
Each holder of shares of Peach State common stock to be converted into the right to receive the merger consideration, referred to in this proxy statement/prospectus as a holder, may specify in a request made in accordance with the procedures described in this “— Election Procedures” section (i) the number of shares of Peach State common stock owned by such holder with respect to which such holder desires to make a stock election and (ii) the number of shares of Peach State common stock owned by such holder with respect to which such holder desires to make a cash election. Any such request is referred to in this proxy statement/prospectus as an election.
The merger agreement provides that United will prepare a form reasonably acceptable to Peach State, including appropriate and customary transmittal materials, referred to in this proxy statement/prospectus as the form of election, so as to permit holders to exercise their right to make an election.
United (i) will initially make available and mail the form of election not less than 20 business days prior to the anticipated election deadline (as defined below) to holders of record of Peach State common stock as of the business day prior to such mailing date, and (ii) following such mailing date, will use all reasonable efforts to make available as promptly as possible a form of election to any Peach State shareholder who requests such form of election prior to the election deadline. The time period between such mailing date and the election deadline is referred to in this proxy statement/prospectus as the election period.
Any election will have been made properly only if the exchange agent will have received, during the election period, a form of election properly completed and executed (including duly executed transmittal materials included in the form of election) and accompanied by any certificates representing all certificated shares to which such form of election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such form of election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States.
Unless otherwise agreed in advance by the parties to the merger agreement, election deadline means 5:00 p.m. local time (in the city in which the principal office of the exchange agent is located) on the date which the last business day prior to the Peach State special meeting. United and Peach State will cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the election deadline not more than 15 business days before, and at least five business days prior to, the election deadline.

Any holder may, at any time during the election period, change or revoke his, her or its election by written notice to the exchange agent prior to the election deadline accompanied by a properly completed and executed revised form of election. If any election is not properly made with respect to any shares of Peach State common stock (none of United, Peach State or the exchange agent being under any duty to notify any holder of any such defect), such election will be deemed to be not in effect, and the shares of Peach State common stock covered by such election will be deemed to be non-election shares, unless a proper election is thereafter timely made.
Any holder may, at any time during the election period, revoke his, her or its election by written notice received by the exchange agent prior to the election deadline or by withdrawal prior to the election deadline of his, her or its certificates, or of the guarantee of delivery of such certificates, previously deposited with the exchange agent. All elections will be automatically deemed revoked upon receipt by the exchange agent of written notification from United and Peach State that the merger agreement has been terminated.
Subject to the form of election, United, in the exercise of its reasonable, good faith discretion, will have the right to make all determinations, not inconsistent with the terms of the merger agreement, governing (i) the validity of the forms of election and compliance by any holder with the election procedures described in this “— Election Procedures” section, (ii) the method of issuance of shares of United common stock into which shares of Peach State common stock are converted in the initial merger and (iii) the method of payment of cash for shares of Peach State common stock converted into the right to receive the cash consideration and cash in lieu of fractional shares of United common stock.
Exchange and Payment Procedures
Prior to the effective time, United will enter into an exchange agent agreement with its exchange agent. At or prior to the effective time, United will deposit, or cause to be deposited, with the exchange agent (i) cash sufficient to pay the aggregate cash consideration and all fractional share cash amounts as is necessary for the payment to holders of Peach State common stock and (ii) evidence of United common stock in book-entry form (and/or certificates representing such United common stock, at United’s election) representing the number of shares of United common stock sufficient to deliver the aggregate stock consideration. Such cash, book-entry shares and/or certificates, together with any dividends or other distributions with respect to such book-entry shares and/or certificates, are referred to in this proxy statement/prospectus as the exchange fund.
Exchange of Peach State Share Certificates and Book-Entry Peach State Shares
Within five business days after the effective time, the exchange agent will mail to each record holder of shares of Peach State common stock whose shares of Peach State common stock were converted in the merger into the right to receive the merger consideration, and who has not previously submitted an election notice with duly executed transmittal materials, a letter of transmittal and instructions for surrendering Peach State share certificates or book-entry shares in exchange for the merger consideration. Upon surrender of Peach State share certificates or book-entry shares and a duly executed letter of transmittal to the exchange agent in compliance with the instructions for surrender, United will, in exchange for such certificates or book-entry shares, cause the exchange agent to pay and deliver the merger consideration and any fractional share cash amounts. United will instruct the exchange agent to pay the merger consideration and any fractional share cash amounts within five business days following the effective time.
In the event of a transfer of ownership of shares of Peach State common stock that is not registered in Peach State’s transfer or stock records, cash may be paid and/or shares may be issued to a person other than the person in whose name the surrendered Peach State share certificate or book-entry share is registered if such certificate or book-entry share is presented to the exchange agent accompanied by all documents reasonably required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the exchange agent and United that any applicable stock transfer or other similar taxes have been paid.
Lost, Stolen or Destroyed Certificates
In the event that a Peach State share certificate is lost, stolen or destroyed, the previous holder of the Peach State share certificate may obtain the merger consideration and the amount of any owed dividends or distributions in respect of such certificate by (i) making an affidavit regarding the loss, theft or destruction of the Peach State share certificate and (ii) if required by United, posting a bond (in a reasonable amount as determined by United) as indemnity against any claim that may be made against United with respect to the lost, stolen or destroyed Peach State share certificate.
Peach State share certificates or book-entry shares should not be surrendered by Peach State shareholders except pursuant to the instructions set forth in the election notice or in the letter of transmittal that will be mailed to Peach State shareholders as soon as reasonably practicable following the effective time. In all cases with respect to Peach State shares certificates and book-entry shares, the merger consideration will be provided only in accordance with the procedures set forth in such letter of transmittal. After the effective time of the merger, there will be no further transfers on the stock transfer books of Peach State of shares of Peach State common stock that were issued and outstanding immediately prior to the effective time.
No interest will be paid or accrue on any cash payable upon surrender of any Peach State share certificates or book-entry shares.
Dividends and Distributions
No dividends or other distributions with a record date after the effective time with respect to United common stock will be paid to the holder of any shares of Peach State common stock until such holder properly surrenders its shares in accordance with the procedures described in this “— Exchange and Payment Procedures” section. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of United common stock that the shares of Peach State common stock represented by such certificate have been converted into the right to receive under the merger agreement.
Withholding Rights
United and the exchange agent will each be entitled to deduct and withhold, from any amounts otherwise payable pursuant to the merger agreement, amounts required to be deducted or withheld with respect to the making of such payment under any applicable tax law. Any amounts so deducted or withheld and, if required by applicable law, paid to the applicable governmental entity will be treated as having been paid to the person in respect of which such deduction or withholding was made.
Dissenters’ Rights
To the extent that Peach State shareholders are entitled to appraisal rights under Title 14, Chapter 2, Article 13 of the GBCC, dissenting shares will not be converted into the right to receive the merger consideration, but the holders of such dissenting shares shall be entitled to receive such consideration as will be determined pursuant to Title 14, Chapter 2, Article 13 of the GBCC (it being understood and acknowledged that at the effective time of the merger, such dissenting shares will no longer be outstanding, will automatically be canceled and shall cease to exist and such holder will cease to have any rights with respect thereto other than the right to receive the “fair value” of such dissenting shares as determined in accordance with Title 14, Chapter 2, Article 13 of the GBCC); provided that, if any such holder will have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the GBCC (whether occurring before, at or after the effective time of the merger), such holder’s shares of Peach State common stock will be deemed to have been converted as of the effective time of the merger into the right to receive the merger consideration, without any interest thereon, and such shares will not be deemed to be dissenting shares.
Under the terms of the merger agreement, if more than 5% of the aggregate outstanding shares of Peach State common stock have properly notified Peach State of their intent to exercise appraisal rights under applicable law, and have not withdrawn or lose their appraisal rights, then United will not be obligated to complete the merger.
See “Dissenters’ Rights” and Annex D to this proxy statement/prospectus.

Representations and Warranties
The merger agreement contains customary representations and warranties of each of United and Peach State relating to their respective businesses. The representations and warranties of each of United and Peach State have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
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have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement, which information modifies, qualifies, and creates exceptions to the representations and warranties in the merger agreement;

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will not survive consummation of the merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

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are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

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were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The merger agreement contains representations and warranties made by each of United and Peach State relating to a number of matters. With respect to Peach State, these representations and warranties include the following:
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corporate matters, including due organization and qualification and subsidiaries;

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authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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capitalization;

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financial statements, internal controls, and books and records;

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absence of business activities or operations with respect to 332 Spring, LLC, a wholly-owned inactive subsidiary of Peach State;

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absence of undisclosed liabilities;

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absence of certain changes or events;

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compliance with applicable laws;

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legal proceedings;

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required governmental and other regulatory filings and consents and approvals in connection with the merger;

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reports to regulatory authorities;

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tax matters;

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employee and employee benefit plan matters;

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certain material contracts;

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real property and title to assets;

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environmental matters;

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intellectual property;

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related-party transactions;

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loan matters;

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mortgage banking business matters;

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allowance for loan and credit losses;

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interest rate risk management instruments;

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deposits;

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investment securities;

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BSA, AML, OFAC and CRA compliance;

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insurance matters;

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trust and wealth management, investment advisory, insurance, and broker-dealer activities;

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broker’s fees payable in connection with the merger and fairness opinion;

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inapplicability of takeover statutes;

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absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code; and

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the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

United’s representations and warranties in the merger agreement include the following:
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corporate matters, including due organization and qualification and subsidiaries;

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authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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capitalization;

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required governmental and other regulatory filings and consents and approvals in connection with the merger;

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reports to regulatory authorities;

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legal proceedings;

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financial statements, internal controls, books and records and SEC filings;

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ownership of Peach State common stock;

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absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code;

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broker’s fees payable in connection with the merger;

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compliance with applicable laws;

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absence of certain changes or events; and

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the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

Certain representations and warranties of United and Peach State are qualified as to knowledge, “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to United or Peach State, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, properties, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that for purposes of clause (i), “material adverse effect” does not include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental authorities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, (D) public disclosure of the transactions contemplated by the merger agreement or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (F) the impact of the public disclosure of the merger agreement and the transactions contemplated thereby on relationships with customers or employees (including the loss of personnel subsequent to April 20, 2026), or (G) the occurrence of any natural disaster or any outbreak of any disease or other public health event; except, with respect to subclauses (A), (B), (C) and (G), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate) or (ii) the ability of such party to consummate the transactions contemplated by the merger agreement by January 22, 2027.
Covenants and Agreements
Conduct of Peach State’s Business Prior to the Completion of the Merger
Peach State has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, (a) maintain its existence under applicable law, (b) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice in all material respects and in accordance with applicable law and (c) use reasonable best efforts to maintain and preserve intact its business organization, employees, and business relationships.
Additionally, Peach State has undertaken further covenants. Prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions or as required by the merger agreement, Peach State may not, and Peach State may not permit any of its subsidiaries to, without the prior written consent of United, undertake the following:
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amend its articles of incorporation or bylaws or comparable governing documents of its subsidiaries;

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adjust, split, combine or reclassify any capital stock, or make, declare, or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase, or otherwise acquire, any shares of its capital stock, except that wholly-owned subsidiaries of Peach State may make dividends to Peach State and Peach State may declare a regular quarterly cash dividend on Peach State common stock not in excess of $0.05 per share;

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sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its deposits, properties or assets or any business, other than assets that are not material, individually or in the aggregate, in the ordinary course of business consistent with past practice;

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acquire or announce an intention to acquire or enter into any agreements providing for any acquisitions of, direct or indirect control over any other business or entity or otherwise make an investment in any other business, entity or assets, with certain exceptions;

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incur any indebtedness for borrowed money, other than in the ordinary course of business in respect of deposit liabilities, federal funds, borrowings from the Federal Reserve and repurchase agreements;

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make or commit to make any capital expenditures in excess of $100,000 in the aggregate other than as contemplated by the merger agreement, provided that United will grant or deny its consent to emergency repairs of replacements necessary to prevent substantial deterioration of the condition of a property within two business days of its receipt of a written request from Peach State;

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commence or settle any material legal proceedings, other than in the ordinary course of business, or settlements which (i) solely involve monetary remedies in an amount not to exceed $50,000 individually or $150,000 in the aggregate, (ii) reasonably would not be expected to prohibit or restrict Peach State or its subsidiaries from operating its respective businesses in the ordinary course and (iii) does not involve any admission of wrongdoing by Peach State or its subsidiaries;

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make any change to its accounting methods, principles or practices, except as required by accounting standards, law or applicable accounting requirements of any governmental authority, in each case, including changes in the interpretation or enforcement thereof, other than as contemplated by the merger agreement;

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except as required under any Peach State benefit plan in effect as of the date of the merger agreement or as may be required by law, (i) increase the compensation or benefits payable to any current or former employee, officer, director or individual independent contractor, except for nonmaterial increases made in the ordinary course of business consistent with past practice (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) establish, amend or terminate any employee benefit plan or collective bargaining agreement (other than ordinary course amendments) or (iv) take any action to accelerate any employee payment or benefit, or the funding thereof;

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hire, transfer or promote any employees or other service provider of Peach State or any of its subsidiaries, who has or will have a target annual compensation opportunity of $100,000 or more, or terminate the employment of any employee or other service provider of Peach State or any of its subsidiaries other than for cause;

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grant any equity interests or awards, issue, sell, transfer, encumber or otherwise permit to become outstanding any capital stock or voting securities or equity interests or securities convertible into capital stock or other equity or voting security, issue, transfer or otherwise dispose of any capital stock of Peach State or its subsidiaries, or enter into any agreement with respect to the sale or voting of its capital stock;

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make or change any material tax election different from its prior course of practice, settle or compromise any material tax liability, fail to file any material tax return when due (taking extensions into account), enter into any closing agreement with respect to taxes, file any amended tax return (other than with respect to employee retention tax credits) or surrender any right to claim a material tax refund, offset or other reduction in material tax liability;

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fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies;

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enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices;

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purchase, sell or transfer any securities or investment assets, other than ordinary course reinvestment of dividends and interest generated by its investment securities portfolio (other than obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five years and which municipal obligations have been assigned a rating of A2 or better by Moody’s Investors Service or A or better by Standard and Poor’s);

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acquire or accept any brokered deposit having a maturity longer than one year, except in the ordinary course of business;

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file any application to establish, relocate or terminate the operations of, any banking office, except as required by law or for any change that may be requested by United;

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materially restructure or change its investment securities portfolio or the manner in which the portfolio is classified or reported other than in the ordinary course of business and consistent with past practices;

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change in any material respect its credit policies and collateral eligibility requirements and standards;

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with certain exceptions, without prior consultation with United, make, acquire, or issue a commitment for (i) any commercial real estate loan in a principal amount greater than $7,000,000, (ii) any residential loan to be retained in its loan portfolio in a principal amount greater than $1,500,000 or (iii) any commercial or industrial loan in a principal amount in excess of $2,000,000;

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without prior consultation with United, extend additional funds to a loan qualified as “criticized,” except for protective advances and extensions of credit of up to $500,000;

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enter into, renew, amend or terminate any material contract, with certain exceptions;

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adopt a plan of complete or partial liquidation or dissolution or enter into any restructuring or reorganization, except for the dissolution of 332 Spring, LLC, a wholly-owned inactive subsidiary of Peach State, pursuant to the terms of the merger agreement;

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purchase or otherwise acquire any assets or incur any liabilities other than assets or liabilities that are not material, individually or in the aggregate, and that are acquired or incurred in the ordinary course of business, consistent with past practices and policies, and such actions are subject to certain other restrictions;

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take or knowingly fail to take any action that could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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take any action that is intended or likely to (i) result in the failure of any closing condition of the merger or to otherwise delay the consummation of the merger, or (ii) delay or affect the ability of Peach State to obtain any regulatory approvals required to complete the merger;

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take or fail to take any action that would cause Peach State’s representations and warranties in the merger agreement to be inaccurate in any material respect; or

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agree to take, make any commitment to take, or adopt any resolutions of the Peach State, or its subsidiaries, board of directors or shareholders in support of, any of the actions prohibited by the merger agreement.

Conduct of United’s Business Prior to the Completion of the Merger
United has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will not, and will cause each of its subsidiaries not to:
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knowingly take any action or fail to take any action that is intended to or is reasonably likely to result in either the merger or the bank merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

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knowingly take any action or fail to take any action that is reasonably likely to prevent or materially delay or materially impair United’s ability to consummate the merger or the transactions contemplated by the merger agreement or United Community Bank’s ability to consummate the bank merger; or

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agree to take, make any commitment to take, agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of any of the action prohibited by the merger agreement.

Regulatory Matters
United and Peach State have agreed to cooperate and use their respective reasonable best efforts to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all approvals, authorizations, actions or non-actions, waivers, permits, consents, qualifications and exemptions of all third parties and governmental entities which are reasonably necessary or advisable to consummate the transactions contemplated by the merger agreement and to comply with the terms and conditions of all such approvals, actions or non-actions, waivers, consents, qualifications and exemptions of all such government entities. However, in no event will United or Peach State be required to take any action (and Peach State will not be permitted to take any action), or commit to take any action or agree to any condition or restriction, in connection with obtaining such approvals, authorizations, actions or non-actions, waivers, permits, consents, qualifications and exemptions from any governmental entities that would reasonably be expected to have a material adverse effect on Peach State, United, the combined company and their respective subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to Peach State and its subsidiaries, taken as a whole). United and Peach State have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, as well as to promptly keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

Employee Benefit Matters
For a period of 12 months following the completion of the merger, United will provide each continuing Peach State employee with (i) salary and target annual cash incentive opportunities that are no less favorable than those provided to such employee prior to the completion of the merger and (ii) other employee benefits (subject to standard exceptions) that are substantially comparable in the aggregate to those provided to such employee prior to the completion to the merger. Additionally, following the completion of the merger, United will (i) recognize each continuing Peach State employee’s prior service for purposes of eligibility, vesting, and level of benefits, including with any predecessor entity, subject to standard exceptions (ii) with respect to any health or welfare plan of United in which a continuing Peach State employee is eligible to participate following the completion of the merger, use commercially reasonable efforts to waive all pre-existing conditions and waiting periods with respect to participation and coverage requirements under any employee benefit plans of United to the extent comparable benefits were provided under the Peach State benefit plans, and, (iii) to the extent permissible, recognize any health or other welfare benefit plan expenses incurred by Peach State employees under the Peach State benefits plans in the year of completion of the merger for purposes of the comparable employee benefit plans of United.
United has also agreed to provide each Peach State employee whose employment is terminated by United during the 12-month period following the completion of the merger, and under circumstances that would entitle such employee to severance under United’s broad-based severance plan, with severance benefits equal to the severance benefits provided under the United severance plan, subject to the employee’s execution of a general release of claims.
Director and Officer Indemnification and Insurance
The merger agreement provides that following completion of the merger and for a period of six years thereafter, the surviving corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law, all present and former directors or officers of Peach State and its subsidiaries (in their capacity as such) against any costs and liabilities, whether arising before or after the effective time, based on or arising out of the fact that such person is or was a director or officer of Peach State or its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time, and will also promptly (and in any event within a reasonable period) advance expenses to such persons to the fullest extent permitted by applicable law, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. United and Peach State and its subsidiaries must each reasonably cooperate in the defense of any such claim, suit, action, proceeding or investigation.
The merger agreement requires the surviving corporation to maintain, for a period of six years after completion of the merger, Peach State’s existing directors’ and officers’ liability insurance policy, or policies which provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance policy currently maintained by Peach State, with respect to matters occurring prior to the effective time, subject to a maximum expendable amount equal to 200% of the current annual premiums paid by Peach State, which we refer to as the base amount. In lieu of the foregoing, the surviving corporation may obtain a prepaid “tail” policy with the same terms, conditions and coverage to that described in the preceding sentence, provided that Peach State shall in good faith cooperate with United prior to the effective time with respect to the procurement of such “tail” policy, including acquiring such “tail” policy through an insurance broker designated by United and shall not acquire any “tail” policy without United’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). If prior to closing, Peach State has not acquired such a “tail” policy, United may purchase a “tail” directors’ and officers’ liability insurance policy. Such United-purchased “tail” policy will provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance policy currently maintained by Peach State, provided that in no event shall the cost of the “tail” policy exceed the base amount.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of

United common stock to be issued in the merger, access to information and Peach State’s delivery of financial statements, public announcements with respect to the transactions contemplated by the merger agreement, the dissolution of 332 Spring, LLC, a wholly-owned inactive subsidiary of Peach State, conversion of informational systems, declaration of dividends, carrying out required domain name or account transfer procedures and litigation in connection with the merger agreement.
Peach State Shareholder Meeting
Peach State has agreed to hold a special meeting of its shareholders for the purpose of voting upon the adoption and approval of the merger agreement and other related matters as soon as reasonably practicable. Except to the extent that the Peach State board of directors has made an adverse recommendation change, the Peach State board of directors is required to use reasonable best efforts in accordance with applicable laws and Peach State’s governing documents to obtain from its shareholders the vote required to adopt and approve the merger agreement, including by communicating to its shareholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they adopt and approve the merger agreement and the transactions contemplated thereby.
Notwithstanding any Peach State change in recommendation, unless the merger agreement has been terminated in accordance with its terms, Peach State is required to convene a meeting of its shareholders and to submit the merger agreement to a vote of such shareholders.
Agreement Not to Solicit Other Offers
Peach State has agreed that it will not, and will cause its directors, officers, employees, advisors, representatives and affiliates not to, and will use its reasonable best efforts to cause its other employees, and any investment banker, financial adviser, attorney, accountant or other representative retained by it or any of its affiliates not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, option, joint venture, partnership or other agreement or any other commitment or understanding providing for or otherwise contemplating or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal (including with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an acquisition proposal). For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any bona fide offer, proposal, or inquiry relating to, or any third-party indication of interest in, any (A) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving Peach State pursuant to which any third party acquires or would acquire, directly or indirectly, assets of Peach State or any of its subsidiaries representing 25% or more of the consolidated assets of Peach State and its subsidiaries, taken as a whole, (B) sale or other disposition of 25% or more of the consolidated assets of Peach State and its subsidiaries, taken as a whole, or 25% or more of any class of equity or voting securities of Peach State or Peach State Bank (C) any recapitalization, restructuring, liquidation, dissolution or other similar transaction with respect to Peach State or (D) transaction which is similar in form, substance, or purpose to any of the transactions listed in (A) – (C) above.
However, in the event that prior to the approval of the merger agreement by Peach State’s shareholders, Peach State receives an unsolicited bona fide written acquisition proposal that was not the result of a breach of its obligation not to solicit pursuant to the merger agreement, and Peach State’s board of directors reasonably concludes in good faith that there is a reasonable likelihood that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal, it may, and may permit its officers and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would constitute, or would be reasonably likely to result in, a breach of its fiduciary duties under applicable law, provided that, prior to providing any such nonpublic information, Peach State enters into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between United and Peach State. For purposes of the merger agreement, a “superior proposal” means any bona fide written acquisition proposal made by a third party, which, upon acceptance by Peach State, would create a legally binding obligation of such third party (subject to regulatory approval) to consummate the acquisition proposal, on terms that Peach State’s board of directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisor, (A) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Peach State common stock or all, or substantially all, of the assets of Peach State and its subsidiaries on a consolidated basis, and (B) would result in a transaction that (1) involves consideration to the Peach State shareholders that is more favorable, from a financial point of view, than the consideration to be paid to the Peach State shareholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated by the merger agreement, (2) is, in light of the other terms of such proposal, more favorable to the Peach State shareholders than the merger and the other transactions contemplated by the merger agreement and (3) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
Peach State will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than United and its subsidiaries with respect to any acquisition proposal and will promptly (and in any event within one business day) after the execution of the merger agreement terminate access of the third party to any data room containing any information of or relating to Peach State and its subsidiaries. Peach State will promptly (and in any event within twenty-four hours) advise United following receipt of any inquiry regarding, or the making of, any proposal the consummation of which would constitute an acquisition proposal and will provide United an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or acquisition proposal, and will keep United promptly apprised of any related developments, discussions, and negotiations on a reasonably current basis. Peach State will provide three business days written notice to United prior to entering into a confidentiality agreement with any third party.
Adverse Recommendation Change
The Peach State board of directors is required not to (i) fail to recommend to the Peach State shareholders that they adopt and approve the merger agreement and the transactions contemplated thereby or fail to include such recommendation in this proxy statement/prospectus, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to United, such recommendation, (iii) fail to recommend against acceptance of a tender offer or exchange offer constituting an acquisition proposal within ten business days after the commencement of such tender offer or exchange offer or (iv) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the Peach State shareholders, an acquisition proposal (each of the actions described in (i) – (iv) being referred to as a Peach State adverse recommendation change).
Notwithstanding the above, if the Peach State board of directors concludes in good faith (and based upon consultation with outside legal counsel and, with respect to financial matters, its financial advisor) that an acquisition proposal constitutes a superior proposal and that recommending Peach State shareholders adopt and approve the merger agreement and/or including such recommendation in the proxy statement/prospectus would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Peach State shareholders, the Peach State board of directors may prior to the Peach State shareholder vote, withdraw, qualify, amend or modify its recommendation and submit the merger agreement to the Peach State shareholders as such (although the resolutions approving the merger agreement may not be rescinded or amended), in which event it may communicate its basis for its lack of a recommendation to the Peach State shareholders in the proxy statement/prospectus or an appropriate amendment or supplement thereto to the extent required by law; provided, however, that the Peach State board of directors may not take such action unless (i) Peach State has complied with its non-solicitation obligations under the merger agreement and (ii) (A) the Peach State board of directors determines in good faith (after consultation with its outside counsel and its financial advisor) that such superior proposal has been made and has not been withdrawn and continues to be a superior proposal after taking into account all adjustments to the terms of the merger agreement formally proposed in writing that may be offered by United; (B) Peach State has given United at least five business days’ prior written notice of its intention to take such action, including information and documentation relating to the superior proposal; and (C) before making such adverse recommendation change, Peach State has negotiated, and has caused its representatives to negotiate in good faith with United during such notice period to the extent United wishes to negotiate, to enable United to revise the terms of the merger agreement such that it would cause such superior proposal to no longer constitute a superior proposal, which such terms Peach State and its board of directors must consider in good faith. In the event of any material revisions to an acquisition proposal that could have an impact, influence, or other effect on the Peach State board of directors’ decision or discussion with respect to whether such proposal is a superior proposal, Peach State must deliver a new written notice to United and United will have a three business day match right as set forth above.
Conditions to Complete the Merger
The respective obligations of each of United and Peach State to complete the merger is subject to the satisfaction or waiver of the following conditions:
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the adoption and approval of the merger agreement by Peach State’s shareholders;

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the authorization for listing on the NYSE of the United common stock to be issued upon the consummation of the merger, subject to official notice of issuance;

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the receipt and effectiveness of the requisite regulatory approvals contemplated by the merger agreement and the expiration of all statutory waiting periods in respect thereof, without the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger;

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the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order suspending the effectiveness of such registration statement (or any proceedings for that purpose initiated or threatened by the SEC and not withdrawn);

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the absence of any order, injunction, or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions contemplated by the merger agreement, and the absence of any law, statute, rule, regulation, order, injunction or decree enacted, entered, promulgated, or enforced by any governmental entity which prohibits or makes illegal consummation of the merger or any of the other transactions contemplated by the merger agreement;

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the receipt by such party of a written opinion from its respective tax counsel dated as of the closing date of the merger to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

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the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date of the merger agreement and as of the closing date of the merger, without giving effect to any qualification as to materiality or material adverse effect provided in the merger agreement (with certain exceptions) (and the receipt by such party of an officer’s certificate from the other party to such effect);

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the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger (and the receipt by such party of an officer’s certificate from the other party to such effect); and

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the absence of any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on either party since the date of the merger agreement.

United’s obligation to complete the merger is further subject to:
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no more than 5% of the aggregate outstanding shares of Peach State stock having properly notified Peach State of their intent to exercise appraisal rights under applicable law;

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the receipt of a properly executed FIRPTA certificate from Peach State stating that shares of capital stock of Peach State do not constitute “United States real property interests” under Section 897(c) the Code; and

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the receipt of evidence of the dissolution of 332 Spring, LLC from Peach State, in form and substance acceptable to United.

Neither United nor Peach State can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither United nor Peach State has reason to believe that any of these conditions will not be satisfied.
Termination of the Merger Agreement
The merger agreement may be terminated at any time before the effective time, whether before or after adoption and approval by Peach State shareholders of the merger has been obtained, in the following circumstances:
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by mutual written consent of United and Peach State; or

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by either United or Peach State:

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if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable, or an application for any such regulatory approval is permanently withdrawn at the request of a governmental agency; provided that this right to terminate is not available to a party whose failure or the failure of any of its affiliates to fulfill any of its obligations (excluding representations and warranties) under the merger agreement has been the cause or resulted in the aforementioned failure to obtain regulatory approval;

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if the approval by Peach State shareholders of the merger proposal is not obtained (provided that this right to terminate is not available if Peach State is in breach of its non-solicitation or shareholder meeting obligations);

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if the merger has not been completed on or before January 22, 2027, which we refer to as the termination date, unless the failure of the merger to be consummated by the termination date is due to the material breach of the merger agreement by the party seeking to terminate;

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if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which, either individually or in the aggregate, would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 30 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date) (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the merger agreement); or

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by United:

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if, prior to the receipt of the Peach State shareholders’ adoption and approval of the merger agreement, (i) Peach State has materially breached its obligations to call, give notice of and hold the Peach State shareholders meeting, (ii) Peach State has materially breached its non-solicitation obligations or (iii) the Peach State board of directors has failed to recommend that Peach State shareholders adopt and approve the merger proposal or has made an adverse recommendation change.

Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (1) Peach State and United will remain liable for any liabilities or damages arising out of its material breach of any provision of the merger agreement resulting from fraud or any willful and material breach and (2) designated provisions of the merger agreement will survive the termination, including those relating to any payment of a termination fee and the confidential treatment of information.

Termination Fee
Peach State will pay United a termination fee of approximately $3.6 million by wire transfer of immediately available funds, which we refer to as the termination fee, if the merger agreement is terminated in the following circumstances:
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in the event that (i) after the date of the merger agreement, a bona fide acquisition proposal has been made known to Peach State or any person has publicly announced (and not withdrawn) an acquisition proposal with respect to Peach State and (ii) thereafter, the merger agreement is terminated (A) by either United or Peach State because the merger has not been completed prior to the termination date (and Peach State has not obtained shareholder approval of the merger proposal), (B) by United as a result of a breach of a representation, warranty, covenant or other agreement in the merger agreement by Peach State that would constitute the failure of a closing condition and that has not been cured during the permitted time period, or by its nature cannot be cured during such period or (C) by United or Peach State because the approval of the merger proposal by Peach State shareholders is not obtained and (iii) prior to the date that is 12 months after the date of such termination, Peach State enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal; or

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if, prior to receipt of the Peach State shareholders’ adoption and approval of the merger agreement, (i) Peach State has materially breached its obligations to call, give notice of, and hold the Peach State shareholders meeting, (ii) Peach State has materially breached its non-solicitation obligations or (iii) the Peach State board of directors has failed to recommend that Peach State shareholders adopt and approve the merger proposal or has made an adverse recommendation change.

Expenses and Fees
All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense; provided that all registration, printing and mailing fees associated with the SEC registration statement and the proxy statement/prospectus will be split equally between United and Peach State.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended in writing by United and Peach State at any time before or after the approval of the merger proposal, except that after approval of the merger proposal, there may not be any amendment of the merger agreement that requires further approval Peach State shareholders under applicable law.
At any time prior to the effective time, United or Peach State may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

VOTING AND SUPPORT AGREEMENT
The following describes certain material provisions of the voting and support agreement. The following description of the voting and support agreement is subject to, and qualified in its entirety by reference to, the voting and support agreement, which is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this proxy statement/prospectus. We urge you to read the voting and support agreement carefully and in its entirety.
Concurrently with the execution of the merger agreement, on April 20, 2026, United entered into a voting and support agreement with the directors and executive officers of Peach State. As of the record date for the Peach State special meeting, the directors and executive officers of Peach State collectively and beneficially owned approximately [      ]% of the outstanding shares of Peach State common stock.
Pursuant to the voting and support agreement, each such shareholder agrees, among other things, to vote all of his or her shares of Peach State common stock in favor of the approval and adoption of the merger agreement at any meeting of shareholders of Peach State called to vote upon the merger, against any action or agreement proposed by Peach State or any shareholder of Peach State that would prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement and against any alternative acquisition proposal. However, pursuant to the terms of the voting and support agreement, in the event of an adverse recommendation change by the Peach State board, the aggregate number of shares of Peach State common stock required to be voted in favor of the approval and adoption of the merger agreement will be reduced to the aggregate number of shares representing 35% of the total voting power of Peach State common stock, and each such shareholder’s obligation to vote its subject shares in favor of the approval and adoption of the merger agreement will be reduced on a pro rata basis. Each such shareholder also agrees not to transfer his or her shares prior to the effective time of the merger or the termination of the merger agreement, subject to customary exceptions including charitable donations.

ACCOUNTING TREATMENT
The merger will be accounted for as a Business Combination for financial reporting and accounting purposes under generally accepted accounting principles in the United States. After the merger, the results of operations of Peach State will be included in the consolidated financial statements of United. The merger consideration will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible and identified intangible assets of United acquired will be recorded as goodwill. Any identified intangible asset may be amortized by charges to operations under generally accepted accounting principles in the United States.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Peach State common stock that exchange their shares of Peach State common stock for the merger consideration. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. In addition, this discussion does not address any alternative minimum tax consequences of the merger.
The following discussion applies only to U.S. holders of Peach State common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; partnerships, S corporations or other pass-through entities (or investors therein); regulated investment companies; real estate investment trusts; controlled foreign corporations; passive foreign investment companies; former citizens or residents of the United States; U.S. expatriates; U.S. holders whose functional currency is not the U.S. dollar; holders who hold shares of Peach State common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; retirement plans, individual retirement accounts, or other tax-deferred accounts; holders who acquired Peach State common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; holders who exercise appraisal rights; or holders who actually or constructively own more than 5% of Peach State’s common stock).
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Peach State common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is subject to U.S. federal income tax, regardless of its source.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of Peach State common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a holder of Peach State common stock, and any partners in such partnership, should consult their own tax advisors regarding the tax consequences of the merger to their specific circumstances.
Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. All holders of Peach State common stock should consult their own tax advisors regarding the specific tax consequences to them of the merger in light of their particular facts and circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of any changes in such laws.
In General
It is a condition to the obligation of (1) Peach State to complete the merger that Peach State receives an opinion from Alston & Bird LLP, tax advisor to Peach State (or other counsel or advisor as may be reasonably acceptable to Peach State and United) and (2) United to complete the merger that United receives an opinion from Wachtell, Lipton, Rosen & Katz, tax counsel to United (or other counsel as may be reasonably acceptable to Peach State and United), in each case, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on facts and representations contained in representation letters provided by United and Peach State and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service, which we refer to as the IRS, or any court. United and Peach State have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Peach State Common Stock
The U.S. federal income tax consequences of the merger to a holder generally will depend on whether the holder exchanges its Peach State common stock for cash consideration, stock consideration or a combination of cash consideration and stock consideration.
Exchange Solely for Cash
The exchange of shares of Peach State common stock solely for cash consideration generally will result in the recognition of gain or loss equal to the difference between the amount of cash consideration received and the holder’s adjusted tax basis in the shares of Peach State common stock surrendered, which gain or loss generally will be long-term capital gain or loss if the holder’s holding period with respect to the Peach State common stock surrendered is more than one year at the effective time. Long-term capital gain of non-corporate taxpayers, including individuals, may be taxed at preferential rates. The deductibility of capital losses is subject to limitations.
In some cases, if a holder actually or constructively owns United common stock after the merger, the cash consideration received could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such holder may have dividend income up to the amount of the cash consideration received. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder, including the application of certain constructive ownership rules, holders should consult their tax advisors regarding the potential tax consequences of the merger to them, and holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.
Holders electing to receive the all-cash consideration in the merger may be subject to proration (see the section titled “The Merger Agreement — Cash in Lieu of a Fractional Share”), which may result in the receipt of a portion of the merger consideration in stock consideration, in addition to cash consideration.
Exchange Solely for United Common Stock
If a holder exchanges all of its shares of Peach State common stock solely for stock consideration, that holder generally will not recognize any gain or loss, except in respect of cash in lieu of a fractional share of United common stock (as discussed in the section titled “The Merger Agreement — Structure of the Merger”). The aggregate adjusted tax basis of the stock consideration received in the initial merger (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares of Peach State common stock surrendered, and the holding period of the stock consideration (including fractional shares deemed received and redeemed as described below”) will include the holding period of the shares of Peach State common stock surrendered. If a holder acquired different blocks of shares of Peach State common stock at different times or different prices, such holder should consult his, her or its tax advisor as to the determination of the tax bases and holding periods of the stock consideration received in the merger.
Holders electing to receive the all-stock consideration in the merger may be subject to proration (see the section titled The Merger Agreement — Structure of the Merger”), which may result in the receipt of a portion of the merger consideration in cash consideration, in addition to the stock consideration.
Exchange for United Common Stock and Cash
A holder who receives a combination of stock consideration and cash consideration (other than cash in lieu of a fractional share of United common stock) pursuant to the merger generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the sum of the amount of cash consideration (other than cash in lieu of a fractional share of United common stock) and the fair market value of the stock consideration, minus that holder’s adjusted tax basis in its shares of Peach State common stock surrendered in exchange therefor and (2) the amount of cash consideration received.
If a holder acquired different blocks of shares of United common stock at different times or different prices, any gain, if any, must be determined separately for each identifiable block of shares. Holders should consult their tax advisors regarding the manner in which cash consideration and stock consideration should be allocated among different blocks of shares of Peach State common stock surrendered and the determination of the tax bases and holding periods of the stock consideration received.
Any recognized gain will generally be long-term capital gain if the holder’s holding period with respect to the shares of Peach State common stock surrendered is more than one year. Long-term capital gain of non-corporate taxpayers, including individuals, may be taxed at preferential rates.
In some cases, if a holder actually or constructively owns Peach State common stock after the merger, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such holder may have dividend income up to the amount of the cash consideration received. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder, including the application of certain constructive ownership rules, holders should consult their tax advisors regarding the potential tax consequences of the merger to them, and holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.
The aggregate tax basis of the stock consideration received (including fractional shares deemed received and redeemed as described in the section titled “The Merger Agreement — Cash in Lieu of a Fractional Share”) will be equal to the aggregate adjusted tax basis of the shares of Peach State common stock surrendered, reduced by the amount of cash consideration received by the holder (excluding any cash in lieu of a fractional share) and increased by the amount of gain (excluding any gain recognized with respect to cash in lieu of a fractional share), if any, recognized by the holder on the exchange. The holding period of the stock consideration (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Peach State common stock surrendered.
Holders receiving a combination of stock consideration and cash consideration should consult their tax advisors regarding the manner in which the above rules would apply in the holder’s particular circumstances.
Cash in Lieu of a Fractional Share
A holder who receives cash in lieu of a fractional share of United common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash in lieu of the fractional share and the holder’s tax basis allocated to such fractional share. Such gain or loss generally will be capital gain or loss and would be long-term capital gain or loss if the holding period for such fractional share (including the holding period of the shares of Peach State common stock surrendered therefor) is more than one year. Long-term capital gain of non-corporate taxpayers, including individuals, may be taxed at preferential rates. The deductibility of capital losses is subject to limitations.
In some cases, if a holder actually or constructively owns United common stock after the merger, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such holder may have dividend income up to the amount of the cash consideration received. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder, including the application of certain constructive ownership rules, holders should consult their tax advisors regarding the potential tax consequences of the merger to them, and holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.
Information Reporting and Backup Withholding
If you are a non-corporate Peach State shareholder, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you (1) furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) provide proof that you are otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.
This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. All holders of Peach State common stock should consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

INTERESTS OF PEACH STATE’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
In considering the recommendation of the Peach State board of directors that you vote to approve the merger agreement, you should be aware that the executive officers and directors of Peach State may have interests in the merger that are different from, or in addition to, those of Peach State shareholders generally. The Peach State board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that Peach State shareholders vote in favor of approving the merger agreement. See “The Merger — Background of the Merger” and “The Merger — Peach State’s Reasons for the Merger and Recommendations of Peach State’s Board of Directors.” Peach State’s shareholders should take these interests into account in deciding whether to vote for the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below. Terms that appear in quotation marks that are not otherwise defined herein have the meaning set forth in the applicable agreement.
For purposes of this disclosure, Peach State’s executive officers are:
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Ronald G. Quinn — President and Chief Executive Officer

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Charles W. Blair — Executive Vice President and Chief Financial Officer

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Terry D. Baker — Executive Vice President and Chief Lending Officer

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Gina S. Rider — Executive Vice President and Chief Operations Officer

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William A. Stewart — Executive Vice President and Chief Risk Officer

For purposes of this disclosure, Peach State’s non-employee directors are C. Andrew Fuller, Clifton Hastings, Joe Hatfield, Wesley E. Martin, Steve McKibbon, Nancy Norton, Ricky Presley, Stewart Teaver, and Tracy Vardeman.
Treatment of Peach State Stock Options
At the effective time, each outstanding option to purchase shares of Peach State common stock granted under the Peach State Bancshares, Inc. 2016 Long-Term Incentive Plan, whether vested or unvested, will become fully vested and will be converted into the right to receive an amount in cash equal to the product of (i) the excess of (x) $31.75 over (y) the exercise price per share of Peach State common stock subject to such Peach State stock option and (ii) the number of Peach State common shares subject to such Peach State stock option immediately prior to the effective time, without interest and less applicable withholding taxes. Any Peach State stock option that has an exercise price per share that is greater than or equal to $31.75, whether vested or unvested, will be cancelled at the effective time for no consideration or payment in respect thereof.
Peach State has previously granted time-based stock options to certain employees, including the executive officers and directors. Assuming the merger closes on August 1, 2026, Messrs. Quinn, Baker, Blair, and Stewart and Ms. Rider would receive approximately $667,000, $424,000, $424,000, $182,500 and $145,500, respectively, in respect of their outstanding options, and Messrs. Fuller, Hastings, Hatfield, Martin, McKibbon and Teaver would each receive approximately $484,000 in respect of their outstanding options. The estimated aggregate amount that would be realized by the holders of Peach State stock options at the effective time is approximately $7,198,563, assuming the merger is completed on August 1, 2026.
Change-in-Control Agreements
Peach State Bank is party to a change-in-control agreement with each of Ronald G. Quinn, Terry D. Baker, Charles W. Blair, Jr., and William A. Stewart, each dated May 1, 2021 (the “CIC Agreements”). Pursuant to the CIC Agreements, if the executive’s employment with Peach State Bank is terminated without “cause” or by the executive for “good reason” on or after a “change in control” (such termination, a “Qualifying Termination”), then he is entitled to a cash lump sum payment equal to one (1) times, in the case of Mr. Stewart, one and one-half (1.5) times, in the case of Messrs. Baker and Blair, and two and one-half times (2.5) times, in the case of Mr. Quinn, the sum of his (A) then-current base salary and (B) the average annual bonus earned for the three most recently completed calendar years prior to the change in control. Such amount will be paid to the applicable executive within five (5) days following the effectiveness of a release of claims in favor of Peach State. The executive will also be entitled to receive payments or reimbursement in respect of continued COBRA coverage for up to 12 months following termination. In the event of excise tax exposure under Section 280G of the Code, the CIC Agreements provide for a “better-net” cutback.
In addition to compliance with a release requirement, receipt of the payments described above is subject to the executive’s compliance with perpetual confidentiality obligations, as well as noncompetition and customer and employee non-solicitation covenants for 12 months following termination.
The merger will constitute a change in control for purposes of the CIC Agreements. Assuming that the merger is completed on August 1, 2026 and each executive experiences a Qualifying Termination on such date, each of Messrs. Baker, Blair, Quinn and Stewart would receive a lump sum severance payment equal to approximately $452,447, $527,424, $1,119,319 and $267,029, respectively, and an amount equal to approximately $15,510, $23,239, $20,519 and $13,077 respectively for 12 months of COBRA coverage. Notwithstanding the foregoing, prior to the consummation of the merger and subject to the executive’s compliance with the release requirement and the restrictive covenants by which he is bound, the CIC Agreements between Peach State Bank and Messrs. Baker, Blair, Quinn and Stewart will each be terminated and Peach State will pay to each executive a lump sum cash payment equal to $452,447, $527,424, $1,119,319 and $267,029, respectively, in full satisfaction of his severance entitlement under the applicable CIC Agreement.
Supplemental Executive Retirement Plan
Each of Messrs. Baker, Blair and Quinn participate in the Peach State Bank Supplemental Executive Retirement Plan (the “SERP”). The SERP provides for a lump sum payment in the event of a “change in control,” generally equal to the actuarially equivalent value of the executive’s accrued benefit. Each of Messrs. Baker, Blair and Quinn are fully-vested in their SERP benefit.
The merger will constitute a change in control for purposes of the SERP. Based upon accrued benefits as of March 31, 2026, and assuming the merger is completed on August 1, 2026, each of Messrs. Baker, Blair and Quinn would receive a lump sum payment equal to $164,224, $446,031 and $465,587, respectively, within 30 days following the completion of the merger. In addition, in connection with the completion of the merger, the SERP will be terminated.
Deferred Compensation Plan
Messrs. Baker, Stewart and McKibbon and Ms. Rider participate in the Peach State Bank & Trust Deferred Compensation Plan (the “Deferred Compensation Plan”), pursuant to which they have previously deferred a portion of their base salary and annual bonus in accordance with the terms of the plan. The Deferred Compensation Plan provides for a lump sum payment to the participant of his or her account balance in the event the participant separates from service in connection with a change in control. Messrs. Baker, Stewart and McKibbon and Ms. Rider are fully vested in their account balances under the Deferred Compensation Plan.
The merger will constitute a change in control for purposes of the Deferred Compensation Plan. Based upon account balances as of March 31, 2026, and assuming the merger is completed on August 1, 2026 and each executive experiences a separation from service on such date, Messrs. Baker, Stewart and McKibbon and Ms. Rider would receive a payout of approximately $64,163, $10,394, $19,228 and $32,154, respectively. Notwithstanding the foregoing, in connection with the merger, Peach State will terminate the Deferred Compensation Plan, and as such, the distribution of the account balances thereunder will occur irrespective of whether or not such executive experiences a separation from service.
Retention Agreement with Mr. Quinn
Concurrently with the execution of the merger agreement, United entered into a retention letter agreement (the “Retention Letter”) with Mr. Quinn, which will become effective upon completion of the merger, and which memorializes the terms of his continued employment with United as Chairman, Hall County, Georgia, for the two (2)-year period following the completion of the merger (the “Term”). During the

Term, Mr. Quinn will receive a base salary of $320,000, subject to increase in 2027 pursuant to United’s annual merit award process, and an annual cash incentive opportunity equal to forty percent (40%) of his base salary. Mr. Quinn will also be eligible to participate in United’s broadly-applicable employee benefit plans; provided that he will not be eligible for long-term incentive compensation or severance benefits under any United plan or policy during the Term.
On or immediately prior to or on the date on which the merger is completed, Mr. Quinn will receive (i) a lump sum cash payment of $1,119,320, representing the amount to which he would be entitled under his existing employment agreement upon a “Qualifying Termination of Employment,” as described in further detail above in the section titled “— Change-in-Control Agreements”, and (ii) the amount accrued under the Peach State SERP, as described in further detail above in the section titled “— Supplemental Executive Retirement Plan”, in each case, less applicable withholding and subject to Mr. Quinn’s execution and non-revocation of a release of claims. In addition, Mr. Quinn’s Peach State-owned vehicle will be transferred to him at closing.
During the Term and for a period of twenty-four (24) months thereafter, Mr. Quinn will be bound by standard non-solicitation and noncompetition covenants, as well as perpetual confidentiality obligations. The Retention Letter also requires that Mr. Quinn execute United’s standard Non-Disclosure and Non-Solicitation Agreement. In the event of excise tax exposure under Section 280G of the Code, the Retention Letter provides for a “better-net” cutback.

DESCRIPTION OF CAPITAL STOCK OF UNITED
As a result of the merger, Peach State shareholders who receive shares of United common stock in the merger will become shareholders of United. Your rights as a shareholder of United will be governed by the GBCC, the United articles of incorporation, and the United bylaws. The following briefly summarizes the material terms of United common stock that will be issued in connection with the merger. We urge you to read the applicable provisions of the GBCC, the United articles of incorporation and the United bylaws. United’s articles of incorporation and bylaws are incorporated herein by reference and will be sent to shareholders of United and Peach State upon request. See “Where You Can Find More Information.”
United’s articles of incorporation authorize the issuance of 200,000,000 shares of common stock, 30,000,000 shares of non-voting common stock and 10,000,000 shares of preferred stock, all with a par value of $1.00 per share.
Voting Rights
Subject to such voting rights, if any, of any preferred stock, all voting rights are vested in the holders of United common stock. Each holder of United common stock is entitled to one vote per share on any issue requiring a vote at any meeting. There are no cumulative voting rights in the election of directors.
Preemption
No holder of shares of any class of United’s capital stock has or will have any right, pre-emptive or other, to subscribe for or to purchase from United any of the shares of any class of United capital stock that may be issued or sold in the future.
Dividends
Subject to the preferential dividend rights, if any, of any non-voting common stock or preferred stock that might be issued, the holders of United common stock will be entitled to share equally in such dividends as United’s board of directors may declare on United’s common stock from sources legally available therefor. The determination and declaration of dividends is within the discretion of United’s board of directors.
Distributions
After distribution in full of any preferential amount to be distributed to the holders of any non-voting common stock or preferred stock that might be issued, holders of United common stock will be entitled to receive, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of United, all of United’s remaining assets of whatever kind available for distribution to United’s shareholders, after payment or provision for payment of all United’s debts and liabilities, ratably in proportion to the number of shares of United common stock held by them.
Classified Board
United’s board of directors is not classified and each member is elected annually. United’s articles of incorporation provide that directors can only be removed for cause and upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on such matter.
Assessment and Other Provisions
The outstanding shares of United’s common stock are, and, upon payment of consideration payable therefor, any shares of common stock issued by United in the future will be, fully paid and nonassessable. United’s common stock does not have any conversion rights and is not subject to any redemption provisions. No shares of any class of United’s capital stock are subject to any sinking fund provisions or to calls, assessments by or liabilities of United.
Issuance of Non-voting Common Stock
United’s non-voting common stock is issuable at any time, and from time to time, bearing such dividend, conversion, liquidation and other rights and preferences as United’s board of directors may determine. The non-voting common stock could be issued for any lawful corporate purpose without further action by United’s shareholders. The issuance of any non-voting common stock having conversion rights could have the effect of diluting the interests of the other shareholders. Shares of non-voting common stock also could be issued with such rights, privileges and preferences as would deter a tender or exchange offer or to discourage the acquisition of control of United.
Issuance of Preferred Stock
United’s preferred stock is issuable at any time, and from time to time, in such amounts and series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as United’s board of directors may determine. The preferred stock could be issued for any lawful corporate purpose without further action by United’s shareholders. The issuance of any preferred stock having conversion rights could have the effect of diluting the interests of the other shareholders. Shares of preferred stock also could be issued with such rights, privileges and preferences as would deter a tender or exchange offer or to discourage the acquisition of control of United.
Provisions in United’s Articles of Incorporation
United’s articles of incorporation contain certain other provisions that could impede or delay a change in control of United, including:
•
a provision that allows directors, in discharging their fiduciary duties, in addition to considering the effects of any action on United or its shareholders, to consider interests of United’s employees, customers, suppliers and creditors, and the communities in which United’s offices or other establishments are located when considering an acquisition proposal;

•
a provision that requires, in addition to any affirmative vote required by law, and subject to the provisions of any series of preferred stock that may at the time be outstanding, the affirmative vote of the holders of not less than 75% of the outstanding shares of United’s common stock other than those beneficially owned (as defined in United’s articles of incorporation) by an Interested Shareholder (as defined in United’s articles of incorporation, but generally a person who owns 10% or more of the shares of United common stock) for the approval or authorization of any Business Combination (as defined in United’s articles of incorporation, but including transactions such as a merger or other acquisition) of United with such Interested Shareholder; provided, that the 75% voting requirement is not applicable if the Business Combination is approved by three-fourths of all members of United’s board of directors;

•
a provision that amendments to United’s articles of incorporation and certain provisions in United’s bylaws must be approved by a majority of the outstanding shares of United’s capital stock entitled to vote;

•
a provision that any annual meeting of shareholders may be called only by United’s chairman, chief executive officer, president, chief financial officer, board of directors or the holders of 25% of the outstanding shares of United’s capital stock entitled to vote; and

•
a provision establishing certain advance notice procedures for matters to be considered at an annual meeting of United’s shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PEACH STATE
The following sets forth the beneficial ownership of Peach State Bancshares, Inc. (“Peach State”) outstanding shares of common stock as of March 31, 2026 by (i) each director and executive officer of Peach State, (ii) all directors and executive officers of Peach State as a group and (iii) each person or entity who is known by Peach Sate to beneficially own more than 5% of the outstanding shares of Peach State common stock.
The percentage of beneficial ownership by class is calculated in relation to the 3,000,542 outstanding shares of Peach State common stock. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Except as otherwise indicated, to Peach State’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
	Common Stock
Name of Beneficial Owner and Address of 5% holders of the shares	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Executive Officers
Ron Quinn	37,681	1.26%
Charles Blair	11,000	*
Stewart Teaver(a)	425,115	14.17%
Steve McKibbon	313,456	10.45%
Wesley E. Martin	124,432	4.15%
Joe M. Hatfield	116,182	3.87%
Clifton Hastings	73,300	2.44%
C. Andrew Fuller	58,182	1.94%
Ricky Presley	33,000	1.10%
Nancy Norton	6,200	*
Tracy Vardeman	3,200	*
Terry Baker	19,548	*
All directors and executive officers as a group (12) persons	1,221,296	40.70%
Non-Director 5% Shareholders
William House 7166 Britt Gailey Rd. Clermont, GA 30527	208,200	6.94%
Alvin Gibson 3136 Edgewater Dr. Gainesville, GA 30501	178,182	5.94%

*
Less than 1%

(a)
Consists of shares held by a trust of which he is the trustee.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, Peach State shareholders who receive stock consideration will receive shares of United common stock in the merger. Both United and Peach State are organized under the laws of the State of Georgia. The following is a summary of the material differences between (1) the current rights of Peach State shareholders under the Peach State articles of incorporation and bylaws, as amended and restated, and (2) the current rights of United shareholders under the United articles of incorporation and bylaws, as amended and restated.
United and Peach State believe that this summary describes the material differences between the rights of United shareholders as of the date of this proxy statement/prospectus and the rights of Peach State shareholders as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of United’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”
PEACH STATE	UNITED
AUTHORIZED CAPITAL STOCK
Peach State is authorized to issue up to 10,000,000 shares of common stock, par value of $5.00 par value, and 2,000,000 shares of preferred stock, no par value. As of April 20, 2026, there were 3,000,542 shares of Peach State common stock outstanding and no shares of Peach State preferred stock outstanding.	United is authorized to issue up to (i) 200,000,000 shares of common stock, par value $1.00 per share, (ii) 30,000,000 shares of non-voting common stock, $1.00 par value per share and (iii) 10,000,000 shares of preferred stock, $1.00 par value per share. As of April 30, 2026, there were 119,686,643 shares of United common stock outstanding, no shares of United non-voting common stock outstanding and no shares of United preferred stock outstanding.
VOTING LIMITATIONS
Each share of Peach State common stock is entitled to one vote on each matter voted on at a meeting of Peach State’s shareholders.	Each share of United common stock is entitled to one vote on each matter voted on at a meeting of United’s shareholders.
RIGHTS OF PREFERRED STOCK
Peach State’s articles of incorporation provide that its board of directors may, without further shareholder action, issue shares of preferred stock in one or more series and establish the number of shares and the designation, powers, preferences and relative rights of the shares of each such series and the qualifications, or restrictions thereof.	United’s articles of incorporation provide that the United board of directors may issue, without any further vote or action by the shareholders, shares of preferred stock in one or more series and, with respect to each such series, fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.
As of the date hereof, there were no shares of Peach State preferred stock outstanding.	As of April 30, 2026, there were no shares of United preferred stock outstanding. The designations, powers, preferences, limitations, restrictions and relative rights of such preferred stock are set forth in United’s articles of incorporation.

PEACH STATE	UNITED
SIZE OF BOARD OF DIRECTORS
Peach State’s bylaws provide that the board of directors shall consist of not less than three directors, with the exact number to be determined from time to time by the board of directors or the shareholders. Peach State’s board is currently comprised of eleven directors.	United’s bylaws provide that the number of directors on United’s board of directors may range from eight to 14. The number of directors may be increased or decreased from time to time by the board of directors by resolution, but no decrease shall have the effect of shortening the term of an incumbent director. United’s board of directors is currently comprised of 12 directors.
CLASSES OF DIRECTORS
Peach State’s bylaws provide that the Peach State board of directors is divided into three classes, Class I, Class II and Class III, which shall be nearly equal in number as possible. Each director in Class I shall be elected to an initial term of one year, each director in Class I shall be elected to an initial term of 2 years and each director in Class III shall be elected to an initial term of 3 years. Each director shall serve until the election and qualification of his or her successor or until his or her earlier resignation, death or removal from office. Upon the expiration of the initial terms of office for each Class, the directors of each Class shall be elected for terms of 3 years, to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office.	United’s board of directors consists of one class. All directors serve a one-year term, expiring at the next annual meeting of shareholders or until their respective successors are duly elected and qualified.
REMOVAL OF DIRECTORS
Peach State’s bylaws provide that an individual director, or the entire board of directors, may be removed from office, with or without cause, by the affirmative vote of shareholders entitled to cast at least a majority of the votes that all shareholders would be entitled to cast at an annual election of directors.	The articles of incorporation of United provide that directors may be removed only for cause and only upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on the removal.
FILLING VACANCIES ON THE BOARD OF DIRECTORS
Peach State’s bylaws provide that a vacancy occurring on its board of directors, including a vacancy created by an increase in the number of directors, may be filled by the board of directors, even if less than a quorum. A director elected to fill a vacancy serves until the expiration of the term of the director whose place has become vacant, or in the case of an increase in the number of directors, until the next meeting of the shareholders.	United’s bylaws provide that a vacancy occurring in the board of directors for any reason may be filled for the unexpired term, unless the shareholders have elected a successor, by the affirmative vote of a majority of the remaining directors, whether or not the remaining directors constitute a quorum.
SPECIAL MEETINGS OF SHAREHOLDERS
Peach State’s bylaws provide that special meetings of the shareholders may be called by the president, chairman of the board, the board of directors or by	United’s bylaws provide that special meetings may be called by the board of directors, the chairman of the board of directors, the chief executive officer,

PEACH STATE	UNITED
the corporation upon the written request of any one or more shareholders owning an aggregate of not less than 25% of the outstanding capital stock entitled to vote in an election of directors.	the president or the chief financial officer and by the holders of at least 25% of the shares entitled to vote on the matter to be considered at the special meeting.
QUORUM
Under Peach State’s bylaws, a majority of the shares entitled to be voted, represented in person or by proxy, constitutes a quorum at a meeting of shareholders.	Under United’s bylaws, except as otherwise provided by law or by United’s articles of incorporation, the holders of record of a majority of the shares of capital stock of United, issued and outstanding, entitled to vote at the meeting, present in person or by proxy shall constitute a quorum at a meeting of shareholders.
NOTICE OF SHAREHOLDER MEETINGS
Peach State’s bylaws provide that written notice of the date, time and place of each annual and special meeting of Peach State’s shareholders will be given not less than 10 days nor more than 60 days before the date of the meeting.	United’s bylaws provide that written notice of the date, time and place of each annual and special meeting of United’s shareholders will be given no fewer than ten days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting.
ADVANCE NOTICE OF SHAREHOLDER PROPOSALS

Peach State’s bylaws provide that for nominations for election to the board of directors to be brought properly, the shareholder must make the nomination in writing and deliver or mail it to the president not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, then the nomination must be mailed or delivered no later than seven days following the day on which the notice of meeting was mailed.
Peach States’ articles of incorporation and its bylaws do not contain provisions regarding advance notice of shareholder proposals other than nominations.
United’s bylaws provide that for business to be brought properly before an annual meeting by a shareholder, the shareholder must have given timely notice of the business in writing to the Secretary. To be timely, the notice must be delivered or mailed to and received at the principal offices of United on or before the later to occur of (i) 14 days prior to the annual meeting or (ii) five days after notice of the meeting is provided to the shareholders. A shareholder’s notice must set forth (i) a brief description of each matter of business the shareholder proposes to bring before the meeting and the reasons for conducting the business at the meeting; (ii) the name, as it appears on United’s books, and address of the shareholder proposing the business; (iii) the series or class and number of shares of United’s capital stock that are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the proposed business.
LIMITATION OF PERSONAL LIABILITY OF OFFICERS AND DIRECTORS
Peach State’s articles of incorporation provide that no director of Peach State shall be personally liable to Peach State or its shareholders for monetary damages for a breach of any duty as a director, except for liability for: (i) any appropriation, in violation of his or her duties, of any business opportunity of Peach State; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) the	United’s articles of incorporation provide that no director of United shall be personally liable to United or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.

PEACH STATE	UNITED
types of liability set forth in Section 14-2-832 of the GBCC dealing with unlawful distributions of corporate assets to shareholders or (iv) any transaction from which the director derived an improper material intangible personal benefit.
INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE
Peach State’s articles of incorporation require it to indemnify its directors and officers to the fullest extent permitted by the GBCC from and against any and all of the expenses, liabilities or other matters referred to in or covered by the GBCC. Any effected indemnification shall not be deemed exclusive of rights to which those indemnified may be entitled under any bylaw, vote of shareholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.	United’s bylaws require it to indemnify its directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys’ fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee or agent being indemnified meet the standards of conduct specified therein.
Peach State’s bylaws provide that it must indemnify or obligate itself to indemnify an individual made a party to a proceeding because (a) he or she is or was an officer of Peach State or (b) while a director or officer, he or she is or was serving at the request of Peach State as a director, officer, employee or agent of another corporation or of a corporation, partnership, limited liability company, joint venture, trust or other entity for all expenses, liability and loss, including without limitation counsel fees and expenses, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement, actually and reasonably incurred in connection with the proceeding if the individual acted in a manner he or she believed in good faith to be in or not opposed to the best interests of Peach State and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.	In addition, United’s bylaws require it to indemnify its directors, officers, employees and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in its favor, if the actions of the director, officer, employee or agent being indemnified meet the standards of conduct set forth therein. However, United will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to United, unless so ordered by the court in which the legal action or proceeding is brought.
In addition, Peach State’s bylaws require it to indemnify its directors or officers against reasonable expenses incurred by him or her in connection with a successful defense, on the merits or otherwise, of any proceeding to which the director or officer was a party, or in defense of any claim, issue or matter therein because he or she is or was a director or officer of Peach State.	A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the Board of Directors, (2) United’s legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order or (3) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other

PEACH STATE	UNITED
proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.
Under Peach State’s bylaws, the determination of whether the standard of conduct has been met shall be made (a) by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceedings; (b) if a quorum cannot be obtained, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; (3) by special legal counsel, (i) properly selected by the board of directors or its committee or (ii) if a quorum of the board of directors cannot be obtained and a committee cannot by majority vote of the full board of directors (in which selection directors who are parties may participate), or (4) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.	As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of United, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions or (4) for any transaction from which the director received an improper benefit. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to United’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, United has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of Peach State, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporation distributions or (4) for any transaction from which the director received an improper benefit.	United’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.
AMENDMENTS TO CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS
Peach State’s articles of incorporation may be amended by the vote of shareholders, generally requiring a majority vote, unless a greater two-thirds vote is explicitly required for certain provisions.	United’s articles of incorporation specifically provide that any amendment or repeal of any provision of the articles of incorporation or Article II (Shareholders’ Meetings) or Article III (Board of Directors) of the bylaws requires the affirmative vote of holders of a majority of the shares of United’s capital stock then issued and outstanding and entitled to vote on such matters.
Peach State’s bylaws may be amended by either the board of directors or the shareholders, subject to certain provisions requiring a two-thirds vote for changes relating to the number of directors.	United’s bylaws provide that United’s board of directors may alter, amend or repeal United’s bylaws or adopt new bylaws, subject to the voting requirement included in United’s articles of incorporation. Any bylaws adopted by United’s board of directors may be altered, amended or repealed, and new bylaws adopted, by the shareholders of United.

PEACH STATE	UNITED
ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS
Peach State’s bylaws provide that any action required by the GBCC to be taken at a meeting of the shareholders, or any action that may be taken at a meeting of the shareholders, may be taken without a meeting if a written consent is signed by each of the shareholders entitled to vote on the action.	United’s bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a written consent (or consents) has been signed by the holders of outstanding United capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to those shareholders who have not consented in writing.

DISSENTERS’ RIGHTS
The following discussion is not a complete description of the law relating to rights of dissent and appraisal available under Georgia law. This description is qualified in its entirety by the full text of the relevant provision of the GBCC, which is reprinted in its entirety as Annex D to this proxy statement/prospectus. If you desire to exercise your dissenters’ rights of appraisal, you should review carefully the GBCC and are urged to consult a legal advisor before electing or attempting to exercise these rights.
Holders of Peach State common stock as of the record date are entitled to dissenters’ rights under the GBCC. Pursuant to the full text of Article 13 of the GBCC (O.C.G.A. §§ 14-2-1301 through 14-2-1340), a Peach State shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the payment of the fair value of such shareholder’s shares as determined in accordance with Georgia law, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable, and without discounting for lack of marketability or minority status. Under the terms of the merger agreement, if 5% or more of the outstanding shares of Peach State common stock validly exercise their appraisal rights, then United will not be obligated to complete the merger.
Under the GBCC, where a merger is to be submitted to a vote at a shareholders’ meeting for which dissenters’ rights are available, the meeting notice must state that the corporation has concluded that shareholders are entitled to assert dissenters’ rights under Article 13 of the GBCC and include a copy of the applicable statutory provisions. This proxy statement/prospectus constitutes Peach State’s notice to its stockholders that dissenters’ rights are available in connection with the merger, and the full text of Article 13 of the GBCC is attached to this proxy statement/prospectus as Annex D.
In order to exercise dissenters’ rights, a dissenting Peach State shareholder must strictly comply with the procedures set forth in Article 13 of the GBCC, which are summarized below. This summary is not a complete statement of the law and is qualified in its entirety by reference to the full text of the applicable statutory provisions. Peach State shareholders are urged to read Annex D in its entirety and to consult their legal advisors. Failure to strictly comply with the requirements of Georgia law will result in the loss of dissenters’ rights.
Procedures for Exercising Dissenters’ Rights
Under the terms of applicable Georgia law, holders of Peach State common stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of their shares of Peach State common stock. Set forth below is a summary of the procedures that must be followed by the holders of Peach State common stock to exercise their dissenters’ rights of appraisal. This summary is qualified in its entirety by reference to the text of the applicable Georgia statutes, a copy of which is attached to this joint proxy statement/prospectus as Annex D. Any holder of record of Peach State common stock who objects to the Peach State merger proposal, and who fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise) will be entitled to demand and receive payment for all of his or her shares of Peach State common stock if the merger is consummated.
A shareholder of Peach State who objects to the Peach State merger proposal and desires to receive payment of the “fair value” of his or her Peach State common stock: (i) must deliver to Peach State, prior to the time the shareholder vote on the Peach State merger proposal is taken, a written notice of such shareholder’s intent to demand payment for those shares registered in the dissenting shareholder’s name if the merger is completed; and (ii) must not vote his or her shares in favor of the approval of the Peach State merger proposal.
A failure to vote against the Peach State merger proposal will not constitute a waiver of dissenters’ rights. A vote against the approval of the Peach State merger proposal alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with the above conditions.
Any notice required to be given to Peach State must be sent to Peach State Bancshares, Inc., 121 E.E. Butler Parkway, Gainesville, Georgia 30501, Attention: Ron Quinn.

If the Peach State merger proposal is approved, Peach State (or United as successor to Peach State in connection with the merger) will mail, no later than 10 days after the effective date of the merger, by certified mail to each shareholder who has timely submitted a written notice of intent to dissent, written notice addressed to the shareholder at such address as the shareholder has furnished Peach State in writing or, if none, at the shareholder’s address as it appears on the records of Peach State. The dissenter’s notice will: (i) state where the dissenting shareholder must send a payment demand, and where and when the certificates for the dissenting shareholder’s shares, if any, are to be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) set a date by which Peach State must receive the shareholder’s payment demand (which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered) and (iv) be accompanied by a copy of Article 13 of the GBCC.
Within 10 days after the later of the effective date of the merger, or the date on which Peach State receives a payment demand, Peach State will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that Peach State estimates to be the fair value of those shares, plus accrued interest. The offer of payment will be accompanied by: (i) Peach State’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making the offer, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim statements, if any; (ii) a statement of Peach State’s estimate of the fair value of the shares; (iii) an explanation of how any interest was calculated; (iv) a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the GBCC and (v) a copy of Article 13 of the GBCC.
A dissenting shareholder choosing to accept Peach State’s offer of payment must do so by written notice to Peach State within 30 days after receipt of Peach State’s offer of payment. A dissenting shareholder not responding to that offer within the 30-day period will be deemed to have accepted the offer of payment. Peach State must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of Peach State common stock.
If a dissenting shareholder does not accept, within 30 days after Peach State’s offer, the estimate of fair value in payment for such shares and interest due thereon and demands payment of some other estimate of the fair value of the shares and interest due thereon, then Peach State, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must commence a proceeding in superior court of the county where its main office is located to determine the rights of the dissenting shareholder and the fair value of his or her shares. If Peach State does not commence the proceedings within the 60-day period, then it must pay each dissenter whose demand remains unsettled the amount demanded by the dissenting shareholder.
In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against Peach State, except that the court may assess these costs against all or some of the dissenters in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily or not in good faith in demanding payment under the dissenters’ provisions. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (i) against Peach State and in favor of any or all dissenters if the court finds Peach State did not substantially comply with the dissenters’ provisions; or (ii) against Peach State or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily or not in good faith with respect to the rights provided by the dissenters’ provisions. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against Peach State, the court may award these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
Peach State shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of Peach State common stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.

Failure by a Peach State shareholder to follow the steps required by the GBCC for perfecting dissenters’ rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold shares of Peach State common stock and are considering dissenting from the approval of the Peach State merger proposal and exercising your dissenters’ rights under the GBCC, you should consult your legal advisors.
For a discussion of tax consequences with respect to dissenting shares, see “Material U.S. Federal Income Tax Consequences of the Merger.”
BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF GEORGIA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

LEGAL MATTERS
The validity of the United common stock to be issued in connection with the merger will be passed upon for United by Squire Patton Boggs (US) LLP.
Certain U.S. federal income tax consequences relating to the merger will be passed upon for United by Wachtell, Lipton, Rosen & Katz and for Peach State by Alston & Bird LLP.

EXPERTS
United
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to United’s Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
United has filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the issuance of the shares of United common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of United and a proxy statement for Peach State shareholders. The registration statement, including this proxy statement/prospectus and the attached annexes, exhibits and schedules, contains additional relevant information about United and United common stock.
United also files reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934, which we refer to as the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements, and other information about issuers, such as United, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by United with the SEC are also available at United’s website at www.ucbi.com. The web addresses of the SEC and United are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.
Peach State is not subject to the informational reporting requirements of the Exchange Act. Therefore, Peach State does not file and is not required to file reports, proxy statements and other informational statements pursuant to the Exchange Act with the SEC or the OCC. Peach State Bank & Trust, a wholly-owned subsidiary of Peach State, does file unaudited, periodic reports of income and condition, or call reports, with the FDIC. Peach State Bank & Trust’s call reports can be accessed through the Federal Financial Institutions Examination Council, or FFIEC’s, website (https://cdr.ffiec.gov/public/). Reference to the call reports is for informational purposes only, and such call reports are not incorporated by reference into this proxy statement/prospectus.
The SEC allows United to incorporate by reference information in this proxy statement/prospectus. This means that United can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents listed below that United previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules). They contain important information about United and its financial condition.
United SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2025
Quarterly Reports on Form 10-Q	Filed on May 6, 2026.
Current Reports on Form 8-K	Filed on January 14, 2026, April 21, 2026, April 21, 2026, April 28, 2026 (other than the portions of those documents not deemed to be filed)
Definitive Proxy Statement on Schedule 14A	Filed April 1, 2026
United also incorporates by reference the description of United common stock contained as Exhibit 4.1 to United’s Annual Report on Form 10-K for the year ended December 31, 2025 filed on February 17, 2026 with the SEC, including any amendment or report filed for the purpose of updating such description.
In addition, United incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Peach State special meeting, provided that United is not incorporating by reference any information furnished to, but not filed with, the SEC.
Except where the context otherwise indicates, United has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to United, and Peach State has supplied all information contained in this proxy statement/prospectus relating to Peach State.

Documents incorporated by reference are available from United without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from United at the following address and phone number:
United Community Banks, Inc.
200 East Camperdown Way
Greenville, South Carolina 29601
Attn: Jefferson Harralson
Telephone: (864) 240-6208
Peach State shareholders requesting documents must do so by [           ], 2026 to receive them before the Peach State special meeting. Peach State shareholders will not be charged for any of these documents that you request. If you request any incorporated documents from United, United will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.
Neither United nor Peach State has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A — Merger Agreement
AGREEMENT AND PLAN OF MERGER
by and between
UNITED COMMUNITY BANKS, INC.
and
PEACH STATE BANCSHARES, INC.
Dated as of April 20, 2026

Annex A-1

Annex A-2

Annex A-3

Schedules and Exhibits
Schedule A	Company Shareholders Entering into Voting and Support Agreements
Exhibit A	Form of Voting and Support Agreement
Exhibit B	Form of Bank Merger Agreement

Annex A-4

INDEX OF DEFINED TERMS
Term	Section
332 Spring	3.2(a)
332 Spring Dissolution	6.15
332 Spring Dissolution Filings	6.15
401(k) Plan	6.9(c)
Acquisition Proposal	6.3(d)
Adverse Recommendation Change	6.1
Affiliate	9.1(b)(i)
Agency	3.20(c)
Agreement	Preamble
Appraisal Statutes	1.5(d)
Articles of Merger	1.3
Audited Financial Statements	3.4(a)
Balance Sheet Date	3.4(a)
Bank Articles of Merger	1.11
Bank Merger	1.11
Bank Merger Agreement	1.11
Base Amount	6.10(b)
BHC Act	3.1
Business Day	9.1(b)(ii)
Call Reports	3.4(a)
Cash Consideration	1.5(a)(i)
Cash Election	1.5(a)(i)
Cash Election Number	2.1(a)(i)
Cash Election Shares	1.5(a)(i)
Certificate of Termination	6.15
Charter Documents	3.8(d)
Chosen Courts	9.9
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company Bank	1.11
Company Benefit Plan	3.13(a)
Company Board	Recitals
Company Common Stock	1.5(a)
Company Disclosure Memorandum	Article 3
Company Financial Advisor	3.29(a)
Company Recommendation	6.1
Company Regulatory Agreement	3.10
Company Related Party	3.18
Company Shareholder	Recitals

Annex A-5

Term	Section
Company Shareholders	Recitals
Company Shareholders’ Meeting	6.1
Company Stock Option	1.6(a)
Company Subsidiaries	3.1(a)
Company Subsidiary	3.1(a)
Company’s Knowledge	9.1(b)(iii)
Confidentiality Agreement	6.6(b)
Continuing Employee	6.9(a)
Contract	3.2(b)
CRA	3.26
Data Room	9.1(a)
Dissenting Shares	1.5(d)
DOL	3.13(b)
Effective Time	1.3
Election	2.2(a)
Election Deadline	2.2(d)
Election Period	2.2(c)
Enforceability Exceptions	3.2(a)
Environmental Law	3.16(e)
ERISA Affiliate	3.13(a)
Exchange Act	3.14(m)
Exchange Agent	2.3
Exchange Fund	2.3
Exchange Ratio	1.5(b)(i)
FDIC	3.1
Federal Reserve	3.2(c)
Financial Statements	3.4(a)
FIRPTA	7.2(f)
Foreign Corrupt Practices Act	3.8(c)
Form of Election	2.2(b)
GAAP	9.1(b)(vi)
GBCC	1.1
Governmental Authority	9.1(b)(iv)
Hazardous Substance	3.16(e)
Holder	2.2
Indemnitees	6.10(a)
Informational Systems Conversion	6.20
Insurer	3.20(c)
Intellectual Property	3.17
IRS	3.11(n)
Law	9.1(b)(v)
Leased Property	3.15(c)
Leases	3.15(c)

Annex A-6

Term	Section
Liens	3.3(c)
Loan Investor	3.20(c)
Loans	3.19(a)
Material Adverse Effect	9.1(b)(vi)
Material Contract	3.14
Materially Burdensome Regulatory Condition	6.4(a)
Maximum Cash Share Number	2.1
Merger	Recitals
Merger Consideration	1.5(b)(iii)
New Certificates	2.3
Non-Election Shares	1.5(a)(iii)
NYSE	2.4(e)
Old Certificate	1.5(c)
Order	3.2(b)
OREO	3.15(b)
Outside Date	8.1(e)
Owned Real Property	3.15(b)
Parent	Preamble
Parent Bank	1.11
Parent Board	Recitals
Parent Common Stock	4.3(a)
Parent Disclosure Memorandum	Article 4
Parent Plans	6.9(b)
Parent SEC Filings	4.6(a)
Parent Severance Plan	6.9(e)
Parent’s Knowledge	9.1(b)(vii)
Per Share Cash Consideration	1.5(b)(ii)
Permit	3.2(b)
Permitted Encumbrances	3.15(a)
Person	9.1(b)(viii)
Personal Data	3.8(f)
Proceeding	3.9(a)
Proxy Statement/Prospectus	3.31
Registration Statement	3.31
Regulatory Agencies	3.10
Regulatory Approvals	3.2(c)
Related Party Agreement	3.18
Requisite Company Shareholder Vote	3.2(a)
SEC	3.2(c)
Securities Act	3.31
Security Breach	3.8(f)
Shortfall Number	2.1(a)(ii)
Stock Consideration	1.5(a)(ii)

Annex A-7

Term	Section
Stock Election	1.5(a)(ii)
Stock Election Shares	1.5(a)(ii)
Subsidiary	9.1(b)(ix)
Superior Proposal	6.3(d)
Surviving Corporation	Recitals
Takeover Statutes	3.30
Tax	3.11(w)
Tax Return	3.11(w)
Taxes	3.11(w)
Termination Fee	8.3(a)(ii)
Third Party	6.3(a)
Unaudited Financial Statements	3.4(a)
Voting and Support Agreement	Recitals
Voting and Support Agreements	Recitals

Annex A-8

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 20, 2026, is entered into by and between United Community Banks, Inc., a Georgia corporation (“Parent”), and Peach State Bancshares, Inc., a Georgia corporation (the “Company”).
WITNESSETH:
WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, the Company be merged with and into Parent (the “Merger”), with Parent surviving the Merger as the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its shareholders (the “Company Shareholders,” and each, a “Company Shareholder”) and (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and its shareholders and (c) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, the Company Board, subject to the terms of this Agreement, has resolved to (a) recommend that the Company Shareholders adopt and approve this Agreement and (b) submit this Agreement to the Company Shareholders for adoption and approval;
WHEREAS, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is adopted as a plan of reorganization for purposes of Section 354 and Section 361 of the Code;
WHEREAS, as a material inducement to and condition of Parent’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the directors of the Company listed on Schedule A attached hereto, in their respective capacities as Company Shareholders, is entering into a voting and support agreement with Parent, effective as of the date hereof, substantially in the form attached hereto as Exhibit A (each, a “Voting and Support Agreement,” and collectively, the “Voting and Support Agreements”); and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:
Article 1
THE MERGER
1.1   The Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into Parent pursuant to and with the effect provided in the Georgia Business Corporation Code (the “GBCC”). Parent shall be the Surviving Corporation resulting from the Merger and shall continue its corporate existence under the laws of the State of Georgia. Upon consummation of the Merger, the separate corporate existence of the Company shall cease.

Annex A-9

1.2   Closing.   The closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 9:00 a.m. Eastern Time on a date which shall be the first Business Day of the first calendar month following the satisfaction or waiver (where legally permissible) of the latest to occur of the conditions set forth in Article 7 (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), unless another date, time or place is agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to as the “Closing Date.”
1.3   Articles of Merger and Effective Time.   At the Closing, the parties shall cause articles of merger, the forms of which shall be agreed upon in good faith by the parties prior to the Closing, to be duly executed and filed with the Secretary of State of the State of Georgia as provided under the GBCC (the “Articles of Merger), and shall make any other filings, recordings or publications required to be made by the Company or Parent under the GBCC in connection with the Merger. The Merger shall become effective as set forth in the Articles of Merger, and the “Effective Time” shall mean the date and time when the Merger becomes effective as set forth in the Articles of Merger.
1.4   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the GBCC.
1.5   Conversion of Company Common Stock.   Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:
(a)   Subject to Section 2.1, Section 2.2 and Section 2.4(e), each share of common stock of the Company, $5.00 par value per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company as treasury stock or owned by the Company or Parent (in each case other shares in trust accounts, managed accounts and the like for the benefit of employees or customers or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted, or shares held as collateral for outstanding debt previously contracted) and except for Dissenting Shares, shall be converted into the right to receive, without interest:
(i)   for each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Cash Election Shares”), an amount in cash equal to the Per Share Cash Consideration (the “Cash Consideration”);
(ii)   for each share of Company Common Stock with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”); and
(iii)   For each share of Company Common Stock other than shares as to which a Cash Election or Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Non-Election Shares”), the right to receive such Stock Consideration or Cash Consideration as is determined in accordance with Section 2.2.
(b)   For purposes of this Agreement, the following terms shall have the following meanings:
(i)   The “Exchange Ratio” means 0.8978.
(ii)   The “Per Share Cash Consideration” means $31.75.
(iii)   The “Merger Consideration” means the Cash Consideration and/or Stock Consideration described in Section 1.5(a), as applicable.
(c)   All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article 1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being

Annex A-10

understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 1.5(a), 2.1 and 2.2, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.4(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.4. Old Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing the Stock Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) or the Cash Consideration, as applicable, upon the surrender of such Old Certificates in accordance with Section 2.4, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to each of the Per Share Cash Consideration and the Exchange Ratio to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit the Company or Parent to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(d)   Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised dissenters’ rights in respect of such shares (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s dissenters’ rights under applicable Law with respect to such shares) in accordance with Title 14, Chapter 2, Article 13 of the GBCC (the “Appraisal Statutes”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with the Appraisal Statutes; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to dissent pursuant to the Appraisal Statutes, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Appraisal Statutes, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.5(a) above, without interest thereon, upon surrender of such shares of Company Common Stock. The Company shall give prompt notice to Parent of any demands received by the Company from a record or beneficial holder of Company Common Stock for appraisal, of any withdrawals of such demands and of any other documents or instruments received by the Company related to the foregoing, and Parent shall direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to any such appraisal demands.
(e)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock or owned by the Company or Parent (in each case other shares in trust accounts, managed accounts and the like for the benefit of employees or customers or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted, or shares held as collateral for outstanding debt previously contracted) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.
1.6   Treatment of Company Stock Options.
(a)   At the Effective Time, each outstanding stock option granted by the Company to purchase shares of Company Common Stock (each, a “Company Stock Option”) under an equity compensation plan or program of the Company or otherwise, whether vested or unvested, shall, automatically and without any required action on the part of Parent or the holder thereof, be converted into the right to receive an amount in cash equal to the product of (i) the excess of (x) the Per Share Cash Consideration over (y) the exercise

Annex A-11

price per share of Company Common Stock subject to such Company Stock Option and (ii) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, in each case without interest and less applicable withholding Taxes. Notwithstanding the foregoing, any Company Stock Option that has an exercise price per share that is greater than or equal to the Per Share Cash Consideration, whether vested or unvested, shall be cancelled at the Effective Time for no consideration or payment in respect thereof.
(b)   Prior to the Effective Time, the Company Board (or, if appropriate, any committee of the Company Board administering the Company Stock Options) shall adopt such resolutions and take such other actions as may be necessary or appropriate to effectuate the actions contemplated in this Section 1.6, in order to ensure that from and after the Effective Time, the only entitlement of the holder of a Company Stock Option is to receive the payment under Section 1.6(a) (if any).
(c)   As soon as practicable following the Effective Time (but in no event later than the first payroll date that is at least five (5) Business Days following the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay all cash amounts payable pursuant to this Section 1.6 through the payroll system of Parent or the Surviving Corporation.
1.7   Parent Common Stock.   At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.
1.8   Articles of Incorporation of Surviving Corporation.   At the Effective Time, the articles of incorporation of Parent in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.
1.9   Bylaws of Surviving Corporation.   At the Effective Time, the bylaws of Parent in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.
1.10   Directors and Officers of Surviving Corporation.   The directors and officers of Parent as of immediately prior to the Effective Time shall continue to serve as the directors and officers of the Surviving Corporation from and after the Effective Time.
1.11   Bank Merger.   Immediately following the Merger, Peach State Bank & Trust, a state-chartered bank organized under the laws of the State of Georgia and direct, wholly-owned Subsidiary of the Company (“Company Bank”), shall merge (the “Bank Merger”) with and into United Community Bank, a South Carolina state-chartered bank and wholly-owned Subsidiary of Parent (“Parent Bank”). Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately following the Effective Time. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in the form attached hereto as Exhibit B (the “Bank Merger Agreement”), which shall be entered into by Company Bank and Parent Bank promptly following the execution of this Agreement. Each of the Company and Parent shall adopt and approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of Company Bank and Parent Bank, respectively, and the Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such articles of merger or statements of merger (the “Bank Articles of Merger”) and such other documents and certificates as are necessary to cause the Bank Merger to become effective immediately following the Effective Time.
ARTICLE 2
EXCHANGE OF SHARES
2.1   Proration.   Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock to be entitled to receive the Cash Consideration pursuant to Section 1.5(a) shall be equal to fifty percent (50%) of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding the shares of Company Common Stock to be cancelled as provided in Section 1.5(e)) (the “Maximum Cash Share Number”).

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(a)   As promptly as practicable after the Effective Time, but no later than five (5) Business Days after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:
(i)   If the aggregate number of shares of Company Common Stock with respect to which Cash Elections shall have been made (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Election Number”) exceeds the Maximum Cash Share Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Maximum Cash Share Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with this Section 2.1, whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and
(ii)   If the Cash Election Number is less than the Maximum Cash Share Number (the amount by which the Maximum Cash Share Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:
A.   If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non- Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 2.1, whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or
B.   If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with this Section 2.1, whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.
2.2   Election Procedures.   Each holder of record of shares of Company Common Stock to be converted into the right to receive the Merger Consideration in accordance with, and subject to, Section 1.5(d) and Section 2.1 (a “Holder”) shall have the right, subject to the limitations set forth in this Article 2, to submit an election in accordance with the following procedures:
(a)   Each Holder may specify in a request made in accordance with the provisions of this Section 2.2 (herein called an “Election”) (A) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (B) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.
(b)   Parent shall prepare a form reasonably acceptable to the Company, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to the Company (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

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(c)   Parent (A) shall initially make available and mail the Form of Election not less than twenty (20) Business Days prior to the anticipated Election Deadline to Holders of record as of the Business Day prior to such mailing date, and (B) following such mailing date, shall make available as promptly as possible a Form of Election to any stockholder who reasonably requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period.”
(d)   Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and executed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the Parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the last Business Day prior to the Company Shareholders’ Meeting. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.
(e)   Any Holder may, at any time during the Election Period, change or revoke his, her or its Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and executed revised Form of Election. If any Election is not properly made with respect to any shares of Company Common Stock (none of Parent, the Company or the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.
(f)   Any Holder may, at any time during the Election Period, revoke his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his, her or its Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. The Certificate or Certificates relating to any revoked Form of Election shall be promptly returned without charge to the Holder submitting the Form of Election to the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Parties that this Agreement has been terminated in accordance with the terms hereof.
(g)   Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (B) the method of issuance of shares of Parent Common Stock into which shares of Company Common Stock are converted in the Mergers and (C) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.
2.3   Parent to Make Merger Consideration Available.   Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent (the “Exchange Agent”), for the benefit of holders of Old Certificates, for exchange in accordance with this Article 2, (a) certificates or, at Parent’s option, evidence of shares in book-entry form (collectively referred to herein as “New Certificates”), representing the aggregate Stock Consideration to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.4(a) in exchange for outstanding shares of Company Common Stock, and (b) cash in an amount sufficient to pay (i) the aggregate Cash Consideration payable to holders of Company Common Stock and (ii) cash in lieu of any fractional shares (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). Prior to the Effective Time, Parent shall also instruct the Exchange Agent to pay such Merger Consideration and cash in lieu of fractional shares in accordance with this Agreement as promptly as practicable after the Effective Time and conditioned upon receipt of a properly completed Form of Election and/or a letter of transmittal, as applicable.

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2.4   Exchange of Shares.
(a)   As promptly as practicable after the Effective Time, but in no event later than five (5) Business Days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article 1 and that has not theretofore submitted its Old Certificates with a Form of Election, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent), the form of which shall be agreed in good faith by the parties prior to the Closing, and instructions for use in effecting the surrender of the Old Certificates in exchange for the Stock Consideration and/or the Cash Consideration which holder shall have become entitled to receive in accordance with, and subject to, Sections 1.5, 2.1 and 2.2, and any cash in lieu of fractional shares, which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 2.4(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Stock Consideration to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article 1 and (ii) a check representing the amount of (A) Cash Consideration which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates in accordance with, and subject to, the provisions of Sections 1.5, 2.1 and 2.2, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article 2, and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.4, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on the Cash Consideration or any cash in lieu of fractional shares payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.4, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the applicable Merger Consideration, and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.4.
(b)   No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article 2. After the surrender of an Old Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Stock Consideration which the shares of Company Common Stock represented by such Old Certificate had been converted into the right to receive.
(c)   If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and cash in lieu of fractional shares as provided in this Article 2.
(e)   Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of

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Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former Company Shareholder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) equal to the product of (i) the average closing sale price of Parent Common Stock on the twenty (20) consecutive full trading days immediately preceding the Closing Date as reported on the New York Stock Exchange (“NYSE”), multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5 and subject to Section 2.1. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)   Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation. Any former Company Shareholder that has not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such former shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)   Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made.
(h)   In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate, the applicable Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 2.4(b).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the applicable section of the disclosure memorandum delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Memorandum”) (it being understood that any disclosure made in the Company Disclosure Memorandum with respect to a section of this Article 3 shall be deemed to apply to and qualify (a) the section set forth in this Article 3 to which it corresponds in number and (b) (i) any other section of this Article 3 specifically referenced or cross-referenced and (ii) any other section of this Article 3 to the extent it is reasonably apparent on the face of the disclosure (notwithstanding the absence of a specific reference or cross-reference) that such disclosure applies to such other section), the Company hereby represents and warrants to Parent as follows:
3.1   Organization, Standing and Power.   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is a bank holding company duly registered under the Bank Holding Company Act of 1956 (the “BHC Act”). Company Bank is a state-chartered bank duly organized, validly existing and in good standing under the laws of the State of Georgia. Each of the Company and Company Bank has the corporate power and authority to carry on its business as presently

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conducted and to own, lease and operate its properties. Each of the Company and Company Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of the properties it owns or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Company Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, and the deposits of Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due in all material respects, and to the Company’s Knowledge, no proceedings for the termination of such insurance are pending or threatened. True, correct and complete copies of the Articles of Incorporation of the Company, the Bylaws of the Company, the Articles of Incorporation of Company Bank and the Bylaws of Company Bank, each as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.
(a)   Each Subsidiary of the Company (each, a “Company Subsidiary”, and collectively, the “Company Subsidiaries”) other than Company Bank (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified or in good standing, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Company Subsidiary, including Company Bank, to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Section 3.1(b) of the Company Disclosure Memorandum lists all of the Company Subsidiaries, including Company Bank, and for each Company Subsidiary, the jurisdiction of formation. True, correct and complete copies of the Charter Documents of each Company Subsidiary have previously been made available by the Company to Parent. Except as set forth on Sections 3.1(b) and 3.24 of the Company Disclosure Memorandum, neither the Company nor any of the Company Subsidiaries owns any securities or other investment assets.
3.2   Authority of the Company; No Conflicts; Consents.
(a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Company Shareholder Vote, all required consents and the Regulatory Approvals, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Company Board, and the Company Board has adopted this Agreement. The Company Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is fair to, and in the best interests of, the Company and the Company Shareholders, and has resolved to (i) recommend that the Company Shareholders adopt and approve this Agreement and (ii) submit this Agreement to the Company Shareholders for adoption and approval at a meeting of such shareholders in accordance with the terms of this Agreement, and has adopted resolutions to the foregoing effect. Except for (i) the adoption and approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Shareholder Vote”), (ii) the adoption and approval of the Bank Merger Agreement by the Company as Company Bank’s sole shareholder and (iii) the adoption and approval of the dissolution of 332 Spring, LLC, a Georgia limited liability company and wholly-owned subsidiary of the Company (“332 Spring”), by the Company as 332 Spring’s sole equity holder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization, restructuring or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

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(b)   Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby (including the Bank Merger), nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company’s Charter Documents or any resolution adopted by the Company Board or the Company Shareholders or any Company Subsidiary; (ii) except as set forth on Section 3.2(b) of the Company Disclosure Memorandum, violate, conflict with, constitute or result in a default under or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require any consent pursuant to, or result in the creation of any Lien on any asset or property of the Company or any of the Company Subsidiaries under, any agreement, contract, instrument, arrangement or understanding, whether oral or written, that is legally binding (each, a “Contract”) or Permit of the Company or any of the Company Subsidiaries; or (iii) subject to receipt of the Regulatory Approvals, constitute or result in a default under, or require any consent pursuant to, any Law or Order applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, (A) the term “Permit” shall mean any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Authority of competent jurisdiction or pursuant to any Law, and (B) the term “Order” shall mean any award, injunction, judgment, decree, determination, writ, stipulation, settlement, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.
(c)   Except for the Regulatory Approvals and the 322 Spring Dissolution Filings (as defined below), no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by the Company of the Merger and the other transactions contemplated by this Agreement (including the Bank Merger). As used in this Agreement, the term “Regulatory Approvals” shall mean (i) the filing of applications, filings and notices, as applicable, with NYSE by Parent, (ii) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Registration Statement (which will include the Proxy Statement/Prospectus) by Parent and the declaration of effectiveness of the Registration Statement by the SEC, (iii) the filing of the Georgia Articles of Merger and the Bank Articles of Merger, (iv) approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the South Carolina Board of Financial Institutions, the Georgia Department of Banking and Finance, and any other regulatory agency which is required to consummate the transactions contemplated by this Agreement (including the Bank Merger), and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on NYSE.
3.3   Capital Stock.
(a)   The authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock, par value $5.00 per share, of which (1) 3,000,542 shares are issued and outstanding, and (2) 11,350 are held in treasury, (ii) 2,000,000 shares of preferred stock of the Company, no par value, of which no shares are issued and outstanding, (iii) Company Stock Options to purchase an aggregate of 345,750 shares of Company Common Stock are outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which Company Shareholders may vote. Except as set forth in Section 3.3(a) of the Company Disclosure Memorandum, no trust preferred or subordinated debt securities of the Company are issued or outstanding. Except as set forth in Section 3.3(a) of the Company Disclosure Memorandum, there are no (A) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or valued by reference to, or provide economic benefits based, directly or indirectly, on the value or price of, the Company Common Stock or any other capital stock or voting securities of the Company or any of the Company Subsidiaries, or (B) outstanding subscriptions, options, warrants, rights of first refusal or similar rights, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. Except for the Voting and Support Agreements, the Company is not a party to, and, to the Company’s Knowledge, there are no voting

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trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Common Stock or other equity interests of the Company. No Company Subsidiary owns any shares of Company Common Stock or other equity interests of the Company.
(b)   Section 3.3(b) of the Company Disclosure Memorandum sets forth each outstanding Company Stock Option and, to the extent applicable, (i) the name (or employee identification number) and country of residence (if outside the United States) of the holder thereof, (ii) the number of shares of Company Common Stock issuable thereunder, (iii) the exercise price or strike price relating thereto, (iv) the grant date, (v) the amount exercisable and outstanding and the amount not exercisable and outstanding and (vi) the Company equity plan in accordance with which the award was made. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective by all necessary corporate action. No Company Stock Option has been granted with a per share exercise price less than the fair market value of a share of Company Common Stock on the applicable date of grant, and the Company has not granted any Company Stock Options that are subject to Section 409A of the Code. The Company has the requisite power and authority, in accordance with the applicable Company equity plan, the applicable award agreements and any other applicable Contracts, to take the actions contemplated by Section 1.6, and the treatment of Company Stock Options as described in Section 1.6 as of the Effective Time will be binding on the holders of Company Stock Options.
(c)   Except as set forth on Section 3.3(c) of the Company Disclosure Memorandum, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any license, sublicense, covenant, condition, restriction, option, right of first refusal or offer (or other third party right), liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), other than restrictions on transfer under applicable securities or banking Laws, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, rights of first refusal or similar rights, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character obligating the purchase or issuance of any shares of capital stock or any other equity security of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Company Subsidiary.
3.4   Financial Statements.
(a)   Copies of (i) the Company’s consolidated audited financial statements including the financial information of the Company as of December 31, 2025, 2024 and 2023, including the balance sheets, statements of income, statements of comprehensive income, statements of changes in stockholders’ equity and statements of cash flows for the years then ended (collectively, the “Audited Financial Statements”), (ii) the Consolidated Reports of Condition and Income that were filed by Company Bank prior to the date hereof in 2025, 2024 and 2023 (collectively, the “Call Reports”) and (iii) the unaudited consolidated balance sheet of the Company as of March 31, 2026 (the “Balance Sheet Date”) and the related statements of comprehensive income (loss) for the three-month period then ended (the “Unaudited Financial Statements”) ((i), (ii) and (iii) collectively, the “Financial Statements”) have previously been made available to Parent.
(b)   Subject to the assumptions and qualifications set forth therein, the Financial Statements, when read together, (i) present fairly, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries, for the respective periods or as of the respective dates set forth therein (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (ii) have been prepared in accordance with the books and records of the Company and the Company Subsidiaries and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. All Call Reports required to be filed by Company Bank within the twelve (12) months preceding the date hereof have been filed on a timely basis. As of their respective filing dates, the Call Reports complied in all material respects with all statutes and applicable rules and regulations of any applicable governmental agency or body, as the case may be. The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2024, no independent auditor of the

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Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent auditors of the Company as a result of, or in connection with, any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(c)   Except as set forth in the Financial Statements or on any schedules hereto, neither the Company nor any of the Company Subsidiaries is liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any Person (other than debts or obligations of the Company or the Company Subsidiaries). Neither the Company nor any of the Company Subsidiaries is currently liable for, or obligated to pay, any deferred purchase price amount arising from the acquisition of the equity or assets of a Person.
(d)   The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of the Company or the Company Subsidiaries or their respective accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company. The Company and the Company Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorizations and (ii) transactions are recorded in conformity with GAAP and applicable Law. None of the Company, the Company Subsidiaries or to the Company’s Knowledge, any director, officer, employee, agent or other Person acting on behalf of the Company or any of the Company Subsidiaries, has made any fraudulent entry on the books or records of the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries nor, to the Company’s Knowledge, any director, senior executive officer, or auditor independent accountant of the Company or the Company Subsidiaries, has received written notice or otherwise obtained actual knowledge of any material weakness regarding the accounting or auditing practices, procedures or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls.
(e)   The Company and the Company Subsidiaries have (i) implemented and at all times maintained disclosure controls and procedures to ensure that material information relating to the Company and the Company Subsidiaries is made known in a timely manner to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) disclosed, based on the most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
3.5   332 Spring.
(a)   Except as set forth on Section 3.5(a) of the Company Disclosure Memorandum, as of the date of this Agreement, 332 Spring is not party to any Contract or any other arrangement with any of the Company, Company Bank and/or any third party.
(b)   Section 3.5(b) of the Company Disclosure Memorandum sets forth, as of the Balance Sheet Date, the non-consolidated balance sheet of 332 Spring. As of the Balance Sheet Date, 332 Spring does not have any material liability or obligation (whether absolute, accrued, contingent or otherwise) except for those liabilities that are reflected or reserved against on the non-consolidated balance sheet of 332 Spring set forth on Section 3.5(b) of the Company Disclosure Memorandum.
3.6   Absence of Undisclosed Liabilities.   Neither the Company nor any of the Company Subsidiaries has any material liability or obligation (whether absolute, accrued, contingent or otherwise), except for (a) those liabilities that are reflected or reserved against on the Financial Statements (including any notes thereto), (b) those liabilities incurred in the ordinary course of business consistent with past practice from the Balance Sheet Date through the date of this Agreement, (c) those liabilities incurred in connection with this Agreement and the transactions contemplated hereby, and (d) those liabilities and obligations, if any, set forth on Section 3.6 of the Company Disclosure Memorandum.

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3.7   Absence of Certain Changes or Events.   From the Balance Sheet Date through the date of this Agreement, except as set forth on Section 3.7 of the Company Disclosure Memorandum, (a) the Company and the Company Subsidiaries have operated in the ordinary course of business consistent with past practice, (b) there has not occurred any Material Adverse Effect with respect to the Company or the Company Subsidiaries and (c) there has been no action taken by the Company or any of the Company Subsidiaries that would have required Parent’s consent if the Company had been subject to Section 5.1 at such time.
3.8   Compliance with Laws.
(a)   The Company and each of the Company Subsidiaries are, and have been since January 1, 2023, in compliance in all material respects with all applicable Laws and Orders, including the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, and any other law relating to bank secrecy, fair lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, all agency requirements relating to the origination, sale and servicing of consumer loans and all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act and the Paycheck Protection Program.
(b)   The Company and each of the Company Subsidiaries hold, and have at all times since January 1, 2023 held, all licenses, franchises, Permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and no suspension or cancellation of any such necessary license, franchise, Permit or authorization is pending or, to the Company’s Knowledge, threatened.
(c)   None of the Company, any of the Company Subsidiaries, or, to the Company’s Knowledge, any of their respective directors, officers, employees, agents or other Persons acting at the direction of the Company or a Company Subsidiary has: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (ii) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”); or (iv) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.
(d)   Neither the Company nor any of the Company Subsidiaries is in default in any material respect under or in violation of any term or provision of (i) its certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, articles of association, bylaws, operating agreement or other similar organizational document (collectively, “Charter Documents”), (ii) any Material Contract or (iii) any material Permit which it holds.
(e)   The Company has implemented one or more policies addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, fair lending policies, vendor risk management policies, policies related to compliance with the Foreign Corrupt Practices Act and other material policies as may be required by any applicable Law for itself and the Company Subsidiaries, and a complete and correct copy of each such policy has been made available to Parent. Such policies comply in all material respects with the requirements of any Laws applicable thereto.
(f)   The Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the Company’s Knowledge, neither the Company nor any of the Company Subsidiaries has experienced any Security Breach that, individually or in the aggregate, would reasonably be

Annex A-21

expected to have a Material Adverse Effect on the Company. To the Company’s Knowledge, there are no data security or other technological vulnerabilities with respect to the Company’s or any of the Company Subsidiaries’ information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.
3.9   Legal Proceedings.
(a)   Except as set forth on Section 3.9(a) of the Company Disclosure Memorandum, there is no material legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature (each, a “Proceeding”) pending or, to the Company’s Knowledge, threatened, either (i) against the Company or any of the Company Subsidiaries, or to which any assets, interest or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.
(b)   Except as set forth on Section 3.9(b) of the Company Disclosure Memorandum, there is no Order either (i) outstanding against the Company or any of the Company Subsidiaries, or to which any assets, interest or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.
(c)   To the Company’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any material Proceeding against the Company or any of the Company Subsidiaries.
3.10   Regulatory Matters.   The Company and each of the Company Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2023 with (a) the Georgia Department of Banking and Finance, (b) the FDIC, (c) any state regulatory authority, (d) any self-regulatory organization, (e) any other applicable bank regulatory agencies and (f) any other applicable Governmental Authority ((a) – (f), collectively, the “Regulatory Agencies”) and have paid all applicable fees, premiums and assessments due and payable thereto, except where the failure to file such report, registration or statement or to pay such fees, premiums and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company. Since January 1, 2023, each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with applicable Law. Neither the Company nor any of the Company Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect, is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or since January 1, 2023, has been ordered to pay any civil money penalty by, or since January 1, 2023, has been the recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Authority of any kind (each, a “Company Regulatory Agreement”), nor has the Company or any of the Company Subsidiaries been advised since January 1, 2023 by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement. There is no material unresolved written violation, criticism, comment or exception by any Regulatory Agency or other Governmental Authority relating to the Company or any of the Company Subsidiaries. To the Company’s Knowledge, and except for ordinary course examinations, no Regulatory Agency or other Governmental Authority has initiated or has pending any proceeding or investigation into the business or operations of the Company or any of the Company Subsidiaries since January 1, 2023, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Authority with respect to the business, operations, policies or procedures of the Company or any of the Company Subsidiaries since January 1, 2023. To the Company’s Knowledge, there are no facts or circumstances related to it that would materially impede or delay receipt of any required Regulatory Approvals. Notwithstanding the foregoing, in no event shall this Section 3.10 require any disclosure to be made (or other action to be taken) that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. 261.2(c) and as identified in 12 C.F.R. 309.5(g)(8)) of a Regulatory Agency or other Governmental Authority by any party to this Agreement where such disclosure is prohibited by applicable Law.

Annex A-22

3.11   Tax Matters.
(a)   (i) All federal and state income Tax Returns and all other material Tax Returns that were or are required to be filed on or before the Closing Date by the Company or the Company Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws; (ii) all material Taxes due and owing by the Company or the Company Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; and (iii) all deficiencies with respect to a material amount of Taxes asserted in writing or assessments made in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date. Neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return, other than an extension granted in the ordinary course of business.
(b)   No federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or presently being conducted with respect to the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has received from any federal, state, local or non-U.S. taxing authority (including jurisdictions where the Company or the Company Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company or any of the Company Subsidiaries, that is, in case of clauses (i)-(iii), pending or unresolved as of the date of this Agreement. Section 3.11(b) of the Company Disclosure Memorandum lists all state and federal Tax Returns filed by the Company and the Company Subsidiaries for taxable periods ended on or after December 31, 2018, indicates those state and federal Tax Returns that have been audited and indicates those state and federal Tax Returns that currently are the subject of audit. Parent has received true, correct and complete copies of all material federal and state Tax Returns, or been provided access to correct and complete copies of all such Tax Returns, filed by the Company for taxable periods ended on or after January 1, 2020, and have received all examination reports and statements of deficiencies related to federal and state income Tax assessed against or agreed to by the Company with respect to those taxable periods.
(c)   There are no Liens on the Company’s or any of the Company Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable or which the validity thereof is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the Financial Statements.
(d)   Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency that is currently in effect.
(e)   To the Company’s Knowledge, the Company and the Company Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(f)   Neither the Company nor any of the Company Subsidiaries is (or has been) a party to any Tax allocation, tax sharing, or tax indemnitee agreement (other than such an agreement exclusively among the Company and Company Subsidiaries). Neither the Company nor any of the Company Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return for which the statute of limitations is open (other than a group the common parent of which was the Company); or (ii) has any liability for Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee, successor, by contract or otherwise. All Tax allocation, tax sharing, or tax indemnity agreements will be terminated as of the day of the Effective Time and will have no further effect for any taxable year (whether the current year, a future year or a past year). As of the Closing Date, the Company and the Company Subsidiaries shall have no further liability or claim under such Tax allocation, tax sharing, or tax indemnity agreements.

Annex A-23

(g)   There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company or any Company Subsidiary is a party and that could be treated as a partnership for federal income Tax purposes.
(h)   Neither the Company nor any Company Subsidiary has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country.
(i)   No claim has been made in the last five (5) years in writing by a taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company (or such Company Subsidiary) is or may be subject to taxation by that jurisdiction.
(j)   Neither the Company nor any Company Subsidiary has distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction (or “plan” or “series of related transactions”) that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code in the two (2) years prior to the date of this Agreement.
(k)   Neither the Company nor any Company Subsidiary is or has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) at any time in the five (5) years prior to the date of this Agreement.
(l)   Neither the Company nor any Company Subsidiary participates in or cooperates with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999 of the Code.
(m)   Neither the Company nor any Company Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2).
(n)   Neither the Company nor any of the Company Subsidiaries has obtained a private letter ruling or closing agreements from the Internal Revenue Service (“IRS”) (or any comparable ruling from any other taxing authority).
(o)   Neither the Company nor any Company Subsidiary is or has at any time been (i) a “controlled foreign corporation” as defined by Section 957 of the Code; (ii) a “personal holding company” as that term has been defined from time to time in Section 542 of the Code; (iii) a “passive foreign investment company” as defined by Section 1297 of the Code.
(p)   The Company and each Company Subsidiary is in full compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.
(q)   Except as set forth in Section 3.11(q) of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the payment of any amount for which a deduction would be disallowed by reason of Sections 280G (as determined without regard to Section 280G(b)(4)) (or any corresponding provision of state, local or non-U.S. Tax law), 162 (other than 162(a)), or 404 of the Code.
(r)   Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time (i) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the Closing Date, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) as a result of any prepaid amount received on or prior to the Closing Date; (iv) as a result of an election under Section 108(i) of the Code; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

Annex A-24

(s)   The Company and the Company Subsidiaries have complied in all material respects with all applicable unclaimed property Laws.
(t)   The unpaid Taxes of the Company and each Company Subsidiary (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and each Company Subsidiary in filing its Tax Returns. Since the Balance Sheet Date, neither the Company nor any Company Subsidiary has incurred any liability for Taxes arising from any extraordinary transaction, outside the ordinary course of business consistent with past custom and practice.
(u)   Neither the Company nor any of the Company Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(v)   Neither the Company nor any of the Company Subsidiaries have claimed any “employee retention credit” pursuant to Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act.
(w)   As used in this Agreement, (i) the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, and (ii) the term “Tax Return” means any return, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.
3.12   Labor Relations.
(a)   There is no labor strike, dispute, slowdown, stoppage or lockout pending or, to the Company’s Knowledge, threatened against or affecting the Company or the Company Subsidiaries. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or similar labor agreement. The Company and the Company Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law. The Company and the Company Subsidiaries have not received any written notice that any Governmental Authority responsible for the enforcement of labor or employment laws, rules or regulations intends to conduct an investigation with respect to or relating to the Company or the Company Subsidiaries and, to the Company’s Knowledge, no such investigation is in progress.
(b)   Since the Balance Sheet Date, neither the Company nor any of the Company Subsidiaries has effectuated a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of the Company or the Company Subsidiaries.
(c)   Except as set forth on Section 3.12(c) of the Company Disclosure Memorandum, neither the Company nor any of the Company Subsidiaries is a party to any Contract with respect to the employment of any officer, director, employee or consultant that is not terminable at will and without any penalty or other severance or obligation.
(d)   Section 3.12(d) of the Company Disclosure Memorandum sets forth a complete list of all employees of the Company and the Company Subsidiaries and their basic employment data (including, without limitation, with respect to each such employee, current salary or wage, total compensation for 2025, current target bonus opportunity, date of hire, status as full or part-time, status as active or on-leave (and type of leave) and exempt or non-exempt and office location).
(e)   None of the Company or any of the Company Subsidiaries has incurred any workers’ compensation liability outside of its ordinary course of business. The Company and each of the Company Subsidiaries have

Annex A-25

paid or accrued all current assessments under workers’ compensation legislation, and neither the Company nor any of the Company Subsidiaries has been subject to any special or penalty assessment under such legislation that has not been paid.
(f)   In the past five (5) years, no allegations of sexual or other discrimination, harassment or misconduct have been made against any current or former employee or director of the Company or any of the Company Subsidiaries. In the past five (5) years, none of the Company or any of the Company Subsidiaries has been involved in any Proceedings, or entered into any settlement agreements, related to allegations of sexual or other discrimination, harassment or misconduct by any current or former employee or director of the Company or any of the Company Subsidiaries.
(g)   Except as set forth on Section 3.12(g) of the Company Disclosure Memorandum, there are no employment agreements, severance agreements or similar arrangements to which the Company or a Company Subsidiary is a party.
(h)   Except as set forth on Section 3.12(h) of the Company Disclosure Memorandum, there are no non-solicitation, non-competition, non-disclosure, or non-interference agreements between the Company or a Company Subsidiary and any current or former employee of the Company or a Company Subsidiary. 3.12(h) of the Company Disclosure Memorandum, to the Company’s Knowledge, no officer of the Company or a Company Subsidiary is in violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant relating to any third party.
3.13   Company Benefit Plans.
(a)   Section 3.13(a) of the Company Disclosure Memorandum sets forth a true and complete list of each material plan, policy, agreement or arrangement (including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) with respect to which the Company or any Company Subsidiary has or may have any liability, or whereby the Company, any Company Subsidiary or any of their ERISA Affiliates (as defined below) provides or is obligated to provide any benefit, to any current or former officer, director, employee or other individual of the Company or a Company Subsidiary, including, without limitation, any profit sharing, “golden parachute,” deferred compensation, incentive compensation, commissions, stock option or other equity-based compensation, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, vacation, paid-time off or sick leave, pension, retirement, health or insurance plans, policies, agreements, or arrangements (each, a “Company Benefit Plan”). For purposes of this Agreement, “ERISA Affiliate” means, with respect to the Company or any Company Subsidiary, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any Company Subsidiary, or that is, or was at the relevant time, a member of the same “controlled group” as the Company or any Company Subsidiary pursuant to Section 4001(a)(14) of ERISA.
(b)   With respect to each Company Benefit Plan, complete and correct copies of the following documents have been furnished to Parent: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles (including, without limitation, contracts with service providers and insurers) with respect to each such Company Benefit Plan and, in the case of any such Company Benefit Plan that is not in written form, a description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three years, if applicable; (iv) Forms 1094 and 1095 for 2023, 2024, and 2025; (v) the most recent IRS determination letter or opinion letter and any pending application with respect to each such Company Benefit Plan which is intended to qualify under Section 401(a) of the Code; (vi) current ERISA bonds; and (vii) all non-routine correspondence to and from the IRS, DOL, or any other Governmental Authority within the past three (3) years relating to any such Company Benefit Plan (which, for the avoidance of doubt, excludes the documentation provided under (iii) and (v) above). The Company has not been notified that any Company Benefit Plan is undergoing an audit or is subject to an investigation by any of the IRS, the United States Department of Labor (the “DOL”) or any other Governmental Authority.

Annex A-26

(c)   Except as set forth on Section 3.13(c) of the Company Disclosure Memorandum, with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered in all material respects in compliance with its terms and with all applicable Laws, including ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act, and any regulations or rules promulgated thereunder; (ii) no Proceedings are pending, or to the Company’s Knowledge, threatened; (iii) all premiums, contributions, or other payments required to have been made by applicable Law or under the terms of any such Company Benefit Plan or any Contract relating thereto as of the Closing Date have been made; (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly filed or distributed; (v) no penalty has been assessed, or is reasonably expected to be assessed, with respect to any such Company Benefit Plan by any Governmental Authority; and (vi) to the Company’s Knowledge, no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code.
(d)   With respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under IRS pronouncements, and no such determination letter, opinion letter or advisory letter has been revoked nor has revocation been threatened, and, to the Company’s Knowledge, there are no circumstances and no events have occurred that could adversely affect the qualified status of any such Company Benefit Plan or the related trust.
(e)   Except as set forth on Section 3.13(e) of the Company Disclosure Memorandum, each Company Benefit Plan may be amended, terminated or otherwise modified by the Company in its sole discretion, including the elimination of any and all future benefit accruals thereunder, without any adverse consequences to the Company, other than providing COBRA benefits to qualified beneficiaries of any such Company Benefit Plan that is a group health plan. No communications or provision of any such Company Benefit Plan has failed to effectively reserve the right of the Company to so amend, terminate or otherwise modify such Company Benefit Plan. Except as set forth on Section 3.13(e) of the Company Disclosure Memorandum, neither the Company nor any Company Subsidiary has announced its intention to modify or terminate any Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Plan. Except as set forth on Section 3.13(e) of the Company Disclosure Memorandum, each asset held under each Company Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge, comparable liability, or consent of a Person, other than the Company or the trustee of such plan.
(f)   Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in accordance with Section 409A of the Code and applicable guidance thereunder in all material respects. No payment to be made under any Company Benefit Plan is or will be subject to the penalties of Section 409A(a)(1) of the Code. Neither the Company nor any Company Subsidiary has any obligations to any employee or other service provider to make any reimbursement or other payment with respect to any Tax imposed under Section 409A of the Code.
(g)   No Company Benefit Plan is subject to the laws of any jurisdiction outside the United States.
(h)   Except as set forth on Section 3.13(h) of the Company Disclosure Memorandum or as otherwise expressly contemplated or permitted by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) result in any payment (including, without limitation, any separation, severance, termination, retention, “excess parachute payment” (within the meaning of Section 280G of the Code)), or forgiveness of indebtedness or similar payments or benefits) becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary; (ii) increase the amount or value of any payment or benefit payable under any Company Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any payment or benefit payable under any Company Benefit.
(i)   Except as set forth on Section 3.13(i) of the Company Disclosure Memorandum, neither the Company nor any Company Subsidiary has announced any type of plan or binding commitment to create any additional Company Benefit Plan, to enter into any agreement with any current or former employee,

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officer, director or individual independent contractor or to amend or modify any existing Company Benefit Plan or agreement with any current or former employee, officer, director, or individual independent contractor.
(j)   Except as set forth on Section 3.13(j) of the Company Disclosure Memorandum, neither the Company, any Company Subsidiary nor any Company Benefit Plan provides (or will provide) health or other welfare benefits to one or more former employees, officers, directors or individual independent contractors (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA. The Company and the Company Subsidiaries and the sponsors and administrators of the Company Benefit Plans have at all times complied with COBRA in all material respects, and have maintained adequate records to evidence such compliance.
(k)   No Company Benefit Plan is, and neither the Company, any Company Subsidiary nor any ERISA Affiliate maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent under, a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code. No Company Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and neither the Company, any Company Subsidiary nor any ERISA Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any multiemployer plan. None of the Company Benefit Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40). No Company Benefit Plan is or was at any time a multiple employer plan, as described in Code Section 413(c) or ERISA Sections 4063 or 4064, and neither the Company, any Company Subsidiary nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any such plan.
(l)   Section 3.13(l) of the Company Disclosure Memorandum sets forth a complete list of all severance and termination benefits with respect to which the Company or any Company Subsidiary has or will have any liability, under any Company Benefit Plan or other employment agreement, severance agreement, program, practice, or arrangement.
(m)   The consummation of the transactions contemplated by this Agreement will not require the funding (whether on a formal or informal basis, through a grantor trust or otherwise) of the benefits under any Company Benefit Plan for which funding the Company, any Company Subsidiary or, following the Closing, Parent could have any liability or obligation.
(n)   No current or former employees of the Company, any Company Subsidiary or any ERISA Affiliate participate or participated in any Company Benefit Plan pursuant to the terms of a collective bargaining agreement.
(o)   No Company Benefit Plan that is intended to qualify under Section 401(a) of the Code or the related trust is funded with or allows for payments, investments, or distributions in any employer security of the Company or any Company Subsidiary (including employer securities as defined in Section 407(d)(1) of ERISA), or employer real property as defined in Section 407(d)(2) of ERISA.
(p)   Except as set forth on Section 3.13(p) of the Company Disclosure Memorandum, no non-exempt reportable event within the meaning of Section 4043 of ERISA, and no event described in Sections 4062 or 4063 of ERISA, has occurred in connection with any Company Benefit Plan for which the Company, any Company Subsidiary, ERISA Affiliate or, after the Closing, Parent, could have any liability, and neither the Company, any Company Subsidiary nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.
(q)   No Company Benefit Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Code Sections 419 or 419A.
(r)   Neither the Company nor any of the Company Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).
(s)   Each Company Benefit Plan that covers current or former employees (including leased employees) of the Company or any Company Subsidiary satisfies the requirements of the Patient Protection and

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Affordable Care Act (including any successor law) and the regulations and guidance issued thereunder, such that there is no reasonable expectation that any Tax or penalty could be imposed pursuant to such law that relates to such group health plan. No condition exists that could cause the Company or any of the Company Subsidiaries or their respective ERISA Affiliates to have any liability for any assessable payment under Section 4980H of the Code. No event has occurred or condition exists that could subject the Company or any of the Company Subsidiaries or their respective ERISA Affiliates to any liability on account of a violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or Section 4980D of the Code. The Company and each of the Company Subsidiaries have maintained records that are sufficient to satisfy the reporting requirements under Sections 6055 and 6056 of the Code, to the extent required, for all periods of time up to and through the Closing Date. Neither the Company nor any of the Company Subsidiaries or ERISA Affiliates has modified the employment or service terms of any employee or service provider for the purpose of excluding such employee or service provider from full-time status for purposes of the Patient Protection and Affordable Care Act.
(t)   Each individual who is classified by the Company or any Company Subsidiary as an independent contractor has been properly classified for purposes of participation in, and benefit accrual under, each Company Benefit Plan.
3.14   Material Contracts.   Section 3.14 of the Company Disclosure Memorandum sets forth a list of each of the following Contracts of the Company and, where applicable, the Company Subsidiaries (each Contract of the Company and, where applicable, the Company Subsidiaries, of a type described in this Section 3.14, whether or not set forth in the Company Disclosure Memorandum, a “Material Contract”):
(a)   any lease of real property;
(b)   any Contract for the purchase, sale, license or lease of tangible or intangible property or services (including materials, supplies, goods, services, equipment or other assets) (other than those specified elsewhere in this definition) that provides for aggregate annual payments or obligations of $100,000 or more;
(c)   any employment agreement, severance agreement, retention agreement, change of control agreement, consulting agreement or similar Contract that is with any director or executive officer of the Company or any of the Company Subsidiaries;
(d)   any partnership, joint venture or other similar Contract;
(e)   any Contract relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);
(f)   any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment by the Company or any of the Company Subsidiaries for the borrowing of money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset); except any such agreement or commitment with an aggregate outstanding principal amount not exceeding $100,000;
(g)   any Contract that creates future annual payments or obligations in excess of $100,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of sixty (60) days or less;
(h)   any naming rights, license, franchise or similar Contract, other than non-exclusive licenses granted to the Company or any of the Company Subsidiaries for the use of commercially available off-the-shelf software or information technology services;
(i)   any settlement, consent or similar Contract (including with a Governmental Authority) that contains any continuing material obligations of the Company or any of the Company Subsidiaries;
(j)   any Related Party Agreement;
(k)   any exclusive dealing or third-party referral agreement, or commission-sharing arrangement or co-marketing arrangement, including any finder’s agreement imposed on the Company or the Company

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Subsidiaries, or any Contract that contains non-competition or non-solicitation covenants that limit or purport to limit the freedom of the Company or any of the Company Subsidiaries to compete in any line of business or with any Person or in any area, or to solicit the business of any Person or category of Persons;
(l)   any Contract that grants any right of first refusal, right of first offer, most favored nation or similar right with respect to any assets, rights or property of the Company or any of the Company Subsidiaries, or that provides for the Company or any of the Company Subsidiaries to be the exclusive or preferred provider or recipient of any product or service obligations; and
(m)   any other Contract that, if the Company were subject to the reporting obligations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would constitute a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K.
All Material Contracts are valid and binding agreements of the Company or a Company Subsidiary, as applicable, and are in full force and effect and are enforceable in accordance with their terms except as such enforceability may be limited by the Enforceability Exceptions. Neither the Company nor any of the Company Subsidiaries is in violation or breach of or default under any Material Contract in any material respect. To the Company’s Knowledge, no third party is in violation or breach of or default under any Material Contract in any material respect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. No third-party counterparty to any Material Contract has exercised, or threatened in writing to exercise, any force majeure (or similar) provision to excuse non-performance or performance delays in any Material Contract.
3.15   Title to Assets; Real Property.
(a)   Except as set forth on Section 3.15(a) of the Company Disclosure Memorandum, as of the date of this Agreement, the Company or one of the Company Subsidiaries has, and as of the Closing, the Company or one of the Company Subsidiaries will have good and marketable title or a valid leasehold interest in, easement or right to use all of its assets and properties, including those reflected on the Balance Sheet as being owned or leased, as applicable (except for assets sold or otherwise disposed of or leases that have expired since the Balance Sheet Date in the ordinary course of business), and none of such properties or assets is subject to any Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”). Except as disclosed in Section 3.15(a) of the Company Disclosure Memorandum, all such properties and assets are in good operating condition and repair, ordinary wear and tear expected, and, in all material respects, are fit for the uses to which they are currently being put.
(b)   Section 3.15(b) of the Company Disclosure Memorandum sets forth a true, correct and complete list of all real property owned by the Company or one of the Company Subsidiaries other than “real estate owned” (“OREO”) acquired as a result of debts previously contracted or exercising remedies under loans held by the Company or one of its Subsidiaries and which are not used for the operations of the Company (together with any buildings, structures, fixtures or other improvements thereon, the “Owned Real Property”). The Company and the Company Subsidiaries have, and as of the Closing will have, good, marketable and insurable fee simple title interest in and to all Owned Real Property, free and clear of all Liens, except for Permitted Encumbrances.
(c)   Section 3.15(c) of the Company Disclosure Memorandum sets forth a true, correct and complete list of all leases pursuant to which the Company or one of the Company Subsidiaries is a lessee or lessor (the “Leases”) of any real property (together with any buildings, structures, fixtures or other improvements thereon, the “Leased Property”). All such Leases are valid, legally binding, in full force and effect and enforceable in accordance with their terms, except as such enforceability may be limited by the Enforceability Exceptions. Other than as set forth on Section 3.15(c) of the Company Disclosure Memorandum, there is not under any of the Leases: (i) any material default by the Company or any of the Company Subsidiaries or any circumstance which with notice or lapse of time, or both, would constitute a material default; or (ii) to

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the Company’s Knowledge, any default or claim of default against any lessor to or lessee of the Company or any of the Company Subsidiaries, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any such lessor or lessee. The consummation of the transactions contemplated by this Agreement will not result in a breach or default under any of the Leases, and, except as set forth on Section 3.15(c) of the Company Disclosure Memorandum, no consent of or notice to any third party is required as a consequence thereof. The Company has made available to Parent true, correct and complete copies of the Leases, including all amendments thereto. Except as set forth on Section 3.15(c) of the Company Disclosure Memorandum, none of the property subject to a Lease is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof. Neither the Company nor any of the Company Subsidiaries has received written notice that the landlord with respect to any Lease would refuse to renew such Lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals. There are no pending or, to the Company’s Knowledge, threatened condemnation proceedings against the Leased Property.
3.16   Environmental Matters.
(a)   (i) No written notice, notification, demand, request for information, citation, summons or Order has been received by the Company or any of the Company Subsidiaries, no complaint has been filed against the Company or any of the Company Subsidiaries, no penalty has been assessed against the Company or any of the Company Subsidiaries, and, to the Company’s Knowledge, no government investigation, private investigation is pending or threatened, and no action, claim or suit, including by any third party, is pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law; (ii) to the Company’s Knowledge, there is no reasonable basis for any notice, notification, demand, request for information, citation, summons, Order, complaint, penalty, investigation, action, claim or suit referred to in subclause (i) above; (iii) the Company, each of the Company Subsidiaries and the Owned Real Property and, to the Company’s Knowledge, all OREO, are, and have been, in compliance in all material respects with all Environmental Laws and all Permits relating to Environmental Law matters; (iv) neither the Company nor any of the Company Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location; and (v) neither the Company nor any of the Company Subsidiaries is party to any agreement, Order, letter agreement, settlement agreement or memorandum of agreement that imposes any obligations under any Environmental Law. Each of the Company and the Company Subsidiaries has developed, incorporated into its policies and is undertaking commercially reasonable risk management procedures in connection with its origination and servicing of Loans, including in the exercise of any rights in the event of a borrower default, so as to minimize any potential liability to the Company or any of the Company Subsidiaries under any Environmental Laws.
(b)   To the Company’s Knowledge, there has been no release of any Hazardous Substance by the Company or any of the Company Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability, including liability to third parties, under applicable Environmental Laws.
(c)   To the Company’s Knowledge, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by the Company or any of the Company Subsidiaries or as a result of any operations or activities of the Company or any of the Company Subsidiaries at any location, and no other condition has existed or event has occurred with respect to the Company or any of the Company Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or could reasonably be expected to result in liability to the Company or any of the Company Subsidiaries under any Environmental Law.
(d)   The Company has delivered to Parent true, correct and complete copies and results of any reports, studies, analyses, tests, communications or other monitoring documents in the possession, custody or control of the Company or any of the Company Subsidiaries pertaining to Hazardous Substances at the

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Owned Real Property, and to the Company’s Knowledge, all OREO, concerning compliance by the Company or any of the Company Subsidiaries with Environmental Laws.
(e)   As used in this Agreement, “Hazardous Substance” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, radon and polychlorinated biphenyls in concentrations or forms regulated by Environmental Law; and “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority relating to (1) the protection or restoration of the environment, health and safety as it relates to Hazardous Substance exposure or natural resource damages, (2) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance, or (3) noise, odor, wetlands, indoor air, pollution, contamination or any injury to Persons or property from exposure to any Hazardous Substance.
3.17   Intellectual Property.   Section 3.17 of the Company Disclosure Memorandum sets forth, as of the date of this Agreement, a list of all Intellectual Property rights that are material to the conduct of the business of the Company and the Company Subsidiaries, as presently conducted. The Company and each of the Company Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. (a) (i) To the Company’s Knowledge, the use of any Intellectual Property by the Company and the Company Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (ii) no Person has asserted in writing to the Company that the Company or any of the Company Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person, (b) to the Company’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of the Company or any of the Company Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or any of the Company Subsidiaries, and (c) neither the Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary, and the Company and the Company Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and the Company Subsidiaries that is necessary to the conduct of business of the Company and the Company Subsidiaries, as presently conducted. For purposes of this Agreement, “Intellectual Property” means (1) trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (2) inventions, and discoveries, whether patentable or not, in any jurisdiction; (3) patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; (4) nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (5) writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; (6) registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (7) any similar intellectual property or proprietary rights.
3.18   Related Party Transactions.   Except as set forth on Section 3.18 of the Company Disclosure Memorandum, there are no, and since December 31, 2023, there have been no, transactions, arrangements or Contracts, nor are there any currently proposed transactions, arrangements or Contracts, between the Company or any of the Company Subsidiaries, on the one hand, and any Affiliate of the Company or any of the Company Subsidiaries (other than the Company and the Company Subsidiaries), current or former director or executive officer of the Company or any of the Company Subsidiaries, or current or former equity holder of the Company or any of the Company Subsidiaries (or any of the foregoing Persons’ immediate family members or Affiliates (other than the Company and the Company Subsidiaries)), on the

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other hand, or any insurance policies of the Company or any of the Company Subsidiaries brokered, administered, serviced, shared or maintained by any Affiliate of the Company or the Company Subsidiaries (other than the Company and the Company Subsidiaries) (any such Person, a “Company Related Party” and any such arrangement, policy or Contract, a “Related Party Agreement”).
3.19   Loans.
(a)   Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by the Company and the Company Subsidiaries (collectively, “Loans”) (i) complies in all material respects with all applicable Laws, (ii) has been made, entered into or acquired by the Company or one of the Company Subsidiaries in accordance with customary loan policies approved by the Company Board, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, the Company or one of the Company Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect and (v) to the Company’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by the Enforceability Exceptions. None of the rights or remedies under the documentation relating to the Loans has been amended, modified, waived, subordinated or otherwise altered by the Company or any of the Company Subsidiaries, except as evidenced by a written instrument which is a part of the file with respect to such Loans made available to Parent and was entered into by the Company or a Company Subsidiary in good faith and in the ordinary course of business. For purposes of this Section 3.19(a), the phrase “enforceable in accordance with their terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.
(b)   The Company and the Company Subsidiaries have previously disclosed a complete and correct list of all Loans that, as of the Balance Sheet Date (i) are contractually past due thirty (30) days or more in the payment of principal and/or interest, (ii) are on nonaccrual status or (iii) are classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” (or words of similar import) together with the principal amount on each such Loan and the identity of the obligor thereunder. True, correct and complete copies of the currently effective lending policies and practices of the Company and each of the Company Subsidiaries have been made available to Parent.
(c)   Each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents in all material respects, the Company’s (and the applicable Company Subsidiary’s, as applicable) underwriting and servicing standards in all material respects (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Laws in all material respects and applicable requirements of any government-sponsored enterprise program in all material respects. The Company and the Company Subsidiaries have properly fulfilled in all material respects their contractual responsibilities and duties with respect to any Loan in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.
(d)   Except as set forth on Section 3.19(d) of the Company Disclosure Memorandum, none of the agreements pursuant to which the Company or any of the Company Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of the Company or the Company Subsidiaries, as applicable.
(e)   The Company has made available to Parent true, correct and complete copies of the loan files related to the Loans. Such files contain, in all material respects, all of the documents and instruments relating to such Loans.
(f)   All payments made on the Loans have been properly credited to the respective Loan.
(g)   As to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and

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effect, and will remain in full force and effect following the Closing Date, in each case, without any further action by the Company or the Company Subsidiaries subject to the Company fulfilling its obligations under the Small Business Administration Agreement that arise after the date hereof.
(h)   Section 3.19(h) of the Company Disclosure Memorandum sets forth a list of all Loans by the Company and the Company Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of the Company Subsidiaries. There are no Loans to any employee, officer, director, principal shareholder or other Affiliate of the Company or the Company Subsidiaries on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such Loans are and were made in compliance in all material respects with all applicable Laws. Each Loan disclosed on Section 3.19(h) of the Company Disclosure Memorandum has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arm’s-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.
3.20   Mortgage Banking Business.   Except as set forth on Section 3.20 of the Company Disclosure Memorandum:
(a)   The Company and its Subsidiaries have complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company and its Subsidiaries satisfied in all material respects, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company and its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.
(b)   No Agency, Loan Investor or Insurer has (i) claimed in writing that the Company or its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of the Company or its Subsidiaries or (iii) indicated in writing to the Company or its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or its Subsidiaries for poor performance, poor loan quality or concern with respect to the Company’s or its Subsidiaries’ compliance with laws.
(c)   As used in this Agreement, (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (x) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities, (ii) “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan, and (iii) “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

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3.21   Allowance for Loan and Credit Losses.   The allowances for loan and credit losses contained in the Financial Statements and the allowances for loan and credit losses shown on any financial statements delivered in accordance with Section 6.13, as the case may be, were and will be established in accordance with the practices and experiences of the Company and the Company Subsidiaries and were and will be in accordance with the requirements of GAAP.
3.22   Interest Rate Risk Management Instruments.   Except as set forth on Section 3.22 of the Company Disclosure Memorandum, neither the Company nor any of the Company Subsidiaries is a party to any interest rate swaps, caps, floors, derivative, hedge, foreign exchange or currency purchase or sale agreements, option agreements, futures and forward contracts or other similar derivative transactions and risk management arrangements or agreements. All instruments, arrangements and agreements set forth on Section 3.22 of the Company Disclosure Memorandum were entered into in the ordinary course of business consistent with past practice and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of the Company Subsidiaries enforceable in accordance with their terms, and are in full force and effect. The Company and each of the Company Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.23   Deposits.   The deposit accounts of Company Bank are insured by the FDIC to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. All interest has been properly accrued on the deposit accounts of Company Bank, and Company Bank’s records accurately reflect such accrual of interest. The deposit accounts of Company Bank have been originated in accordance with the terms of the respective governing documents and in compliance with all applicable Laws. Neither the Company nor Company Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Company Bank. There are no proceedings for the termination of such deposit insurance pending or, to the Company’s Knowledge, threatened, and Company Bank has not received any written claim or notice threatening action alleging any of the foregoing. None of the deposits of Company Bank are “brokered deposits” as such term is defined in 12 C.F.R. 337.6(a)(2). Section 3.23 of the Company Disclosure Memorandum sets forth (x) the aggregate total deposit balances for Company Bank as of March 31, 2026, (y) a list of the top 20 deposit relationships of Company Bank and respective deposit balances and rates as of March 31, 2026 and (z) the deposit accounts held by Company Related Parties at Company Bank and the balances in such deposit accounts as of March 31, 2026.
3.24   Investment Portfolio.   Section 3.24 of the Company Disclosure Memorandum sets forth all investment securities held by the Company or the Company Subsidiaries as of the Balance Sheet Date. All investment securities held by the Company or the Company Subsidiaries are carried in accordance with GAAP and in a manner consistent with the applicable guidelines issued by applicable bank regulatory agencies in all material respects. Each of the Company and the Company Subsidiaries have good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the Financial Statements or on Section 3.24 of the Company Disclosure Memorandum and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of the Company or the Company Subsidiaries.
3.25   Bank Secrecy Act, Anti-Money Laundering and OFAC, and Customer Information.   The Company is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of the Company Subsidiaries to be deemed (a) to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering and U.S. economic sanctions laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (b) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted

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by the Company or Company Bank pursuant to 12 C.F.R. Part 364, Appendix B. The Company is not aware of any facts or circumstances that would cause it to believe that any non-public customer information or information technology networks controlled by and material to the operation of the business of the Company and the Company Subsidiaries has been disclosed to or accessed by an unauthorized third party in a manner that would cause the Company or any of the Company Subsidiaries to undertake any material notification obligation or remedial action. The Company Board (or, where appropriate, the Board of Directors (or similar governing body) of any of the Company Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and the Company (or such other of the Company Subsidiaries) has complied in all material respects with any requirements to file reports, such as Suspicious Activity Reports, and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.
3.26    CRA and Fair Lending Compliance.   Company Bank is “well capitalized” (as that term is defined at 12 C.F.R. 325.103) and its most recent examination rating under the Community Reinvestment Act, as amended (“CRA”), was “satisfactory” or better. To the Company’s Knowledge, there is no evidence of discriminatory or other illegal credit practices that would reasonably be expected to adversely affect the Company Bank’s CRA rating. To the Company’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause (a) Company Bank to receive any notice of non-compliance with the provisions of the CRA or (b) Company Bank’s CRA rating to decrease below the “satisfactory” level. To the Company’s Knowledge, there is no reason that Company Bank’s CRA performance or rating would reasonably be expected to result in the Regulatory Approvals being denied or delayed.
3.27   Insurance.   Each of the Company and the Company Subsidiaries are insured against such risks and in such amounts as are adequate and as the management of the Company has reasonably determined to be prudent and customary with respect to their businesses, properties and assets by insurers of recognized financial responsibility. The Company maintains directors’ and officers’ liability insurance and fiduciary liability insurance. Section 3.27 of the Company Disclosure Memorandum sets forth (a) a list of all insurance policies maintained with respect to the business and assets of the Company and the Company Subsidiaries, (b) all coverage limits, premiums and costs with respect to such insurance policies, and (c) all claims made under such insurance policies since January 1, 2023, the underlying incidents and dates of such claims, the insurance proceeds recovered with respect to such claims and the retention and deductibles with respect to such claims. Neither the Company nor any of the Company Subsidiaries has been refused any insurance coverage sought or applied for and does not have any reason to believe that it will not be able to renew existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not be materially higher than existing insurance coverage. All insurance policies with respect to the business and assets of the Company and the Company Subsidiaries are in full force and effect, there has been no lapse in coverage during the term of such policies, all premiums due and payable thereon have been paid, neither the Company nor any of the Company Subsidiaries have received notice to the effect that any of them are in default under any such insurance policy, and all claims have been filed in a timely fashion. There is no claim pending under any such policies with respect to the Company or any of the Company Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.
3.28   Trust and Wealth Management, Investment Advisory, Insurance and Broker-Dealer Matters.
(a)   Neither the Company nor any of the Company Subsidiaries (i) engages in or has engaged in the trust or wealth management business or (ii) serves as or has served as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts.
(b)   No Company Subsidiary provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) that require it to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940.

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(c)   No Company Subsidiary conducts insurance operations that require it to be registered with any state insurance regulatory authorities.
(d)   No Company Subsidiary conducts broker-dealer activities that require it to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act.
3.29   Brokers; Fairness Opinion.
(a)   With the exception of the engagement of Piper Sandler & Co. (the “Company Financial Advisor”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The aggregate fees provided for in connection with the engagement of the Company Financial Advisor related to the Merger and the other transactions contemplated under this Agreement, including the Bank Merger, have been disclosed to Parent or are set forth in Section 3.29 of the Company Disclosure Memorandum.
(b)   The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration or Exchange Ratio, as the case may be, is fair, from a financial point of view, to the holders of Company Common Stock.
3.30   State Takeover Laws.   The Company and the Company Subsidiaries have taken all action required to be taken by them in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “shareholder protection,” “anti-greenmail,” “business combination” or other antitakeover Laws of the State of Georgia or of any other state that are applicable to the transactions contemplated by this Agreement (any of the foregoing, “Takeover Statutes”). The Company and the Company Subsidiaries have taken all action required to be taken by the Company or the Company Subsidiaries in order to make this Agreement and the transactions contemplated hereby comply with, and the transactions contemplated hereby do comply with, the requirements of any provisions of their respective Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement,” or other related provisions.
3.31   Accuracy of Information.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the prospectus in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, and the proxy statement of the Company relating to the Company Shareholders’ Meeting, including any amendments or supplements thereto (the “Proxy Statement/Prospectus”), on the date it (or any amendment or supplement thereto) is first mailed to the Company Shareholders or at the time of the Company Shareholders’ Meeting, (b) the registration statement on Form S-4 to register the Parent Common Stock to be issued pursuant to this Agreement (including any amendments or supplements thereto, the “Registration Statement”), when filed with the SEC and when it or any amendment thereto becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), or (c) the documents and financial statements of the Company incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent for inclusion in the Proxy Statement/Prospectus or the Registration Statement.
3.32   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company and the Company Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective

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information relating to the Company or any of the Company Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to Parent or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.
(b)   The Company acknowledges and agrees that neither Parent nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT
Except as disclosed in (a) the applicable section of the disclosure memorandum delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Memorandum”) (it being understood that any disclosure made in the Parent Disclosure Memorandum with respect to a section of this Article 4 shall be deemed to apply to and qualify (i) the section set forth in this Article 4 to which it corresponds in number and (ii) (1) any other section of this Article 4 specifically referenced or cross-referenced and (2) any other section of this Article 4 to the extent it is reasonably apparent on the face of the disclosure (notwithstanding the absence of a specific reference or cross-reference) that such disclosure applies to such other section) or (b) any final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Parent to the SEC since January 1, 2023 that is publicly available prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:
4.1   Organization, Standing and Power.
Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia and is a bank holding company duly registered under the BHC Act. Parent Bank is a South Carolina state-chartered bank duly organized, validly existing and in good standing under the laws of the State of South Carolina. Each of Parent and Parent Bank has the corporate power and authority to carry on its business as presently conducted and to own, lease and operate its properties. Each of Parent and Parent Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of the properties it owns or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, and the deposits of Parent Bank are insured by the FDIC to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due in all material respects, and to Parent’s Knowledge, no proceedings for the termination of such insurance are pending or threatened.
4.2   Authority of Parent; No Conflicts; Consents.
(a)   Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of Parent, and the Board of Directors of Parent has adopted this Agreement. Except for the adoption and approval of the Bank Merger Agreement by Parent as Parent Bank’s sole shareholder, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).
(b)   Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby (including the Bank Merger), nor compliance by Parent with any

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of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent’s Charter Documents; (ii) violate, conflict with, constitute or result in a default under, require any consent pursuant to, or result in the creation of any Lien on any asset or property of Parent or any of its Subsidiaries under, any Contract or Permit of Parent or any of its Subsidiaries; or (iii) subject to receipt of the Regulatory Approvals, constitute or result in a default under, or require any consent pursuant to, any Law or Order applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(c)   Except for the Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Parent of the transactions contemplated by this Agreement (including the Merger and the Bank Merger).
4.3   Capitalization.
(a)   As of April 17, 2026, the authorized capital stock of Parent consists of (a) 200,000,000 shares of common stock, $1.00 par value per share, of Parent (the “Parent Common Stock”), of which (i) 119,686,624 shares are issued and outstanding, (ii) 578,082 shares are reserved for issuance upon the completion of the deferral periods in Parent’s deferred compensation plan, (iii) 125,414 shares are reserved for issuance upon the exercise of outstanding stock options of Parent, and (iv) 1,267,035 shares are reserved for issuance upon vesting of outstanding time and performance restricted stock units, (b) 30,000,000 shares of non-voting common stock, $1.00 par value per share, of which none have been issued, and (c) 10,000,000 shares of preferred stock, $1.00 par value per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Parent Common Stock to be issued in exchange for Company Common Stock, when issued in accordance with the terms of this Agreement, will be registered under the Securities Act and will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive rights. All shares of Parent Common Stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities laws. As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued Parent Common Stock to enable Parent to issue the Merger Consideration as contemplated in this Agreement. No holder of capital stock of Parent will have dissenters’ rights with respect to any of the transactions contemplated by this Agreement.
(b)   Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Parent, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries of Parent that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.
4.4   Reports.   Parent and each of its Subsidiaries have timely filed (or furnished) all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2023 with any Regulatory Agency, and has paid all applicable fees, premiums and assessments due and payable thereto, except where the failure to file such report, registration or statement or to pay such fees, premiums and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent. Except for ordinary course examinations, (a) no Regulatory Agency or other Governmental Authority has initiated or has pending any public formal or public informal order or enforcement action regarding the business, disclosures or operations of Parent since January 1, 2023, (b) neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other public formal or public informal order or public action issued by, or is a party to any public written agreement, public consent agreement, public operating agreement or public memorandum of understanding with, any Regulatory Agency since January 1, 2023, or since January 1, 2023, has been ordered to pay any civil money penalty by any Regulatory Agency and (c) there is no material unresolved written violation, criticism, comment or exception by any Regulatory Agency or other Governmental Authority with respect to any report or statement relating to any examinations or inspections of Parent, in each case of clauses (a) through (c) which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

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4.5   Litigation; Orders.
(a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, there is no Proceeding pending or, to Parent’s Knowledge, threatened either (i) against Parent or any of its Subsidiaries, or to which any assets, interests or rights of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.
(b)   There is no Order either (i) outstanding against Parent or any of its Subsidiaries, or to which any assets, interest or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.
4.6   SEC Filings; Financial Statements.
(a)   Parent has timely filed (or furnished, as applicable) all registration statements, prospectuses, forms, reports, schedules, definitive proxy statements and documents required to be filed (or furnished, as applicable) with the SEC by it under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2023 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent SEC Filings.
(b)   Each of the consolidated financial statements (including any notes thereto) contained in the Parent SEC Filings, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated, and each of such consolidated financial statements, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position, results of operations, cash flows and changes in shareholders’ equity of Parent, for the respective periods or as of the respective dates set forth therein.
(c)   Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent maintains effective disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required under the Exchange Act.
(d)   Since January 1, 2023, (i) neither Parent nor any of its Subsidiaries, nor to Parent’s Knowledge, any director, executive officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to Parent’s Knowledge, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs or accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or auditing practices, and (ii) no attorney representing Parent or its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to Parent’s Knowledge, to any director or officer of Parent.
(e)   Neither Parent nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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4.7   Brokers and Finders.   Neither Parent nor any of its Subsidiaries has engaged any broker, finder or investment banker in connection with this Agreement or the transactions contemplated by this Agreement who is entitled to any brokerage, finder’s or other fee or commission other than any such fee or commission that will be paid solely by Parent or such Subsidiary.
4.8   Ownership of Company Common Stock.   Neither Parent nor any of its Subsidiaries has owned more than ten percent (10%) of the outstanding shares of Company Common Stock at any time during the past three (3) calendar years.
4.9   Compliance with Laws.
(a)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, Parent and each of its Subsidiaries are, and have been since January 1, 2023, in compliance in all material respects with all applicable Laws and Orders, including the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act and the Paycheck Protection Program.
(b)   Parent and each of its Subsidiaries hold, and have at all times since January 1, 2023 held, all licenses, franchises, Permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and no suspension or cancellation of any such necessary license, franchise, Permit or authorization is pending or, to Parent’s Knowledge, threatened, except, in each case, where the failure to hold, suspension of or cancellation of such licenses, franchises, Permits and authorizations (or the failure to pay any fees or assessments) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
(c)   None of Parent, any Subsidiary of Parent nor, to Parent’s Knowledge, any of their respective directors, officers, employees, agents or other Persons acting at the direction of Parent or a Subsidiary of Parent has: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (ii) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act; or (iv) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.
4.10   Absence of Certain Changes or Events.   Since December 31, 2025, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.
4.11   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Parent in this Article 4, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent or any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent in this Article 4, any oral or written information presented to the Company or any of its Affiliates or representatives

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in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.
(b)   Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 3.
ARTICLE 5
CONDUCT OF BUSINESS PENDING CONSUMMATION
5.1   Conduct of Business by the Company.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (a) as otherwise expressly contemplated or permitted by this Agreement, (b) as set forth on Section 5.1 of the Company Disclosure Memorandum, (c) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as required by applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, (i) maintain its existence under applicable Law, (ii) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice in all material respects and in accordance with applicable Law, and (iii) use reasonable best efforts to keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist. Without limiting the generality of the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time or earlier termination of this Agreement, except pursuant to the exceptions set forth in clauses (a) through (d) above, the Company shall not, and shall cause the Company Subsidiaries not to, directly or indirectly:
(a)   amend its Charter Documents;
(b)   adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests, except for dividends from wholly-owned Subsidiaries to the Company and regular quarterly cash dividends by the Company at a rate not in excess of $0.05 per share of Company Common Stock;
(c)   redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities;
(d)   sell, lease, renew or terminate the lease of, transfer, mortgage, encumber or otherwise dispose of any of its deposits, properties or assets, other than assets that are not material, individually or in the aggregate. in the ordinary course of business consistent with past practice;
(e)   (i) acquire or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise; or (ii) make any other investment by purchase of stock or equity securities other than as permitted pursuant to Section 5.1(p), contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in each instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of the Company;
(f)   incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee or otherwise become responsible for any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, other than, in each case to the extent incurred in the ordinary course of business, indebtedness in respect of deposit liabilities, federal funds, borrowings from the Federal Reserve and repurchase agreements;
(g)   make, or commit to make, any capital expenditures in excess of $100,000 in the aggregate, provided that Parent shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from Company;

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(h)   commence any material Proceeding or settle any claim or litigation, in each case whether commenced by or pending or threatened against the Company, the Company Subsidiaries or any of their officers and directors in their capacities as such, other than the commencement or settlement of Proceedings in the ordinary course of business and settlements which, in any event (i) solely involve monetary remedies in an amount not to exceed $50,000 individually or $150,000 in the aggregate, (ii) reasonably would not be expected to prohibit or restrict the Company or the Company Subsidiaries from operating their respective businesses in the ordinary course and (iii) does not involve any admission of wrongdoing by the Company or the Company Subsidiaries;
(i)   make any change to its accounting methods, principles or practices, except as required by GAAP, applicable Law or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof;
(j)   except as set forth on Section 5.1(j) of the Company Disclosure Memorandum, required under any Company Benefit Plan in effect as of the date hereof or as may be required by Law, (i) increase the compensation, severance, benefits, change of control payments or any other amounts payable to its present or former officers, employees or directors, other than nonmaterial increases in compensation or benefits for non-executive employees made in the ordinary course of business consistent with past practice, (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan, other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to the Company, in the aggregate, of maintaining such Company Benefit Plan, or (iv) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual;
(k)   (i) hire, transfer or promote any employee or other service provider of the Company or any of the Company Subsidiaries (or with respect to hiring, who will become an employee or other service provider of the Company or any of the Company Subsidiaries), who has (or with respect to hiring, will have) a target annual compensation opportunity (base salary or wages and annual target incentive compensation opportunity) of $100,000 or more, or (ii) terminate the employment of any employee or other service provider of the Company or any of the Company Subsidiaries other than for cause;
(l)   (i) grant any stock appreciation rights, Company Stock Options, restricted stock, restricted stock units, awards based on the value of Company Common Stock or other equity interests of the Company or the Company Subsidiaries or other equity-based compensation, including any phantom awards or interests, or grant to any Person any right to acquire any shares of capital stock of the Company or the Company Subsidiaries, (ii) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of capital stock or other equity or voting securities, including any securities of the Company or Parent or their respective Subsidiaries, or any options, warrants or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of the Company or Parent or their respective Subsidiaries, (iii) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of the Company Subsidiaries, or (iv) enter into any agreement, understanding or arrangement with respect to the sale or voting of the capital stock of the Company or the Company Subsidiaries;
(m)   make or change any material Tax election different from its prior course of practice, settle or compromise any material Tax liability, fail to file any material Tax Return when due (taking extensions into account), enter into any closing agreement with respect to Taxes, file any amended Tax Return (other than with respect to employee retention Tax credits) or surrender any right to claim a material Tax refund, offset or other reduction in material Tax liability;
(n)   fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;
(o)   enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices;

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(p)   purchase, sell or transfer any securities or other investment assets owned by the Company other than ordinary course reinvestment of dividends and interest generated by its investment securities portfolio (other than obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five (5) years and which municipal obligations have been assigned a rating of A2 or better by Moody’s Investors Service or A or better by Standard and Poor’s);
(q)   acquire or accept any brokered deposit having a maturity longer than one (1) year, other than in the ordinary course of business;
(r)   file any application to establish, or to relocate or terminate the operations of, any banking office, except as required by Law or for any change that may be requested by Parent;
(s)   materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported other than in the ordinary course of business and consistent with past practices;
(t)   change in any material respect its credit policies and collateral eligibility requirements and standards;
(u)   except for Loans or commitments for Loans (or renewals or extensions thereof) that have previously been approved by the Company prior to the date hereof, without prior consultation with Parent, make or acquire or issue a commitment for (or renew or extend) (i) any commercial real estate Loan in an original principal amount in excess of $7,000,000, (ii) any residential Loan originated for retention in the Loan portfolio in an original principal amount in excess of $1,500,000 or with loan to value ratios in excess of the Company’s internal polices as in effect on the date hereof or (iii) any commercial or industrial Loan in an original principal amount in excess of $2,000,000;
(v)   without prior consultation with Parent, extend additional funds to a Loan classified as “criticized,” except for protective advances and extensions of additional credit of up to $500,000 (for purposes of this paragraph, a “criticized” Loan means any Loan classified as substandard, nonaccrual, doubtful or a troubled debt restructuring (or words of similar import));
(w)   except as set forth on Section 5.1(w) of the Company Disclosure Memorandum, enter into, renew, amend or terminate any Material Contract, other than (a) terminating any Material Contract in the ordinary course of business, (b) entering into or renewing a Material Contract which calls for aggregate annual payments of not more than $100,000 and which is terminable on sixty (60) days or less notice without payment of any termination fee or penalty, or (c) any amendments, modifications or terminations reasonably requested by Parent;
(x)   adopt a plan of complete or partial liquidation or dissolution, or enter into any restructuring or reorganization, except for the 332 Spring Dissolution (as defined below);
(y)   purchase or otherwise acquire any assets or incur any liabilities other than assets or liabilities that are not material, individually or in the aggregate, and that are acquired or incurred in the ordinary course of business consistent with past practices and policies and subject to any other restrictions set forth in this Section 5.1;
(z)   take any action or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(aa)   take or fail to take any action that could reasonably be expected to cause the representations and warranties made in Article 3 to be inaccurate in any material respect at the time of the Closing or preclude the Company from making such representations and warranties at the time of the Closing;
(bb)   take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article 7 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby;

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(cc)   take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or the Company Subsidiaries to obtain any Regulatory Approvals or other necessary approvals of any Governmental Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement and the transactions contemplated hereby; or
(dd)   agree to take, make any commitments to take, or adopt any resolutions of the Company Board (or Board of Directors (or similar governing body) of any of the Company Subsidiaries) in support of, any of the actions prohibited by this Section 5.1.
5.2   Conduct of Business by Parent.   The Parent covenants and agrees that between the date of this Agreement and the Effective Time or earlier termination of this Agreement, except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Authority, or with the prior written consent of the Company, Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly:
(a)   knowingly take any action or fail to take any action that is intended to or is reasonably likely to result in either the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code;
(b)   knowingly take any action or fail to take any action that is reasonably likely to prevent or materially delay or materially impair Parent’s ability to consummate the Merger or the transactions contemplated by this Agreement or Parent Bank’s ability to consummate the Bank Merger; or
(c)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.
5.3   Commercially Reasonable Efforts.   Subject to the terms and conditions of this Agreement, including Section 6.4, each of the parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 7, and shall reasonably cooperate with the other party to that end.
ARTICLE 6
ADDITIONAL AGREEMENTS
6.1   Company Shareholders’ Meeting.   The Company shall take all actions necessary in accordance with applicable Laws and the Company’s Charter Documents to duly give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”), as soon as reasonably practicable (subject to applicable notice requirements) after the Registration Statement is declared effective by the SEC under the Securities Act, for the purpose of obtaining the Requisite Company Shareholder Vote. The Company Board has resolved to recommend to the Company Shareholders that they adopt and approve this Agreement and to submit this Agreement to the Company Shareholders for adoption and approval. Except as permitted by Section 6.3, the Company shall, acting through the Company Board, (i) recommend that the Company Shareholders adopt and approve this Agreement (the “Company Recommendation”), (ii) include in the Proxy Statement/Prospectus the Company Recommendation, a description of the appraisal rights of the Company Shareholders available under the Appraisal Statutes and such other information as is required to be provided to the Company Shareholders under the Appraisal Statutes, other applicable Laws and the Company’s Charter Documents, (iii) distribute the Proxy Statement/Prospectus to the Company Shareholders as soon as reasonably practicable (subject to applicable notice requirements) after the Registration Statement is declared effective under the Securities Act, (iv) use reasonable best efforts to solicit from the Company Shareholders proxies and votes in favor of the adoption and approval of this Agreement, and (v) take all other action reasonably necessary or advisable, to secure the vote of the Company Shareholders required by applicable Law to obtain such adoption and approval of this Agreement. Except as permitted by Section 6.3, the Company Board shall not (A) fail to make the Company Recommendation or fail to include such recommendation in the Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner

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adverse to Parent, the Company Recommendation, (C) fail to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal within ten (10) Business Days after the commencement of such tender offer or exchange offer, or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to the Company Shareholders, an Acquisition Proposal (each of the actions described in these subclauses (A) through (D) being referred to as an “Adverse Recommendation Change”). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with Article 8, the Company Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the Company Shareholders at the Company Shareholders’ Meeting, for the purpose of voting on the adoption and approval of this Agreement and the transactions contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation. The Company shall adjourn or postpone the Company Shareholders’ Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Shareholder Vote; provided that the Company shall only adjourn or postpone the Company Shareholders’ Meeting two (2) times, for aggregate adjournments or postponements not exceeding sixty (60) calendar days from the originally scheduled Company Shareholders’ Meeting, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed).
6.2   Proxy and Registration Statement.
(a)   As promptly as reasonably practicable following the date of this Agreement, but in any event no later than sixty (60) days after the date of this Agreement, Parent and the Company shall prepare the Registration Statement, which Parent shall file with the SEC and will include the Proxy Statement/Prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. The Company will cause the Proxy Statement/Prospectus to be mailed to the Company Shareholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other and reasonably necessary in connection with any such action and the preparation, filing or distribution, as applicable, of the Registration Statement and the Proxy Statement/Prospectus. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no amendment or supplement to the Proxy Statement/Prospectus will be made by the Company, in each case without providing the other party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable party in good faith) thereon if reasonably practicable; provided that, without limiting this Section 6.2, this right to review and comment shall not apply with respect to information or documents incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus or with respect to disclosures required to be made as a result of actions taken by the Company Board in compliance with its fiduciary duties under applicable Law. Parent will advise the Company promptly after (i) it receives oral or written notice of the time when the Registration Statement has become effective, (ii) any supplement or amendment has been filed, (iii) it receives notice of the issuance of any stop order, (iv) it receives notice of the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or (v) it receives any oral or written request by the SEC for amendment of the Registration Statement (including the Proxy Statement/Prospectus) or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the Company with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to the Registration Statement (including the Proxy Statement/Prospectus), so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Company Shareholders.

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(b)   As promptly as practicable after the date hereof, Parent and the Company shall prepare and make such filings as are required under applicable state securities or “blue sky” laws in connection with the transactions contemplated by this Agreement, and the Company shall assist Parent on a reasonable best-efforts basis and at Parent’s direction as may be necessary to comply with such state securities or “blue sky” laws.
6.3   No Solicitation.
(a)   The Company agrees that it will not, and will cause its directors, officers, employees, advisors, representatives and Affiliates not to, and shall use reasonable best efforts to cause its other employees, and any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Affiliates not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, option, joint venture, partnership or other agreement, or any other commitment, arrangement or understanding (whether written or oral, binding or nonbinding) providing for, or otherwise contemplating, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, or cooperate in any way with, any Person (or group of Persons) relating to, any Acquisition Proposal (including with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an Acquisition Proposal); provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal that was not the result of a breach of this Section 6.3(a) in any material respect and that does not otherwise violate (i) through (iii) above at any time prior to the time this Agreement is approved by the Requisite Company Shareholder Vote, and the Company Board reasonably concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its officers and representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Company Board concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Company Shareholders under applicable Law; provided, further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such Third Party on terms no less favorable to it than the Confidentiality Agreement. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Parent and any Subsidiary of Parent (any such Person (or group of Persons) other than Parent and any Subsidiary of Parent, a “Third Party”) with respect to any Acquisition Proposal and will promptly (and in any event within one (1) Business Day) after the date hereof terminate access of any such Third Party to any data room (virtual or actual) containing any information of or relating to the Company or the Company Subsidiaries. The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent in writing following the receipt or notice of any inquiry regarding, or the making of, any proposal the consummation of which would constitute an Acquisition Proposal and will provide to Parent an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the Person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and thereafter will keep Parent promptly apprised of any related developments, discussions and negotiations on a reasonably current basis. The Company shall provide three (3) Business Days written notice to Parent prior to entering into a confidentiality agreement with any Third Party. For the avoidance of doubt, the Company shall not enter into any confidentiality agreement with any Person after the date of this Agreement that provides any Third Party with any exclusive rights to negotiate with the Company or otherwise prohibits the Company from complying with the obligations of the Company under this Section 6.3.
(b)   Notwithstanding the foregoing, if the Company Board concludes in good faith (and based upon consultation with outside legal counsel and, with respect to financial matters, its financial advisor) that an Acquisition Proposal constitutes a Superior Proposal and that making the Company Recommendation and/or including such recommendation in the Proxy Statement/Prospectus would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Company Shareholders under applicable Law, the Company Board may withdraw, qualify, amend or modify its recommendation prior to the Requisite Company Shareholder Vote and submit this Agreement to the Company Shareholders as such

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(although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event it may communicate its basis for its lack of recommendation to the Company Shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided, however, that the Company Board may not take such action unless (A) the Company shall not have breached this Section 6.3 in any respect and (B) (1) the Company Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement formally proposed in writing that may be offered by Parent under this Section 6.3(b); (2) the Company has given Parent at least five (5) Business Days’ prior written notice of its intention to take such actions set forth above and has contemporaneously provided a summary of the material terms of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (3) before effecting such Adverse Recommendation Change, the Company has negotiated, and has caused its representatives to negotiate in good faith with Parent during such notice period to the extent Parent elects to negotiate, to enable Parent to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, which such terms the Company and the Company Board shall consider in good faith. In the event of any material change to the terms of such Superior Proposal, the Company shall, in each case, be required to deliver to Parent a new written notice, the notice period shall recommence and the Company shall be required to comply with its obligations under this Section 6.3 with respect to such new written notice, except that the notice period shall be reduced to three (3) Business Days. For the avoidance of doubt, in no event shall any such action taken by the Company Board under this Section 6.3(b) (I) affect the validity and enforceability of this Agreement or the Voting and Support Agreements, or (II) cause any Takeover Statute or other similar statute to be applicable to the Merger or the other transactions contemplated hereby.
(c)   Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board from complying with the Company’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act.
(d)   As used in this Agreement, (i) the term “Acquisition Proposal” means any bona fide proposal or offer for or inquiry relating to, or any Third Party indication of interest in, whether in one transaction or a series of related transactions, a (A) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving the Company pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets of the Company or any of the Company Subsidiaries representing twenty-five percent (25%) or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, or twenty-five percent (25%) or more of any class of equity or voting securities of the Company or the Company Bank, (B) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets or businesses of the Company or any of the Company Subsidiaries representing twenty-five percent (25%) or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, or twenty-five percent (25%) or more of any class of equity or voting securities of the Company or the Company Bank, (C) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company, or (D) transaction which is similar in form, substance or purpose to any of the foregoing transactions, and (ii) the term “Superior Proposal” means any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party, which, upon acceptance by the Company, would create a legally binding obligation of such Third Party (subject to regulatory approval) to consummate the Acquisition Proposal, on terms that the Company Board determines in its good faith judgment, after consultation with its outside legal counsel and financial advisor, (A) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and the Company Subsidiaries on a consolidated basis, and (B) would result in a transaction that (1) involves consideration to the Company Shareholders that is more favorable, from a financial point of view, than the consideration to be paid to the Company Shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, (2) is, in light of the other terms of such proposal, more favorable to the Company Shareholders than the Merger and the other

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transactions contemplated by this Agreement, and (3) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
6.4   Regulatory Approvals and Filings.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things reasonably necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, as promptly as reasonably practicable, the transactions contemplated by this Agreement, including (i) obtaining all Regulatory Approvals and all other necessary, proper or advisable approvals, authorizations, actions or non-actions, waivers, permits, consents, qualifications and exemptions from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all other steps as may be necessary to obtain any such approvals, actions or non-actions, waivers, consents, qualifications and exemptions from any Governmental Authority; provided that nothing contained herein shall be deemed to require Parent, or require or permit the Company, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining such approvals, authorizations, actions or non-actions, waivers, permits, consents, qualifications and exemptions from any Governmental Authority that would reasonably be expected to have a material adverse effect on the Company, Parent, the Surviving Corporation and their respective Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to the Company and the Company Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”); (ii) obtaining all necessary, proper or advisable approvals, authorizations, actions or non-actions, waivers, permits, consents, qualifications and exemptions from nongovernmental Persons; and (iii) executing and delivering any additional documents or instruments reasonably necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
(b)   Without limiting the generality of the foregoing, as soon as practicable after the date of this Agreement (but in no event later than forty-five (45) days following the date of this Agreement), Parent and the Company shall each prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals. Parent and the Company shall each use reasonable best efforts to obtain each such approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertakings or commitments that may be required to obtain the Regulatory Approvals and that would not result in a Materially Burdensome Regulatory Condition).
(c)   Parent and the Company shall have the right to review in advance, and, to the extent reasonably practicable, each will consult the other on, in each case subject to applicable Law, confidentiality obligations and regulatory requirements, and without delaying any required filings, all the information relating to Parent and the Company, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as reasonably practicable.
6.5   NYSE Listing.   Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to this Agreement to be authorized for listing on NYSE, subject to official notice of issuance, including by filing a Supplemental Listing Application with NYSE.
6.6   Access; Systems Integration; Confidentiality.
(a)   In order to facilitate the consummation of the transactions contemplated by this Agreement and the integration of the business and operations of the Company, subject to applicable Laws relating to confidentiality and the exchange of information, the Company shall, upon reasonable advance notice and as reasonably requested, permit Parent, Parent’s Subsidiaries and their officers, employees, counsel, accountants and other authorized representatives, access, throughout the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, at Parent’s sole expense, (i) during customary business hours, and to the extent reasonably available and without unreasonable interference with the conduct of the Company’s and the Company Subsidiaries’

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businesses, to the Company’s and the Company Subsidiaries’ books, papers, records, employees, agents, Contracts, properties and offices; provided, however, that the Company shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel, where such access or disclosure would contravene any applicable Law or Order or binding agreement entered into prior to the date of this Agreement or involving information related to the negotiation, discussions or preparation of this Agreement; provided, further, that the parties shall attempt to make appropriate substitute disclosure arrangements to the extent reasonably practicable and without waiver of any privilege if access or disclosure is limited pursuant to the foregoing proviso, and (ii) during customary business hours and after the Requisite Shareholder Vote has been obtained, to telecommunications and electronic data processing systems, facilities and personnel of the Company and the Company Subsidiaries and to such information reasonably necessary for post-closing integration planning as requested by Parent, in each case for the purpose of performing conversion activities related to data processing integration and general integration planning. Parent shall use commercially reasonable efforts to minimize any interference with the Company’s regular business operations and use of personnel, telecommunications and electronic data processing systems and facilities during any such access to the Company’s property, books and records.
(b)   Each of Parent and the Company acknowledges and agrees that the Confidentiality Agreement, dated as of January 14, 2026, by and between Parent and the Company (the “Confidentiality Agreement”) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to them pursuant to this Agreement.
6.7   No Control of the Company.   Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company and the Company Subsidiaries prior to the Closing Date. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.
6.8   Press Releases.   The Company and Parent agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release that is mutually agreed to by the parties. Thereafter, the Company and Parent shall consult with each other in advance before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or the transactions contemplated hereby and shall not issue, and shall not permit any of their respective Subsidiaries to issue, any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and shall not permit any of their advisors to issue any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed); provided, however, that a party may, without the prior written consent of the other party, issue any such press release or make any such public statement or filing if (i) such party determines, after consultation with outside legal counsel, that it is required by applicable Law or Order, or any listing agreement with a national stock exchange or automated quotation system; provided, that such party shall have first provided the other party with reasonable time to review such release, statement or filing in advance, or (ii) such press release or other public statement is consistent with such other press releases or public statements made after the date of this Agreement in compliance with this Section 6.8.
6.9   Employee Benefits.
(a)   For a period of twelve (12) months following the Effective Time (or such shorter period of time during which any Continuing Employee remains employed with Parent or one of its Affiliates), Parent shall provide or cause the Surviving Corporation to provide to each individual who is a Company Employee immediately prior to the Effective Time and continues to be employed immediately following the Effective Time by Parent or the Surviving Corporation or any Subsidiary thereof (each, a “Continuing Employee”), (i) salary and target annual cash incentive opportunities that are each no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time; and (ii) other employee benefits (excluding retiree medical or welfare benefits, equity-based compensation and nonqualified deferred compensation arrangements) that are substantially comparable in the aggregate to those provided to such Company Employee by the Company or the applicable Subsidiary immediately prior to the Effective Time.

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(b)   With respect to the employee benefit plans of Parent or any of its Subsidiaries, including any “employee benefit plan,” as defined in Section 3(3) of ERISA, providing benefits to any Continuing Employee after the Effective Time (“Parent Plans”) (including any vacation, paid time-off and severance plans), for purposes of eligibility, vesting, and level of benefits (but not for benefit accrual under any defined benefit plan or retiree welfare benefit plan or vesting under any equity compensation plan), each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Parent or one of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service or in respect of any Parent Plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service, or that is grandfathered or frozen.
(c)   Prior to the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take (or cause to be taken) all such other action as is necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, each Company Benefit Plan that is a 401(k) retirement plan (each, a “401(k) Plan”), unless otherwise requested by Parent in writing no later than fifteen (15) Business Days prior to Closing Date. Prior to the Closing Date, the Company (or the applicable Company Subsidiary) shall execute an amendment to each 401(k) Plan that is sufficient to assure compliance with all applicable requirements of the Code so as to ensure the Tax-qualified status of each such 401(k) Plan at the time of its termination. Any resolution or amendment pursuant to this Section 6.9(c) shall be subject to the prior review and approval of Parent, and the Company shall deliver to Parent approved and executed final copies thereof no later than five (5) Business Days prior to the Closing Date. Prior to the Closing Date, the Company shall take (or cause to be taken) such commercially reasonable other actions in furtherance of terminating the 401(k) Plan as Parent may reasonably require.
(d)   With respect to any Parent employee benefit plan of Parent or Parent Bank that is a health, dental, vision or other welfare plan in which any Continuing Employee is eligible to participate following the Closing Date, Parent or its applicable Subsidiary shall use commercially reasonable efforts as are necessary or appropriate to (i) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and their eligible dependents in respect of each Parent Plan that is welfare benefit plan to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such Continuing Employee participates immediately prior to the Effective Time and to the extent such Continuing Employee had satisfied any similar limitation or requirement under a comparable benefit plan prior to the Effective Time, and (ii) to the extent permissible under applicable Law, recognize any health, dental, vision or other welfare expenses incurred by such Continuing Employee or his or her covered dependents in the year that includes the Closing Date for purposes of any applicable co-payment, deductible or annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.
(e)   If, during the period immediately following the Effective Time and prior to the first anniversary of the Effective Time, the employment of any Continuing Employee as of the Effective Time is terminated by Parent or its Subsidiaries under circumstances that would make such Continuing Employee eligible for severance under the broad-based severance plan of Parent as in effect from time to time (the “Parent Severance Plan”), then Parent shall provide such Continuing Employee with the severance benefits under the Parent Severance Plan in accordance with its terms, including the execution and non-revocation of a general release of claims in a form satisfactory to Parent.
(f)   Prior to the Closing Date, the Company shall take all necessary action to effectuate the matters with respect to the Company Benefit Plans as set forth on Section 5.1(j) of the Company Disclosure Memorandum. Parent will take all necessary action to effectuate the matters set forth on Section 6.9(f) of the Company Disclosure Memorandum.
(g)   Prior to the Effective Time, any notices or communication materials (including website postings) from the Company or the Company Subsidiaries to their employees or other service providers regarding employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly,

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to the transactions contemplated hereby or employment or compensation or benefits thereafter, shall be subject to the prior review and comment of Parent, and shall be mutually agreed between Parent and the Company prior to distribution.
(h)   Nothing in this Section 6.9, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.9. Without limiting the foregoing, no provision of this Section 6.9 will create any third party beneficiary rights in any current or former employee, director or consultant of Company Bank in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 6.9 is intended (i) to amend any Company Benefit Plan or any Parent Plan, (ii) interfere with the right of either Parent or Parent Bank from and after the Closing Date to amend or terminate any Company Benefit Plan that is not terminated prior to the Effective Time or amend or terminate any Parent Plan, or (iii) interfere with the right of either Parent or Parent Bank from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor, consultant or other service provider.
6.10   Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time and for a period of six (6) years thereafter, the Surviving Corporation shall (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or any of the Company Subsidiaries (the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties, settlements, costs and expenses (including reasonable legal expenses) in connection with any claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out of the fact that Indemnitee was an officer or director of the Company or any of the Company Subsidiaries or acts or omissions by Indemnitee in such capacity or taken at the request of the Company or any of the Company Subsidiaries, at or at any time prior to the Effective Time (including any claim, suit, action, proceeding or investigation relating to the transactions contemplated by this Agreement), to the fullest extent permitted by Law and (ii) assume all obligations of the Company and the Company Subsidiaries to Indemnitees in respect of indemnification and/or exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company’s Charter Documents and the Charter Documents of the Company Subsidiaries. In addition, the Surviving Corporation, from and after the Effective Time, shall promptly (and in any event within a reasonable period) advance any expenses (including legal expenses) of any Indemnitee under this Section 6.10 as incurred, on a non-discretionary basis, to the fullest extent permitted by applicable Law; provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnitee is not entitled to be indemnified pursuant to this Section 6.10. The Surviving Corporation shall reasonably cooperate with the Indemnitee, and the Indemnitee shall reasonably cooperate with the Surviving Corporation, in the defense of any such claim, suit, action, proceeding or investigation; provided, however, that no settlement of any such matter shall be binding on an Indemnitee without such Indemnitee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.
(b)   The Surviving Corporation shall maintain in effect for six (6) years after the Effective Time, the current directors’ and officers’ liability insurance policy(ies) maintained by the Company (provided that the Surviving Corporation may substitute therefor policy(ies) which provide coverage in an amount not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance policy(ies) currently maintained by or for the benefit of the Company) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.10(b) more than an amount equal to two hundred percent (200%) of current annual premiums paid by the Company for such insurance (the “Base Amount”) and, in the event the cost of such coverage shall exceed the Base Amount, the Surviving Corporation shall purchase only as much coverage as reasonably practicable for such Base Amount. The provisions of this Section 6.10 shall be deemed to have been satisfied if prepaid “tail” policy(ies) with the same terms, conditions and coverage as indicated above have been obtained by the Surviving Corporation for purposes of this Section 6.10. The Company shall in good faith cooperate with Parent prior to the Effective Time with respect to the procurement of such “tail” policy(ies), including acquiring such “tail” policy(ies) through an insurance broker designated by Parent and shall not acquire any “tail” policy(ies) without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). If

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prior to the Closing the Company has not acquired such “tail” policy(ies), Parent may purchase such “tail” directors’ and officers’ liability insurance policy(ies). Such Parent-purchased “tail” policy(ies) will provide coverage in an amount not less than the existing coverage and are to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance policy(ies) currently maintained by or for the benefit of the Company with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such “tail” policy(ies) exceed the Base Amount. The Surviving Corporation shall maintain such policy(ies) in full force and effect, and continue to honor the obligations thereunder.
(c)   The provisions of this Section 6.10 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives, and shall not be amended, repealed or otherwise modified in any manner that is adverse to an Indemnitee with respect to acts or omissions occurring at or prior to the Effective Time, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under the Company Charter Documents or the Company Subsidiaries’ Charter Documents. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the purchaser of its assets and properties shall assume the obligations set forth in this Section 6.10. This Section 6.10 shall survive the Effective Time.
6.11   Director and Officer Resignations.   At the written request of Parent, the Company shall use reasonable best efforts to cause to be delivered to Parent resignations executed by such directors and officers of the Company and of the Company Subsidiaries, in each case specified by Parent at least three (3) days prior to the Closing Date, effective upon the Effective Time. For the avoidance of doubt, nothing in this Section 6.11 shall require such directors’ and officers’ resignation from or termination of employment by the Company (if applicable).
6.12   Further Assurances.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Company Subsidiary, on the other, to the extent contemplated by or reasonably incidental to the transactions contemplated by this Agreement) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or their respective Subsidiaries, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent or the Surviving Corporation.
6.13   Financial Statements.   From the date of this Agreement until the Closing Date (or the termination of this Agreement pursuant to Article 8), the Company will provide to Parent as promptly as practicable, but in no event later than the 20th day following the end of the relevant calendar month, the monthly unaudited financial statements of the Company as provided to the Company’s management (including any related notes and schedules thereto), for each of the calendar months ended after the date of this Agreement. If the Closing Date is on or after January 1, 2027, the Company will provide to Parent as promptly as practicable, but in no event later than March 31, 2027, the consolidated audited financial statements, including the financial information of the Company as of December 31, 2026, including the balance sheets, statements of income, statements of comprehensive income, statements of changes in stockholders’ equity and statements of cash flows for the year then ended.
6.14   Notification of Certain Matters.   The Company, on the one hand, and Parent, on the other hand, shall promptly (and in any event within three (3) Business Days after becoming aware of any such breach) notify the other party in writing (a) if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement or (b) if it believes that any event shall have occurred that might reasonably be expected to result, individually or in the aggregate, in a failure of a condition set forth in Article 7 if continuing on the Closing Date; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.14 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or

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Section 7.3 to be satisfied; provided, further, that the delivery of any notice pursuant to this Section 6.14 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.15   Dissolution of 332 Spring.   In accordance with the requirements of Section 14-11-610 of the GBCC and the Charter Documents of 332 Spring, the Company shall (a) adopt and approve the dissolution of 332 Spring (the “332 Spring Dissolution”) by written consent as the sole shareholder of 332 Spring, (b) file, or cause to be filed, a certificate of termination of 332 Spring with the Secretary of State of the State of Georgia with an effective date no later than three (3) Business Days prior to the Closing Date (the “Certificate of Termination”), (c) take all other steps necessary to dissolve and wind up 332 Spring, including the making of any other required filings (together with the Certificate of Termination, the “332 Spring Dissolution Filings”), the discharge of any outstanding liabilities and the distribution to the Company, as the sole shareholder of 332 Spring, of the assets of 332 Spring, and (d) no later than three (3) Business Days prior to the Closing Date, deliver to Parent evidence, in form and substance reasonably acceptable to Parent, of the 332 Spring Dissolution.
6.16   Litigation and Claims.   The Company shall promptly, and in any event within two (2) Business Days, notify Parent in writing of any Proceeding, or of any claim, controversy or contingent liability of which the Company has Knowledge that might reasonably be expected to become the subject of a Proceeding, against the Company or any of the Company’s Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Effect. Each party shall promptly notify the other party in writing of any Proceeding pending or, to such party’s Knowledge, threatened against such party or any of such party’s Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by any party or its Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated by this Agreement. The Company shall consult with Parent regarding, and the Company shall permit Parent to participate at its own expense in, the defense or settlement of any shareholder litigation against the Company and/or its directors or Affiliates relating to the transactions contemplated by this Agreement; and no other such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
6.17   Change of Method.   The parties shall be empowered, upon their mutual written agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Parent and the Company (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (a) alter or change the Merger Consideration received by holders of Company Common Stock in exchange for each share of Company Common Stock or the cash payments received by holders of Company Stock Options, (b) adversely affect the Tax treatment of holders of Company Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of the Company or Parent pursuant to this Agreement, (d) require any additional vote or approval of the holders of Company Common Stock or materially alter the shareholder-approval mechanics contemplated hereby, or (e) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.5.
6.18   Takeover Statutes.   None of Parent, the Company or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.19   Reorganization.   The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute and be adopted as a “plan of

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reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Effective Time, each of Parent and the Company shall use its commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
6.20   Transition; Informational Systems Conversion.   From and after the date hereof, at Parent’s request, the Company will use its commercially reasonable efforts to cooperate with Parent to facilitate the integration of the Company with the business of Parent following consummation of the transactions contemplated hereby, and representatives of the Company shall be available to meet with representatives of Parent on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of the Company and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Parent. Parent shall promptly reimburse the Company on request for any reasonable and documented out-of-pocket fees, expenses or charges that the Company may incur as a result of taking, at the request of Parent, any action prior to the Effective Time to facilitate the Informational Systems Conversion.
6.21   Dividends.   After the date of this Agreement, the Company shall coordinate with Parent the declaration of any dividend in respect of Company Common Stock and the record date and payment date relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, in any quarter with respect to their shares of Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.
6.22   Domain Names.   Reasonably promptly following the date hereof (and in any case prior to the Closing), the Company shall take such actions as are necessary to cause each domain name listed on Section 3.17 of the Company Disclosure Memorandum to be exclusively owned and controlled by the Company as registrant, including carrying out any required domain name or account transfer procedures.
ARTICLE 7
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligations to Effect the Merger.   The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)   Company Shareholder Approval.   This Agreement and the transactions contemplated hereby, including the Merger, shall have been approved by the Company Shareholders by the Requisite Company Shareholder Vote.
(b)   Effectiveness of Registration Statement.   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued (and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn) and, if the transactions contemplated by this Agreement are subject to the securities laws of any state, the Registration Statement shall not be subject to a stop order of any state securities commissioner.
(c)   NYSE Listing.   The shares of Parent Common Stock to be issued pursuant to this Agreement shall have been authorized for listing on NYSE, subject to official notice of issuance.
(d)   Regulatory Approvals.   All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Regulatory Approval shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.
(e)   No Injunctions or Restraints; Illegality.   No Order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation

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of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No Law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated by this Agreement.
7.2   Conditions to Obligation of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction (or waiver in writing by Parent), at or prior to the Effective Time, of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of the Company contained in Sections 3.1(a), 3.2(a), 3.7(b) and 3.29 (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of the Company contained in Section 3.3 (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all respects (except for inaccuracies which would not reasonably be expected to result in additional payments by Parent, the Company or their Affiliates under Article I that are more than $500,000 in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of the Company contained herein (in each case, without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on the Company.
(b)   Performance of Agreements.   The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)   No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
(d)   Officer’s Certificate.   Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company, and otherwise in form and substance reasonably satisfactory to Parent, to the effect that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.
(e)   Dissenters’ Rights.   The holders of no more than five percent (5%) of the aggregate outstanding shares of Company Common Stock shall have properly notified the Company under the Appraisal Statutes that they intend to exercise their dissenters’ rights.
(f)   FIRPTA Certificate.   Parent shall have received from the Company a properly executed Foreign Investment and Real Property Tax Act of 1980 (“FIRPTA”) certificate, which shall state that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, which complies with the requirements of Section 1445 of the Code and the Treasury Regulations thereunder. In addition, simultaneously with delivery of such FIRPTA certificate, the Company shall have provided to Parent, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing.
(g)   Tax Opinion.   Parent shall have received a written opinion of Wachtell, Lipton, Rosen & Katz, tax counsel to Parent (or other counsel as may be reasonably acceptable to the Company and Parent), in form and substance reasonably satisfactory to the Company and Parent, dated as of the

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Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Company and Parent, reasonably satisfactory in form and substance to such counsel.
(h)   322 Spring Dissolution.   Parent shall have timely received from the Company evidence, in form and substance acceptable to Parent, of the 322 Spring Dissolution in accordance with Section 6.15.
7.3   Conditions to Obligation of the Company.   The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver in writing by the Company), at or before the Effective Time, of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Parent contained in Sections 4.1, 4.2(a), 4.7 and 4.10 (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of Parent contained in Section 4.3(a) (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all respects (except for inaccuracies which are de minimis in amount or effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of Parent contained herein shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on Parent.
(b)   Performance of Agreements.   Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)   No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.
(d)   Officer’s Certificate.   The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Parent, and otherwise in form and substance reasonably satisfactory to the Company, to the effect that the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(c) have been satisfied.
(e)   Tax Opinion.   The Company shall have received a written opinion of Alston & Bird LLP, tax counsel to the Company (or other counsel as may be reasonably acceptable to the Company and Parent), in form and substance reasonably satisfactory to the Company and Parent, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Company and Parent, reasonably satisfactory in form and substance to such counsel.
ARTICLE 8
TERMINATION
8.1   Termination.   This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time before the Effective Time, whether before or after the Requisite Company Shareholder Vote has been obtained (except as otherwise noted) as follows:
(a)   by the mutual written consent of Parent and the Company;

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(b)   by Parent or the Company, if any Regulatory Approval shall have been denied by final, non-appealable action by the applicable Governmental Authority and a copy of such denial has been provided to the other party, or an application therefor shall have been permanently withdrawn at the written request of a Governmental Authority and a copy of such request has been provided to the other party; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding representations and warranties) under this Agreement has been the cause of or resulted in the occurrence of such event described in this Section 8.1(b);
(c)   by Parent or the Company if the Requisite Company Shareholder Vote is not obtained at the Company Shareholders’ Meeting or at any adjournment or postponement thereof; provided that the Company may not terminate this Agreement pursuant to this paragraph if it is in breach of its obligations pursuant to Section 6.1 or 6.3;
(d)   by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within thirty (30) days following written notice to the Company, in the case of a termination by Parent, or to Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Outside Date);
(e)   by either Parent or the Company if the Merger shall not have been consummated on or before January 22, 2027 (the “Outside Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement; and
(f)   by Parent, if at any time prior to the receipt of the Requisite Company Shareholder Vote, (i) the Company shall have materially breached its obligations under Section 6.1 or Section 6.3, or (ii) the Company Board shall have failed to make its recommendation in favor of the Merger or shall have made an Adverse Recommendation Change.
8.2   Effect of Termination.   In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, except that (a) the provisions of Section 6.6(b), Section 6.8, this Section 8.2, Section 8.3 and Article 9 shall survive any such termination and abandonment, and (b) notwithstanding anything to the contrary contained in this Agreement, neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its material breach of any provision of this Agreement resulting from fraud or any willful and material breach.
8.3   Termination Fee.
(a)   In recognition of the efforts, expenses and other opportunities forgone by Parent while pursuing the Merger, in the event that:
(i)   this Agreement is terminated by Parent pursuant to Section 8.1(f); or
(ii)   (A) an Acquisition Proposal with respect to the Company shall have been communicated to or otherwise made known to the Company Shareholders, senior management of the Company or the Company Board, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company after the date of this Agreement, (B) (1) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e) (if the Requisite Company Shareholder Vote has not theretofore been obtained), (2) by Parent pursuant to Section 8.1(d) or (3) by Parent or the Company pursuant to Section 8.1(c) and (C) prior to the date that is twelve (12) months after the date of such termination the Company

Annex A-58

consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into any definitive agreement relating to a transaction of a type set forth in the definition of “Acquisition Proposal”;
then, the Company shall pay to Parent, by wire transfer of immediately available funds, a termination fee equal to $3,570,000 (the “Termination Fee”) within two (2) Business Days following the date of such termination; provided that any Termination Fee payable pursuant to Section 8.3(a)(iii) shall be paid on the earlier of the date such transaction is consummated or such definitive agreement is entered into.
(b)   Parent and the Company each agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal (or any reasonably similar successor publication thereto), designated therein as the “prime rate” on the date such payment was due, plus (ii) 100 basis points, together with the costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such suit.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if the Company pays or causes to be paid to Parent the Termination Fee in accordance with Section 8.3(a), the Company (or any successor in interest of the Company) will not have any further obligations or liabilities to Parent with respect to this Agreement or the transactions contemplated by this Agreement, provided that such termination shall not relieve the Company for any and all liabilities and damages incurred or suffered by Parent as a result of the fraud or a willful and material breach of this Agreement by the Company.
ARTICLE 9
MISCELLANEOUS
9.1   Interpretation.
(a)   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation,” and such terms shall not be limited by enumeration or example, unless otherwise expressly specified. Unless the context of this Agreement otherwise requires, any reference in this Agreement to a Law, including any reference to a particular statute, shall refer to any such Law, or particular statute, as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Any reference in this Agreement to “$” shall mean U.S. dollars. An item shall be considered “made available,” “delivered” or “provided” (or terms of similar import) to Parent, to the extent such phrases appear in this Agreement, only if the Company has made a true, correct and complete copy of such document (together with all amendments, supplements or other modifications thereto or waivers thereof) available to Parent in the electronic data room under the project name “TOUCHDOWN” run by Datasite to which Parent and its representatives have access (the “Data Room”) at least three (3) Business Days prior to the date of this Agreement and such document remains available in the Data Room through the Closing;
(b)   As used in this Agreement, the following terms shall have the following respective meanings:
(i)   “Affiliate” means, with respect to a specified Person, any person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person;
(ii)   “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed;
(iii)   “Company’s Knowledge” means the actual knowledge of any of the officers set forth on Section 9.1 of the Company Disclosure Memorandum and the knowledge that such officers would have after due inquiry;

Annex A-59

(iv)   “Governmental Authority” means any governmental, regulatory or administrative body, agency, commission, board or authority, including any Regulatory Agency, or any court or judicial authority, to which a party, by the nature of its activities, is subject, whether international, national, federal, state or local;
(v)   “Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person;
(vi)   “Material Adverse Effect” means, with respect to the Company or Parent, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided that with respect to this clause (i), “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in Laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (F) the impact of the public disclosure of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), or (G) the occurrence of any natural disaster or from any outbreak of any disease or other public health event; except, with respect to subclauses (A), (B), (C) and (G), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to consummate the transactions contemplated by this Agreement by the Outside Date;
(vii)   “Parent’s Knowledge” means the actual knowledge of any of the officers set forth on Section 9.1 of the Parent Disclosure Memorandum and the knowledge that such officers would have after due inquiry;
(viii)   “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature; and
(ix)   “Subsidiary” shall have the meaning ascribed to it in Section 2.2(d) of the BHC Act.
9.2   Expenses.   Each of the parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, and which in the case of the Company, shall be paid at Closing and prior to the Effective Time; provided that all registration, printing and mailing fees associated with the Registration Statement and the Proxy Statement/Prospectus shall be split equally between Parent and the Company.
9.3   Entire Agreement.   Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein), together with the Voting and Support Agreements and the

Annex A-60

other documents and agreements delivered at the Closing pursuant to the provisions hereof, constitute the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto, written or oral.
9.4   Third Party Beneficiaries.   Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than as provided in Section 6.10.
9.5   Amendments.   This Agreement may be amended only by a subsequent writing signed by each of Parent and the Company, whether before or after the Requisite Company Shareholder Vote of this Agreement has been obtained; provided that after any such approval by the Company Shareholders, there shall be made no amendment that requires further approval of Company Shareholders under applicable Law without obtaining such further approval.
9.6   Waiver.
(a)   Prior to or at the Effective Time, Parent shall have the right to waive any default in the performance of any term of this Agreement by the Company, to waive or extend the time for the compliance or fulfillment by the Company of any or all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.
(b)   Prior to or at the Effective Time, the Company shall have the right to waive any default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any or all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of the Company.
(c)   The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
9.7   Assignment
Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported direct or indirect assignment in violation of this Section 9.7 shall be null and void ab initio.
9.8   Notices.   All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, by courier or overnight carrier, or by email (with, in the case of email, confirmation of date and time by the transmitting equipment) to the Persons at the addresses set forth below (or at such other addresses as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Annex A-61

Parent:	United Community Banks, Inc. 200 East Camperdown Way Greenville, South Carolina 29601 Attention: H. Lynn Harton Email: [redacted]
with copies to:	United Community Banks, Inc. 200 East Camperdown Way Greenville, South Carolina 29601 Attention: Melinda Davis Lux Email: [redacted]
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Brandon C. Price Email: [redacted]
the Company:	Peach State Bancshares, Inc. 121 E Butler Parkway Gainesville, Georgia 30501 Attention: Ronald G. Quinn Email: [redacted]
with a copy to:	Alston & Bird LLP 1201 West Peachtree St NE, Suite 4900 Atlanta, Georgia 30309 Attention: Mark Kanaly Email: [redacted]
9.9   Governing Law; Jurisdiction.   Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Georgia. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in the State of Georgia (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.8.
9.10   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Annex A-62

9.11   Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. This Agreement and any other agreement or instrument entered into in connection with this Agreement, as well as any amendments, modifications, supplements or waivers hereto or thereto or hereunder or thereunder, if signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated for all purposes as an original agreement or instrument and shall be considered to have the same binding legal force and effect as if it were the original signed version thereof delivered in person.
9.12   Injunctive Relief; Specific Performance.   The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specific performance of the terms and provisions hereof in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13   Severability.   Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
9.14   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement, if the same would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. 261.2(c) and as identified in 12 C.F.R. 309.5(g)(8)) of a Governmental Authority by any party to this Agreement where such disclosure is prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures, representations, warranties or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.15   No Survival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any schedule or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.15 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or following termination of this Agreement.
[Signatures on following page(s)]

Annex A-63

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officer as of the day and year first above written.
UNITED COMMUNITY BANKS, INC.
By:
/s/ H. Lynn Harton

Name:
H. Lynn Harton

Title:
Chairman, Chief Executive Officer, and President

[Signature Page to Agreement and Plan of Merger]

Annex A-64

PEACH STATE BANCSHARES, INC.
By:
/s/ Ronald G. Quinn

Name:
Ron G. Quinn

Title:
President / Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-65

Annex B — Voting and Support Agreement

Annex B-1

VOTING AND SUPPORT AGREEMENT
THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of April 20, 2026 (the “Agreement Date”), is entered into by and among (i) United Community Banks, Inc., a Georgia corporation (“Parent”) and (ii) each shareholder of Peach State Bancshares, Inc., a Georgia corporation (the “Company”), listed on Exhibit A hereto (collectively, the “Shareholders” and each, a “Shareholder”).
WITNESSETH:
WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented from time to time, the “Merger Agreement”), dated as of the date hereof and to be executed by the Company and Parent concurrently with the execution of this Agreement by the parties hereto, among other things and subject to the terms and conditions set forth therein, the Company will be merged with and into Parent (the “Merger”), with Parent surviving the Merger as the surviving corporation; and
WHEREAS, as a material inducement to and condition of Parent’s willingness to enter into the Merger Agreement, Parent has required that each Shareholder enter into this Agreement, and each Shareholder desires to enter into this Agreement to induce Parent to enter into the Merger Agreement.
NOW, THEREFORE, in consideration of, and as a material inducement to Parent entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by the parties to the Merger Agreement in connection therewith, the parties hereto agree as follows:
1.   Definitions.   Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the Merger Agreement.
2.   Effectiveness and Termination.   The effectiveness of this Agreement is conditioned upon the execution and delivery of the Merger Agreement by the parties thereto. This Agreement may be terminated at any time prior to the consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto. This Agreement shall become effective on the date hereof and automatically terminate upon the earlier to occur of (a) the termination of the Merger Agreement, in accordance with its terms, (b) the Effective Time, or (c) any amendment of the Merger Agreement that decreases the Merger Consideration) ((a) — (c), collectively, the “Support Period”). Upon such termination, no party shall have any further obligations or liabilities hereunder; provided that such termination shall not relieve any party from liability for any willful or other breach of this Agreement prior to such termination.
3.   Voting Agreement.
(a)   Except as expressly set forth in Section 3(d), during the Support Period, each Shareholder irrevocably and unconditionally agrees that at any shareholder meeting of the Company to adopt and approve the Merger Agreement or at any adjournment or postponement thereof, or in any action proposed to be taken by written consent of the shareholders of the Company, such Shareholder shall be present (in person or by proxy) and shall vote (or cause to be voted or acted upon by written consent with respect to) all shares of common stock of the Company, $5.00 par value per share (the “Common Stock”), owned of record or beneficially owned by such Shareholder as of the date hereof, together with any and all shares of Common Stock as to which such Shareholder acquires record or beneficial ownership from time to time after the date hereof (collectively, the “Owned Shares”), in each case that are entitled to vote at such meeting (or be voted or acted upon by written consent), as follows:
(i)   in favor of (A) the adoption and approval of the Merger Agreement and the Merger (including any amendments or modifications of the terms thereof approved by the Board of Directors of the Company and adopted in accordance with the terms of the Merger Agreement), and (B) the approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to adopt and approve the Merger Agreement and such adjournment or postponement is in accordance with the Merger Agreement; and

Annex B-2

(ii)   against (A) any action or agreement proposed by the Company or any shareholder of the Company that would prevent, materially impede or materially delay the consummation of the Merger, and (B) other than the Merger, any proposal that relates to an Acquisition Proposal, without regard to the terms of such proposal.
(b)   Except as expressly permitted pursuant to Section 3(d), each Shareholder further agrees not to vote to rescind or amend in any manner any prior vote or revoke any prior consent, in each case in its capacity as a shareholder of the Company, to adopt or approve the Merger Agreement or the Merger, unless this Agreement shall have been terminated in accordance with its terms.
(c)   Each Shareholder represents and warrants and covenants and agrees that, except for this Agreement, such Shareholder (i) has not entered into, and shall not enter into during the Support Period, any voting or support agreement or voting trust with respect to its Owned Shares and (ii) has not granted, and, except as expressly permitted pursuant to Section 3(d), shall not grant during the Support Period, a proxy, consent or power of attorney with respect to its Owned Shares, except any proxy to carry out the intent of this Agreement.
(d)   Notwithstanding anything in this Agreement to the contrary, in the event of an Adverse Recommendation Change in accordance with and to the extent expressly permitted by Section 6.3(b) of the Merger Agreement, the obligations of the Shareholders set forth in Sections 3(a) and 3(b) of this Agreement shall not apply with respect to the portion of the Owned Shares that are Released Shares. Each Shareholder shall be entitled to vote any of its Released Shares in any manner such Shareholder chooses in its sole discretion. “Released Shares” means, (i) in the aggregate, if the aggregate number of Owned Shares owned by the Shareholders collectively represents more than thirty-five percent (35%) of the total voting power of the Common Stock issued and outstanding as of any applicable record date for a meeting of the Company’s shareholders or for any action proposed to be taken by written consent of the Company’s shareholders, the Owned Shares of the Shareholders, collectively, to the extent exceeding such threshold, and (ii) with respect to each Shareholder, the Released Shares allocable to such Shareholder individually on a pro rata basis (based on the percentage of the aggregate number of Owned Shares owned by each Shareholder as of the applicable record date) out of the aggregate number of Released Shares determined pursuant to clause (i) of this definition. For illustrative purposes only, calculations of the potential Released Shares for each Shareholder, based on the aggregate issued and outstanding shares of Common Stock, aggregate number of Owned Shares and number of Owned Shares owned by each Shareholder, each as of the Agreement Date, are set forth on Exhibit A hereto.
4.   No Solicitation.   Each Shareholder agrees (a) that it shall not, and it shall direct and use its reasonable best efforts to cause its agents and representatives not to, initiate, solicit or knowingly encourage or facilitate inquiries or proposals that relate to any Acquisition Proposal; provided, however, that nothing herein shall prohibit any Shareholder from taking actions in its capacity as a director or officer of the Company, to the extent and under the circumstances such actions are permitted for the Company under the Merger Agreement; and (b) that it shall not initiate any proxy solicitation (other than in favor of the Merger Agreement and the transactions contemplated thereby) or undertake any other efforts against the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement.
5.   Transfer Restrictions Prior to Merger.   Each Shareholder agrees that, until the earlier of (i) the end of the Support Period, (ii) the termination of this Agreement in accordance with its terms or (iii) the receipt of the Requisite Company Shareholder Approval, absent the prior written consent of Parent, it will not, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, deposit into a voting trust, enter into a voting or support agreement or arrangement (other than this Agreement) with respect to, or grant (except as expressly permitted pursuant to Section 3(d)) any proxy, consent or power of attorney (other than this Agreement) with respect to, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of Law or otherwise) or

Annex B-3

otherwise convey or dispose of, any of such Shareholder’s Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (“Transfer”); provided that such Shareholder may Transfer Owned Shares: (i) for estate or tax planning purposes; (ii) to a charitable institution for philanthropic purposes; (iii) pursuant to any trust or will of such Shareholder, or by the Laws of intestate succession; (iv) pursuant to a qualified domestic order or as required by a divorce settlement; or (v) pursuant to any pledge agreement in existence as of the date of this Agreement; provided, however, that a Transfer referred to in clauses (i) through (v) of this sentence shall be permitted only if (as applicable) (x) all of the representations and warranties made by such Shareholder in this Agreement would be true and correct in all material respects upon such Transfer, subject to necessary adjustment as a result of such Transfer and (y) the transferee, prior to the date of Transfer, agrees in a signed writing reasonably satisfactory in form and substance to Parent, to be bound by and comply with the provisions of this Agreement applicable to a Shareholder with respect to such Owned Shares. Following any Transfer of Owned Shares by a Shareholder in accordance with this Section 5, the Owned Shares subject to such Transfer shall no longer constitute Owned Shares of such Shareholder for purposes of this Agreement and shall constitute Owned Shares of such transferee in its capacity as a Shareholder. During the term of this Agreement, the Company shall not register or otherwise recognize the Transfer (book-entry or otherwise) of any Owned Shares or any certificate or uncertificated interest representing any Owned Shares, except as permitted by, and in accordance with, this Section 5. Any Transfer or attempted Transfer in violation of this Section 5 shall be null and void ab initio and of no effect whatsoever.
6.   Cooperation.
(a)   Each Shareholder hereby: (i) authorizes the Company and Parent to publish and disclose in any public announcement or disclosure required by the SEC or by applicable Laws and/or the Proxy Statement/Prospectus (and, if applicable, the Registration Statement), such Shareholder’s identity and ownership of the Owned Shares, the nature of such Shareholder’s obligations under this Agreement and any other information that the Company or Parent reasonably determines is required to be disclosed by the SEC or by applicable Laws in connection with the Merger or the Merger Agreement; (ii) agrees to promptly provide to the Company and Parent any information that the Company or Parent may reasonably require for the preparation of any such disclosure documents; and (iii) agrees to promptly notify the Company and Parent of any required corrections with respect to any information supplied by such Shareholder, if and to the extent that such information shall have become false or misleading in any material respect.
(b)   Each Shareholder agrees to take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further agreements, documents, certificates, instruments, proxies and voting instructions, in order to fulfill such Shareholder’s agreements and obligations contemplated hereby and by the Merger Agreement, including, without limitation, the agreement of such Shareholder to vote such Shareholder’s Owned Shares in accordance with Section 3 hereof.
7.   Shareholder Representations and Warranties.   Each Shareholder represents and warrants to Parent and the Company that:
(a)   such Shareholder has all requisite capacity and authority to enter into and perform its obligations under this Agreement; such Shareholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation; and the trustee of such Shareholder is the duly appointed and acting trustee of such Shareholder and has authority to act on behalf of such Shareholder;
(b)   this Agreement has been duly and validly executed and delivered by the trustee of such Shareholder and, assuming the due authorization, execution and delivery of this Agreement by the Company and Parent, constitutes a valid and legally binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions, and no other action is necessary to authorize the execution and delivery by the trustee of such Shareholder or the performance of such Shareholder’s obligations hereunder;
(c)   the execution and delivery of this Agreement by the trustee of such Shareholder does not, and the performance by such Shareholder of its obligations hereunder and the consummation

Annex B-4

by such Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which such Shareholder is a party or by which such Shareholder is bound, or any statute, rule or regulation to which such Shareholder is subject or the charter, bylaws or other organizational documents of such Shareholder;
(d)   as of the Agreement Date, such Shareholder owns the number of Owned Shares set forth next to such Shareholder’s name on Exhibit A hereto;
(e)   such Shareholder has, and at all times during the term of this Agreement shall have, beneficial ownership of, good and valid title to and full and exclusive power to vote, without restriction or limitation, clear of any and all Liens, claims, proxies, voting trusts, voting or support agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, voting or exercise of any rights of a shareholder in respect of, such Shareholder’s Owned Shares (other than any such shares that are Transferred in the manner permitted by this Agreement) or as expressly permitted pursuant to the terms of Section 3(d));
(f)   as of the Agreement Date, there is no material legal action pending against, or, to the knowledge of such Shareholder, threatened against or affecting such Shareholder that would reasonably be expected to impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis, or that questions the validity of this Agreement or any action taken or to be taken by such Shareholder in connection with this Agreement; and
(g)   other than as set forth in the Merger Agreement, such Shareholder does not have any agreements, arrangements or understandings of any kind with the Company or any other Person (i) with respect to the Transfer or voting of the Owned Shares or the transactions contemplated hereby or (ii) that would conflict with, restrict, limit, violate or interfere with the performance of any of such Shareholder’s covenants and obligations hereunder.
8.   Entire Agreement.   Except as otherwise expressly provided herein, this Agreement (including any documents and instruments referred to herein), together with the Merger Agreement and the other documents and agreements to be delivered pursuant to the provisions of the Merger Agreement, constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior arrangements or understandings with respect thereto, written or oral.
9.   Third Party Beneficiaries.   Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
10.   Assignment.   Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported direct or indirect assignment in violation of this Section 10 shall be null and void ab initio.
11.   Injunctive Relief; Specific Performance.   The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specific performance of the terms and provisions hereof in any federal or state court located in the State of Georgia (the “Chosen Courts”), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Annex B-5

12.   Governing Law; Jurisdiction.   Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Georgia. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Chosen Courts, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.8 of the Merger Agreement; provided that, in the event such service of process is to be made upon a Shareholder, such notice shall be delivered to the address set forth next to such Shareholder’s name on Exhibit A hereto.
13.   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.
14.   Individual Obligations.   This Agreement is binding on each Shareholder that executes this Agreement regardless of whether any other Shareholder(s) also executed this Agreement. The obligations of each Shareholder under this Agreement are several and not joint, and all references to actions to be taken by the Shareholders, or representations and warranties to be made by the Shareholders, under this Agreement refer to actions to be taken or representations and warranties to be made by the Shareholders acting severally and not jointly.
15.   Amendments; Waivers.   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Parent and the applicable Shareholder(s), and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
16.   Interpretation.   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation,” and such terms shall not be limited by enumeration or example, unless otherwise expressly specified. Unless the context of this Agreement otherwise requires, any reference in this Agreement to a Law shall refer to any such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Any reference in this Agreement to “$” shall mean U.S. dollars.
17.   Capacity as Shareholder.   This Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of the Company and shall not apply in any manner to any Shareholder or the trustee of any Shareholder in any capacity as a director or officer of the Company or the Company Subsidiaries or in any other capacity (including, for the avoidance of doubt, any

Annex B-6

obligations owed by such Shareholder in his, her or its capacity as a director or officer). Nothing contained in this Agreement shall be deemed to apply to, conflict with or limit in any manner the obligations of any Shareholder, or the trustee of any Shareholder in such Shareholder’s capacity as a director or officer of the Company or any Company Subsidiary, to comply with his, her or its fiduciary duties as a director or officer of the Company or any Company Subsidiary, if applicable. Accordingly, no action taken (or omitted to be taken) by any Shareholder, or the trustee of any Shareholder, in such individual’s or entity’s capacity as a director or officer of the Company or any Company Subsidiary shall be deemed to constitute a breach of this Agreement, and this Agreement shall not limit or affect any such actions.
18.   Prevailing Party.   In any action between or among any of the parties hereto brought pursuant to the terms of this Agreement and seeking enforcement of any of the terms and provisions of this Agreement, the prevailing party(ies) in such action shall be awarded, in addition to damages, injunctive or other relief as determined by the Chosen Court, its reasonable and documented costs and expenses incurred in connection with such action, including reasonable attorneys’ fees and expenses as determined by the Chosen Court.
19.   Headings.   The headings appearing in this Agreement have been inserted for purposes of convenience of reference only and shall not affect the meaning of, or be given any force or effect in the construction or interpretation of, this Agreement.
20.   Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. This Agreement and any other agreement or instrument entered into in connection with this Agreement, as well as any amendments, modifications, supplements or waivers hereto or thereto or hereunder or thereunder, if signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated for all purposes as an original agreement or instrument and shall be considered to have the same binding legal force and effect as if it were the original signed version thereof delivered in person.
[Signatures on following page(s)]

Annex B-7

IN WITNESS WHEREOF, the parties have executed this Voting and Support Agreement as of the day and year first above written.
UNITED COMMUNITY BANKS, INC.
By:
/s/ H. Lynn Harton

Name:
H. Lynn Harton

Title:
Chairman, Chief Executive Officer, and President

[Signature Page to Voting and Support Agreement]

Annex B-8

SHAREHOLDER:
By:
/s/ Charles W. Blair, Jr.

Name:
Charles W. Blair, Jr.

Title:
Executive Vice President and Chief Financial Officer

SHAREHOLDER:
By:
/s/ C. Andrew Fuller

Name:
C. Andrew Fuller

Title:
Director

SHAREHOLDER:
By:
/s/ Clifton Hastings

Name:
Clifton Hastings

Title:
Director

SHAREHOLDER:
By:
/s/ Joe M. Hatfield

Name:
Joe M. Hatfield

Title:
Director

SHAREHOLDER:
By:
/s/ Wesley E. Martin

Name:
Wesley E. Martin

Title:
Director

SHAREHOLDER:
By:
/s/ Steve McKibbon

Name:
Steve McKibbon

Title:
Director

SHAREHOLDER:
By:
/s/ Nancy Norton

Name:
Nancy Norton

Title:
Director

SHAREHOLDER:
By:
/s/ Ricky Presley

Name:
Ricky Presley

Title:
Director

SHAREHOLDER:
By:
/s/ Ronald G. Quinn

Name:
Ron G. Quinn

Title:
President and Chief Executive Officer

[Signature Page to Voting and Support Agreement]

Annex B-9

SHAREHOLDER:
By:
/s/ Stewart Teaver

Name:
Stewart Teaver

Title:
Director

SHAREHOLDER:
By:
/s/ Tracy Vardeman

Name:
Tracy Vardeman

Title:
Director

SHAREHOLDER:
By:
/s/ Gina Rider

Name:
Gina Rider

Title:
Executive Vice President

SHAREHOLDER:
By:
/s/ Terry Baker

Name:
Terry Baker

Title:
Executive Vice President

SHAREHOLDER:
By:
/s/ Andy Stewart

Name:
Andy Stewart

Title:
Executive Vice President

[Signature Page to Voting and Support Agreement]

Annex B-10

Exhibit A
Shareholders
Name	Address (Including Email)	Owned Shares	Illustrative Released Shares15
C. Andrew Fuller	[redacted]	58,182	8,363
Clifton Hastings	[redacted]	73,300	10,536
Joe M. Hatfield	[redacted]	116,182	16,700
Wesley E. Martin	[redacted]	124,432	17,886
Steve McKibbon	[redacted]	313,456	45,058
Ron G. Quinn	[redacted]	37,681	5,416
Stewart Teaver	[redacted]	425,115	61,109
Ricky Presley	[redacted]	33,000	4,743
Nancy Norton	[redacted]	6,200	891
Tracy Vardeman	[redacted]	3,200	459
Charles W. Blair, Jr.	[redacted]	11,000	1,581
Terry Baker	[redacted]	19,548	2,809
Gina Rider	[redacted]	1,100	158
Andy Stewart	[redacted]	4,100	589

15
This column is for illustrative purposes only and assumes 3,000,542 shares of Common Stock issued and outstanding. The number of potential Released Shares for each Shareholder may change in the event the number of Owned Shares owned by any Shareholder and/or the total number of issued and outstanding shares of Common Stock changes following the Agreement Date.

Annex B-11

Annex C — Opinion of Piper Sandler & Co.

Annex C-1

April 20, 2026
Board of Directors
Peach State Bancshares, Inc.
121 E E Butler Parkway
Gainesville, GA 30501
Ladies and Gentlemen:
Peach State Bancshares, Inc. (the “Company”) and United Community Banks, Inc. (“Parent”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Company will, on the terms and subject to the conditions set forth in the Agreement, merge with and into Parent with Parent as the surviving company (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of Company Common Stock (except for certain shares excluded in the Agreement) shall be converted into, as provided in and subject to the limitations set forth in the Agreement, the right to receive, at the election of the holder thereof, either (i) $31.75 in cash (the “Cash Consideration”), or (ii) 0.8978 shares of Parent Common Stock (the “Stock Consideration”). The Agreement provides, generally, that fifty percent (50%) of the shares of Company Common Stock issued and outstanding immediately prior to Effective Date shall be converted into the Cash Consideration and the remaining shares of Company Common Stock shall be converted into the Stock Consideration. The Cash Consideration and the Stock Consideration are collectively referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated April 18, 2026; (ii) certain publicly available financial statements and other historical financial information of the Company and its banking subsidiary, Peach State Bank & Trust, that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) preliminary financial information for Parent for the quarter ended March 31, 2026, as provided by the senior management of Parent; (v) certain internal financial projections for the Company for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of the Company; (vi) publicly available mean analyst estimates for Parent for the years ending December 31, 2026 and December 31, 2027, as adjusted by the senior management of Parent, as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2028 through December 31, 2030 and estimated dividends per share for Parent for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of Parent and confirmed for use in Piper Sandler’s analyses by the senior management of the Company; (vii) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of Parent and confirmed for use in Piper Sandler’s analyses by the senior management of the Company; (viii) the publicly reported historical price and trading activity for Parent Common Stock, including a comparison of certain stock trading information for Parent Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (ix) a comparison of certain financial and market information for the Company and Parent with similar financial institutions for which information is publicly available; (x) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members

Annex C-2

of the senior management of the Company and its representatives the business, financial condition, results of operations and prospects of the Company and held similar discussions with certain members of the senior management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, Parent or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of the Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Parent, nor were we furnished with any such evaluations or appraisals. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of the Company or Parent. We did not make an independent evaluation of the adequacy of the allowance for credit losses of the Company or Parent, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to the Company or Parent. We have assumed, with your consent, that the respective allowances for credit losses for both the Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used certain internal financial projections for the Company for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of the Company. In addition, Piper Sandler used publicly available mean analyst estimates for Parent for the years ending December 31, 2026 and December 31, 2027, as adjusted by the senior management of Parent, as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2028 through December 31, 2030 and estimated dividends per share for Parent for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of Parent and confirmed for use in Piper Sandler’s analyses by the senior management of the Company. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of Parent and confirmed for use in Piper Sandler’s analyses by the senior management of the Company. With respect to the foregoing information, the senior management of the Company confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of senior management as to the future financial performance of the Company and Parent, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in the Company’s or Parent’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that the Company and Parent will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that the Company has

Annex C-3

received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.
We have acted as the Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler on the day of closing of the Merger. The Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to the Company in the two years preceding the date hereof. Piper Sandler did not provide any investment banking services to Parent in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of the Company, Parent and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of the Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of the Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of the Company, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement/Prospectus and the Registration Statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.
Very truly yours,

Annex C-4

Annex D — Georgia Business Corporation Code, Title 14. Corporations, Partnerships, and Associations, Chapter 2. Business Corporations, Article 13. Dissenters’ Rights

Annex D-1

GEORGIA BUSINESS CORPORATION CODE
TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS, CHAPTER 2. BUSINESS CORPORATIONS, ARTICLE 13. DISSENTERS’ RIGHTS
PART 1
Right to Dissent and Obtain Payment for Shares
14-2-1301. Definitions.
As used in this article, the term:
(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.
(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.
(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.
(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.
(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(8) “Shareholder” means the record shareholder or the beneficial shareholder.
14-2-1302. Right to dissent.
(a)   A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:
(1)
Consummation of a plan of merger to which the corporation is a party:

(A)
If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

a.
The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

b.
Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

c.
The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to

Annex D-2

the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or
(B)
If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)
Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3)
Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4)
An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604;

(5)
Consummation of an action described in subsection (a) or (b) of Code Section 14-2-1805;

(6)
Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, the bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

(7)
Consummation of a division, as defined in Code Section 33-14-120, to which the corporation is a party, provided any such appraisal is subject to the limitations of Code Section 33-14-127.

(b)   A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.
(c)   Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:
(1)
In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A)
Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(B)
Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

(2)
The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

Annex D-3

14-2-1303. Dissent by nominees and beneficial owners.
A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
PART 2
Procedure for Exercise of Dissenters’ Rights
14-2-1320. Notice of dissenters’ rights.
(a)
If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)
If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321. Notice of intent to demand payment.
(a)
If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1)
Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)
Must not vote his shares in favor of the proposed action.

(b)
A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322. Dissenters’ notice.
(a)
If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)
The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1)
State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)
Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)
Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)
Be accompanied by a copy of this article.

14-2-1323. Duty to demand payment.
(a)
A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

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(b)
A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)
A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

14-2-1324. Share restrictions.
(a)
The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)
The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325. Offer of payment.
(a)
Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)
The offer of payment must be accompanied by:

(1)
The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)
A statement of the corporation’s estimate of the fair value of the shares;

(3)
An explanation of how the interest was calculated;

(4)
A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5)
A copy of this article.

(c)
If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. Failure to take action.
(a)
If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)
If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.
(a)
A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)
The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

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(2)
The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)
A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)
If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)
The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)
The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3
Judicial Appraisal of Shares
14-2-1330. Court action.
(a)
If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)
The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)
The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)
The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e)
Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331. Court costs and counsel fees.
(a)
The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The

Annex D-6

court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.
(b)
The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)
Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)
Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)
If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332. Limitation of actions.
No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

Annex D-7

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
United’s articles of incorporation, as amended, provide that no director of United shall be personally liable to United or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code. United’s bylaws require it to indemnify its directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorneys’ fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein. In addition, United’s bylaws require it to indemnify its directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in its favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein. However, United will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to United, unless so ordered by the court in which the legal action or proceeding is brought. A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the board of directors of United, (2) United’s legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (3) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee, or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her. As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of United, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions, or (4) for any transaction from which the director received an improper benefit. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to United’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, United has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. United’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.
Item 21.   Exhibits and Financial Statement Schedules
Exhibit Index
Exhibit Number	Description
2.1#	Agreement and Plan of Merger, dated as of April 20, 2026, by and between United Community Banks, Inc. and Peach State Bancshares, Inc.
3.1	Restated Articles of Incorporation of United Community Banks, Inc., as amended through August 13, 2021 (incorporated by reference to Exhibit 3.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2021, filed with the SEC on November 5, 2021).
3.2	Amended and Restated Bylaws of United Community Banks, Inc., as amended (incorporated by reference to Exhibit 3.2 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the SEC on May 11, 2015).
4.1	Description of Registrant’s Common Stock, $1.00 par value (incorporated herein by reference to Exhibit 4.1 to United Community Banks, Inc.’s Annual Report on Form 10-K, filed with the SEC on February 27, 2025).
4.2	United Community Banks, Inc. will furnish, upon request, copies of all instruments defining the rights of holders of long-term debt instruments of the registrant and its consolidated subsidiaries.
5.1*	Opinion of Squire Patton Boggs (US) LLP.

Exhibit Number	Description
8.1*	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters.
8.2*	Opinion of Alston & Bird LLP regarding certain tax matters.
21.1	Subsidiaries of United Community Banks, Inc. (incorporated by reference to Exhibit 21 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 17, 2026).
23.1*	Consent of Squire Patton Boggs (US) LLP(included in Exhibit 5.1).
23.2*	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).
23.3*	Consent of Alston & Bird LLP (included in Exhibit 8.2).
23.4	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included on the signature page).
99.1	Consent of Piper Sandler & Co.
99.2*	Form of Proxy Card for Special Meeting of Peach State Bancshares, Inc.
99.3	Voting and Support Agreement, dated as of April 20, 2026, by and among United Community Banks, Inc. and the shareholders of Peach State Bancshares, Inc. listed on Exhibit A thereto.
107	Filing Fee Table.

*
To be filed by amendment.

#
Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. United hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC; provided, that United may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on

Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)
The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and (iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)
That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(11)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities

Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, United Community Banks, Inc., the registrant, has duly caused this registration statement to be signed on its behalf by the undersigned, in Greenville, South Carolina on May 28, 2026.
UNITED COMMUNITY BANKS, INC.
By:
/s/ H. Lynn Harton

H. Lynn Harton
Chairman, President, and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
SIGNATURES
Know all men by these presents, that each person whose signature appears below constitutes and appoints H. Lynn Harton and Jefferson L. Harralson, or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of United and in the capacities set forth and on the 28th day of May, 2026.
Signature	Title
/s/ H. Lynn Harton H. Lynn Harton	Chairman, President, and Chief Executive Officer (Principal Executive Officer)
/s/ Jefferson L. Harralson Jefferson L. Harralson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Alan H. Kumler Alan H. Kumler	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)
/s/ Thomas A. Richlovsky Thomas A. Richlovsky	Lead Independent Director
/s/ Jennifer M. Bazante Jennifer M. Bazante	Director
/s/ George Bell George Bell	Director
/s/ James P. Clements James P. Clements	Director
/s/ Kenneth L. Daniels Kenneth L. Daniels	Director
/s/ Sally Pope Davis Sally Pope Davis	Director
/s/ Lance F. Drummond Lance F. Drummond	Director
/s/ John M. James John M. James	Director
/s/ Jennifer Mann Jennifer Mann	Director

Signature	Title
/s/ Tim Wallis Tim Wallis	Director
/s/ David H. Wilkins David H. Wilkins	Director